UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Taubman Centers, Inc.

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TAUBMAN CENTERS, INC.

Notice of 2010 Annual Meeting of Shareholders

To be held May 21, 2010

To the Shareholders of Taubman Centers, Inc.:

The 2010 annual meeting of shareholders of Taubman Centers, Inc. (the “Company”) will be held on Friday, May 21, 2010, at The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan 48009, at 11:00 a.m., Eastern time, for the following purposes:

1.	To elect three directors named in the accompanying proxy statement to serve until the annual meeting of shareholders in 2013;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010;

3.	To approve an amendment to the 2008 Omnibus Long-Term Incentive Plan; and

4.	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 24, 2010 as the record date for determining the shareholders that are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the annual meeting.

We have elected again to furnish proxy materials to you primarily through the Internet, which expedites your receipt of materials, significantly lowers our costs and conserves natural resources. On or about April 6, 2010, we mailed to our shareholders of record (other than shareholders who previously requested e-mail or paper delivery of proxy materials) a notice containing instructions on how to access our 2010 proxy statement and 2009 annual report through the Internet and how to vote through the Internet. The notice also included instructions on how to receive such materials, at no charge, by paper delivery (along with a proxy card) or by e-mail. Beneficial owners received a similar notice from their broker, bank or other nominee. Please do not mail in the notice, as it is not intended to serve as a voting instrument. Notwithstanding anything to the contrary, the Company may send certain shareholders of record a full set of proxy materials by paper delivery instead of the notice or in addition to sending the notice.

If you elected to receive the proxy materials by paper delivery, the annual report, proxy statement (together with the notice of annual meeting), and proxy card or voting instruction card were enclosed. You can elect to receive future proxy materials by e-mail at no charge instead of receiving these materials by paper delivery by voting using the Internet and, when prompted, indicate you agree to receive or access shareholder communications electronically in future years.

By Order of the Board of Directors

Robert S. Taubman,
Chairman of the Board, President and Chief Executive Officer

Bloomfield Hills, Michigan
March 31, 2010

Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote promptly to save us the expense of additional solicitation. If you attend the annual meeting, you may revoke your proxy in accordance with the procedures set forth in the proxy statement and vote in person.

TAUBMAN CENTERS, INC.
200 East Long Lake Road, Suite 300
Bloomfield Hills, Michigan 48304-2324

Proxy Statement for 2010 Annual Meeting of Shareholders

References in this proxy statement to the “Company” mean Taubman Centers, Inc. and/or one or more subsidiaries, including, but not limited to, The Taubman Realty Group Limited Partnership (“TRG”), the Company’s majority-owned subsidiary partnership through which the Company owns interests in shopping centers, and The Taubman Company LLC (the “Manager”), which is approximately 99% beneficially owned by TRG and provides property management, leasing, development and other administrative services to, among others, the Company and its shopping centers. The Manager employs all U.S. employees of the Company and assists in all employee compensation matters.

This proxy statement contains information regarding the annual meeting of shareholders of Taubman Centers, Inc. to be held at 11:00 a.m., Eastern time, on Friday, May 21, 2010 at The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan 48009. The Company’s Board of Directors (the “Board”) is soliciting proxies for use at the 2010 annual meeting and at any adjournment or postponement of such meeting. On or about April 6, 2010, the Company mailed to its shareholders of record (other than shareholders who previously requested e-mail or paper delivery of proxy materials) a notice (the “Notice”) containing instructions on how to access this proxy statement and the 2009 annual report through the Internet. Beneficial owners received a similar notice from their broker, bank or other nominee. In addition, on or about April 6, 2010, the Company and brokers, banks and other nominees began mailing or e-mailing the proxy materials to shareholders of record who previously requested such delivery. Notwithstanding anything to the contrary in this proxy statement, the Company may send certain shareholders of record a full set of proxy materials by paper delivery instead of the Notice or in addition to sending the Notice.

About the Meeting

What is the purpose of the 2010 annual meeting of shareholders?

At the 2010 annual meeting of shareholders, holders of the Company’s common stock (the “common stock”) and Series B Non-Participating Convertible Preferred Stock (the “Series B Preferred Stock” and, together with the common stock, the “Voting Stock”) will act upon the matters outlined in the accompanying notice of meeting, including the election of three directors named in this proxy statement to serve until the annual meeting of shareholders in 2013, the ratification of the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year ending December 31, 2010, and the approval of an amendment to the 2008 Omnibus Long-Term Incentive Plan (the “2008 Omnibus Plan”).

In addition, management will report on the performance of the Company and will respond to appropriate questions from shareholders. The Company expects that representatives of KPMG will be present at the annual meeting and will be available to respond to appropriate questions. Such representatives will also have an opportunity to make a statement.

Who is entitled to vote?

Only record holders of Voting Stock at the close of business on the record date of March 24, 2010 are entitled to receive notice of the annual meeting and to vote those shares of Voting Stock that they held on the record date. Each outstanding share of Voting Stock is entitled to one vote on each matter to be voted upon at the annual meeting.

What counts as Voting Stock?

The Company’s common stock and Series B Preferred Stock vote together as a single class and constitute the voting stock of the Company. The Company’s 8% Series G Cumulative Redeemable Preferred Stock and 7.625% Series H Cumulative Redeemable Preferred Stock (collectively, the “Non-Voting Preferred Stock”) do not entitle their holders to vote at the annual meeting. No other shares of the Company’s capital stock other than the Voting Stock and the Non-Voting Preferred Stock are outstanding, although the Company has authorized the issuance of shares of an additional series of preferred stock subject to the exercise of conversion rights granted to certain holders of preferred equity in TRG.

What is the Series B Preferred Stock?

The Series B Preferred Stock was first issued in late 1998 and is currently held by partners in TRG other than the Company. Only TRG partners can acquire shares of Series B Preferred Stock; for nominal consideration, TRG partners can acquire such number of shares of Series B Preferred Stock equal to the number of units of limited partnership in TRG (“TRG units”) that they hold. If a TRG partner tenders its TRG units for common stock under the Company’s Continuing Offer (described herein), it is required to redeem an equal number of shares of Series B Preferred Stock. If a TRG partner exercises options to acquire TRG units and elects to hold TRG units, such partner may also acquire an equal number of Series B shares. As of the date hereof, Messrs. Robert Taubman and William Taubman are the only TRG partners who are also employees. All other employees are not TRG partners and upon their exercise of options to acquire TRG units, the TRG units are automatically converted to shares of common stock under the Continuing Offer.

The Series B Preferred Stock entitles its holders to one vote per share on all matters submitted to the Company’s shareholders and votes together with the common stock on all matters as a single class. In addition, the holders of Series B Preferred Stock (as a separate class) are entitled to nominate up to four individuals for election as directors. The number of individuals the holders of the Series B Preferred Stock may nominate in any given year is reduced by the number of directors nominated by such holders in prior years whose terms are not expiring. Three current directors whose terms are not expiring, Mr. Robert Taubman, Ms. Lisa Payne and Mr. William Taubman, were nominated by the holders of the Series B Preferred Stock. The holders of Series B Preferred Stock are entitled to nominate one more individual for election as a director of the Company, but they have chosen not to do so with respect to this annual meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Voting Stock outstanding on the record date will constitute a quorum for all purposes. As of the record date, 80,753,495 shares of Voting Stock were outstanding, consisting of 54,425,169 shares of common stock and 26,328,326 shares of Series B Preferred Stock. Proxies marked with abstentions or instructions to withhold votes, as well as broker non-votes (defined below), will be counted as present in determining whether or not there is a quorum.

What is the difference between holding shares as a shareholder of record and a beneficial owner?

Shareholders of Record.  If your shares are registered directly in your name with the Company’s transfer agent, BNY Mellon Shareowner Services, you are considered the shareholder of record with respect to those shares, and the applicable proxy materials are being sent directly to you by Broadridge Investor Communications Solutions on behalf of the Company. As the shareholder of record, you have the right to grant your voting proxy directly to the Company through a proxy card, through the Internet or by telephone or to vote in person at the annual meeting.

Beneficial Owners.  Many of the Company’s shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares, and the applicable proxy materials are being forwarded to you by your broker, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. Your broker, bank or nominee has enclosed voting instructions for you to use in directing the broker, bank or nominee on how to vote your shares. Since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you obtain a proxy from your broker, bank or nominee and bring such proxy to the annual meeting.

Why did many shareholders receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

The Company has elected again to furnish proxy materials to you primarily through the Internet, which expedites the receipt of materials, significantly lowers our costs and conserves natural resources. If you received the Notice containing instructions on how to access this proxy statement and the 2009 annual report through the Internet, please do not mail in the Notice, as it is not intended to serve as a voting instrument.

How can I access the Company’s proxy materials and other reports filed with the SEC?

The Company’s website, www.taubman.com, under the Investing—SEC Filings tab provides access, free of charge, to SEC reports as soon as reasonably practicable after the Company electronically files such reports with, or furnishes such reports to, the SEC, including proxy materials, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports. Further, you can view these documents on a website maintained by the SEC at www.sec.gov.

As noted above, most shareholders will receive a Notice with instructions on how to view the proxy materials through the Internet (at www.proxyvote.com). The Notice includes a control number that must be entered on the Internet in order to view the proxy materials. The Notice also describes how to receive the proxy materials by paper delivery or e-mail. You can elect to receive future proxy materials by e-mail at no charge by voting using the Internet and, when prompted, indicate you agree to receive or access shareholder communications electronically in future years. If you would like additional paper copies without charge, please send a written request to the Company’s executive offices: Taubman Centers Investor Services, 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324. If you received the proxy materials by paper delivery, you can also view this proxy statement and the 2009 annual report through the Internet by accessing the Company’s website, www.taubman.com under Investing—Proxy Statements and Investing—Annual Reports.

The references to the website addresses of the Company and the SEC in this proxy statement are not intended to function as a hyperlink and, except as specified herein, the information contained on such websites are not part of this proxy statement.

May I vote my shares in person at the annual meeting?

Even if you plan to be present at the meeting, the Company encourages you to vote your shares prior to the meeting.

Shareholders of Record.  If you are a shareholder of record and attend the annual meeting, you may deliver your completed proxy card or vote by ballot.

Beneficial Owners.  If you hold your shares through a broker, bank or other nominee and want to vote such shares in person at the annual meeting, you must obtain a proxy from your broker, bank or other nominee giving you the power to vote such shares and bring such proxy to the annual meeting.

Can I vote my shares without attending the annual meeting?

By Mail.  If you received your annual meeting materials by paper delivery, you may vote by completing, signing and returning the enclosed proxy card or voting instruction card. Please do not mail in the Notice, as it is not intended to serve as a voting instrument.

By telephone.  If you received your annual meeting materials by paper delivery, you may vote by telephone as indicated on your enclosed proxy card or voting instruction card.

Through the Internet.  You may vote through the Internet as instructed on your Notice, proxy card, voting instruction card, or e-mail notification. In order to vote through the Internet, you must enter the control number that was provided on your Notice, proxy card, voting instruction card, or e-mail notification. The control number can be found on your Notice, proxy card, voting instruction card, or e-mail notification, depending on which type of notification you received. If you do not have any of these materials and are a shareholder of record, you may contact Taubman Centers Investor Services (248-258-7367) to request a proxy card (which will include your control number) to be mailed to your address on record or an e-mail with your control number to be sent to your e-mail address on record. If you do not have any of these materials and are a beneficial owner, you must contact your broker, bank or other nominee to obtain your control number.

Can I change my vote?

Shareholders of Record.  You may change your voting instructions at any time prior to the vote at the annual meeting. You may enter a new vote by mailing a new proxy card bearing a later date, through the Internet, by telephone, or by attending the annual meeting in person. Your attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request and file the proper documentation with the Secretary of the Company. You may also revoke your proxy at any time by delivering a later-dated written revocation to the Secretary of the Company.

Beneficial Owners.  If you hold your shares through a broker, bank or other nominee, you should contact such person prior to the time such voting instructions are exercised.

What if I beneficially own shares through the Company’s 401(k) Plan?

Your proxy will serve to instruct the trustee of the 401(k) Plan how to vote your shares. If no direction is given to the trustee, the trustee will vote your shares held in the plan in the same proportion as votes received from other participants in the plan. To allow sufficient time for the trustee to vote your shares, your proxy must be received by 11:59 p.m. Eastern time on May 18, 2010. If you would like to revoke or change your voting instructions, you must do so by 11:59 p.m. Eastern time on May 18, 2010.

What does it mean if I receive more than one Notice, proxy card or voting instruction card?

If you receive more than one Notice, proxy card or voting instruction card, it means that you have multiple accounts with banks, brokers, other nominees and/or the Company’s transfer agent. Please take action with respect to each Notice, proxy card and voting instruction card that you receive. The Company recommends that you contact such persons to consolidate as many accounts as possible under the same name and address.

What if I do not vote for some of the proposals?

Shareholders of Record.  Proxies that are properly executed without voting instructions on certain matters will be voted in accordance with the recommendations of the Board on such matters. With respect to any matter not set forth on the proxy that properly comes before the annual meeting, the proxy holders named therein will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

Beneficial Owners.  If you hold your shares in street name through a broker, bank or other nominee and do not provide voting instructions for any or all matters, such nominee will determine if it has the discretionary authority to vote your shares. Under applicable law and New York Stock Exchange (“NYSE”) rules and regulations, brokers have the discretion to vote on routine matters, such as the ratification of the appointment of the Company’s independent registered public accounting firm, but do not have discretion to vote on non-routine matters. Effective January 1, 2010, NYSE and SEC rule changes no longer permit a bank, broker or nominee to vote on behalf of beneficial owners with respect to uncontested elections of directors if you do not instruct your bank, broker or nominee on how to vote your shares in the manner set forth on your voting instruction card. In addition, the Company believes that the approval of the amendment to the 2008 Omnibus Plan will also be considered a non-routine matter. If you do not provide voting instructions, your shares will be considered “broker non-votes” with regard to the non-routine proposals because the broker will not have discretionary authority to vote thereon. Therefore, in particular, it is very important for you to vote your shares for the election of directors and the approval of the amendment to the 2008 Omnibus Plan.

What are the Board’s recommendations?

The Board recommends a vote:

Proposal 1 – FOR the re-election of the nominated slate of three directors.

Proposal 2 – FOR the ratification of KPMG as the Company’s independent registered public accounting firm for 2010.

Proposal 3 – FOR the approval of the amendment to the 2008 Omnibus Plan.

What vote is required to approve each item?

Proposal 1 – Election of Directors.  The three nominees who receive the most votes cast at the annual meeting will be elected as directors. The slate of nominees discussed in this proxy statement consists of three directors, Messrs. Jerome Chazen, Craig Hatkoff and Ronald Tysoe, whose terms are expiring. Withheld votes and broker non-votes will have no effect on the outcome of the vote.

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm.  The affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date will be necessary to ratify the Audit Committee’s appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2010. Abstentions will have the same effect as a vote against the matter. Although shareholder ratification of the appointment is not required by law and is not binding on the Company, the Audit Committee will take the appointment under advisement if such appointment is not so ratified.

Proposal 3 – Approval of Amendment to 2008 Omnibus Plan.  The affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date will be necessary to approve the amendment to the 2008 Omnibus Plan. Abstentions and broker non-votes will have the same effect as a vote against the matter.

Other Matters.  If any other matter is properly submitted to the shareholders at the annual meeting, its adoption will require the affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date. The Board does not propose to conduct any business at the annual meeting other than as stated above.

Is a registered list of shareholders available?

The names of shareholders of record entitled to vote at the annual meeting will be available to shareholders entitled to vote at the meeting on Friday, May 21, 2010 at The Townsend Hotel for any purpose reasonably relevant to the meeting.

How do I find out the voting results?

Preliminary voting results will be announced at the annual meeting. In accordance with recent rules enacted by the SEC, the Company will publish the final voting results in a current report on Form 8-K within four business days of the annual meeting.

Security Ownership of Certain Beneficial Owners and Management

Ownership Table

The following table sets forth information regarding the beneficial ownership of the Company’s equity securities as of March 24, 2010 by each of the directors and named executive officers and all of the directors and executive officers as a group. The following table also sets forth information regarding the beneficial ownership of the Company’s Voting Stock by beneficial owners of more than 5% of either class of the Company’s Voting Stock. Each share of common stock and Series B Preferred Stock is entitled to one vote on each matter to be voted upon. The share information set forth in the table below (both numbers of shares and percentages) reflects ownership of common stock and Series B Preferred Stock in aggregate. The notes to the table include information regarding Series B Preferred Stock holdings of Messrs. Robert Taubman, William Taubman and A. Alfred Taubman. The notes also include the percentage ownership of the shares of common stock and/or Series B Preferred Stock on a separate basis to the extent the holder’s ownership of such class represents greater than 1% of the outstanding shares. Further, the notes to the table include shares of the Company’s Non-Voting Preferred Stock held by directors or executive officers, including the percentage ownership of the Non-Voting Preferred Stock on a separate basis to the extent the holder’s ownership of such class represents greater than 1% of the outstanding shares. Unless otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the shares listed below.

		Number of Shares Which Can Be Acquired Within 60 Days of Record Date		Number of
	Number of Shares	Upon Exercise of	Held in	Shares
Directors, Executive Officers and	Owned Directly or	Options Exercisable	Deferral	Beneficially		Percent of
More Than 5% Shareholders (1)	Indirectly	Within 60 Days	Plans (2)	Owned		Shares

Robert S. Taubman	1,963,788	284,711	871,262	3,119,761	(3)	3.8
William S. Taubman	1,903,951	157,437	—	2,061,388	(4)	2.5
Lisa A. Payne	127,512	127,411	—	254,923	(5)	*
Morgan B. Parker	—	—	—	—		*
David T. Weinert	10,683	77,967	—	88,650		*
Stephen J. Kieras	13,213	265,486	—	278,699		*
Graham T. Allison	2,809	—	10,211	13,020		*
Jerome A. Chazen	60,000	—	11,955	71,955	(6)	*
Craig M. Hatkoff	8,019	—	—	8,019		*
Peter Karmanos, Jr.	50,000	—	10,211	60,211		*
William U. Parfet	12,645	—	9,605	22,250		*
Ronald W. Tysoe	—	—	4,322	4,322		*
A. Alfred Taubman	22,963,212	—	—	22,963,212	(7)	28.4
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,730,163	—	—	4,730,163	(8)	5.9
Nomura Asset Management Co., Ltd. 1-12-1, Nihonbashi, Chuo-ku Tokyo, Japan 103-8260	3,977,695	—	—	3,977,695	(9)	4.9
Brookfield Investment Management Inc. Three World Financial Center 200 Vesey Street New York, NY 10281	3,683,992	—	—	3,683,992	(10)	4.6
Heitman Real Estate Securities LLC. 191 North Wacker Drive, Suite 2500 Chicago, IL 60606	3,616,681	—	—	3,616,681	(11)	4.5
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	3,344,549	—	—	3,344,549	(12)	4.1
Davis Selected Advisers, L.P. 2949 East Elvira Road, Suite 101 Tuscon, AZ 85756	3,168,080	—	—	3,168,080	(13)	3.9
Deutsche Bank AG. Theodor-Heuss-Allee 70 60468 Frankfurt am Main Federal Republic of Germany	3,164,806	—	—	3,164,806	(14)	3.9
ING Clarion Real Estate Securities, L.P. 201 King of Prussia Rd., Suite 600 Radnor, PA 19087	3,031,998	—	—	3,031,998	(15)	3.8
LaSalle Investment Management. (Securities), L.P. 100 East Pratt Street Baltimore, MD 21202	2,761,425	—	—	2,761,425	(16)	3.4
Directors and Executive Officers as a Group (14 persons)	2,327,552	1,147,249	917,566	4,392,367	(17)	5.3

*	less than 1%

(1)	The Company has relied upon information supplied by certain beneficial owners and upon information contained in filings with the SEC. Except as set forth in note 3 below regarding TRG units subject to issuance under the option deferral agreement, the share figures assume that all TRG units issued upon the exercise of options (“options”) granted under the 1992 Option Plan or the 2008 Omnibus Plan will be immediately exchanged for an equal number of shares of common stock in accordance with the Company’s exchange offer (the “Continuing Offer”) to holders of options and certain partners in TRG. Share figures shown also assume that outstanding TRG units are not exchanged for common stock under the Continuing Offer (to avoid duplication, as a corresponding number of shares of Series B Preferred Stock are owned by each holder of TRG units) and that outstanding shares of Series B Preferred Stock are not converted into common stock (which is permitted, under specified circumstances, at the ratio of one share of common stock for each 14,000 shares of Series B Preferred Stock, with any resulting fractional shares redeemed for cash). As of March 24, 2010, there were 80,753,495 beneficially owned shares of Voting Stock, consisting of 54,425,169 shares of common stock and 26,328,326 shares of Series B Preferred Stock.

(2)	See note 3 below for a description of Mr. Robert Taubman’s option deferral agreement.

Under the Taubman Centers, Inc. Non-Employee Directors’ Deferred Compensation Plan, the restricted share units granted are fully vested at the time of grant but do not have voting rights. The deferral period continues until the earlier of the termination of director service or a change of control. Excludes restricted share units (and for Mr. Hatkoff, common stock) to be issued to directors on April 1, 2010 in connection with their quarterly payments for director compensation.

(3)	Consists of (A) 5,925 shares of Series B Preferred Stock that Mr. Robert Taubman owns, 1,338,496 shares of Series B Preferred Stock owned by R & W-TRG LLC (“R&W”), a company owned by Mr. Taubman and his brother, Mr. William Taubman (shared voting and dispositive power), and 871,262 shares of Series B Preferred Stock subject to issuance under an option deferral agreement (See “Nonqualified Deferred Compensation in 2009” for a description of such agreement) (in the aggregate, 8.1% of the Series B Preferred Stock), and (B) 21,642 shares of common stock that Mr. Taubman owns, 284,711 shares of common stock that Mr. Taubman has the right to receive upon the exercise and conversion of options that have vested or will vest within 60 days of the record date, 84,000 shares of common stock owned by his wife, 13,725 shares of common stock owned in UTMA accounts for the benefit of his children, and 500,000 shares of common stock owned by R&W (shared voting and dispositive power) (in the aggregate, 1.7% of the common stock).

To avoid duplication, excludes 5,925 TRG units that Mr. Taubman owns, 1,338,496 TRG units owned by R&W and 871,262 TRG units subject to issuance under the option deferral agreement. Also excludes all shares owned by TRA Partners (“TRAP”), Taubman Realty Ventures (“TRV”), Taub-Co Management, Inc. (“Taub-Co”), TG Partners Limited Partnership (“TG”) and TG Acquisitions (“TGA”), because Mr. Taubman has no voting or dispositive control over such entities’ assets (see note 7 below). Mr. Taubman disclaims any beneficial interest in the Voting Stock and TRG units owned by R&W or the other entities described in the previous sentence beyond his pecuniary interest in R&W or such other entities. R&W has pledged 1,338,496 shares of Series B Preferred Stock and 1,338,496 TRG units to Comerica Bank as collateral for various loans.

(4)	Consists of (A) 5,925 shares of Series B Preferred Stock that Mr. William Taubman owns, and 1,338,496 shares of Series B Preferred Stock owned by R&W (shared voting and dispositive power) (in the aggregate, 5.1% of the Series B Preferred Stock), and (B) 28,626 shares of common stock that Mr. Taubman owns, 157,437 shares of common stock that Mr. Taubman has the right to receive upon the exercise and conversion of options that have vested or will vest within 60 days of the record date, 30,904 shares of common stock owned in UTMA accounts for the benefit of his children, and 500,000 shares of common stock owned by R&W (shared voting and dispositive power) (in the aggregate, 1.3% of the common stock).

To avoid duplication, excludes 5,925 TRG units that Mr. Taubman owns and 1,338,496 TRG units owned by R&W. Also excludes all shares owned by TRAP, TRV, Taub-Co, TG and TGA because Mr. Taubman has no voting or dispositive control over such entities’ assets (see note 7 below). Mr. Taubman disclaims any beneficial interest in the Voting Stock and TRG units owned by R&W and the other entities described in the previous sentence beyond his pecuniary interest in R&W and such other entities. R&W has pledged 1,338,496 shares of Series B Preferred Stock and 1,338,496 TRG units to Comerica Bank as collateral for various loans.

(5)	127,512 shares of common stock owned are pledged; no related loan is outstanding. Excludes 3,000 shares of Series G Preferred Stock and 8,500 shares of Series H Preferred Stock owned by Ms. Payne.

Ms Payne is party to a 10b5-1 trading plan entered into on February 23, 2010. The plan provides for monthly sales of 4,000 shares of common stock if the specified minimum trading price is satisfied. Shares that are not sold in a particular month will be available for sale in subsequent months under the plan. A maximum of 44,000 shares remain available for sale under the plan as of March 24, 2010, which is set to expire on February 28, 2011.

(6)	Excludes 75,000 shares of Series G Preferred Stock owned directly, 30,675 shares of Series G Preferred Stock owned by his wife, and 20,000 shares of Series G Preferred Stock owned in trusts for the benefit of his children (in the aggregate, 3.1% of the Series G Preferred Stock).

(7)	Includes 100 shares of common stock owned by Mr. A. Alfred Taubman’s revocable trust and 186,837 shares of common stock owned by TRAP. Mr. Taubman’s trust is a member of TRAP and has shared authority to vote and dispose of the common stock owned by TRAP. Also includes 9,875 shares of Series B Preferred Stock owned by Mr. Taubman’s trust, 17,699,879 shares of Series B Preferred Stock owned by TRAP, 4,605,361 shares of Series B Preferred Stock owned by TG, 445,191 shares of Series B Preferred Stock owned by TGA, 11,011 shares of Series B Preferred Stock owned by TRV, and 4,958 shares of Series B Preferred Stock owned by Taub-Co. (in the aggregate, 86.5% of the Series B Preferred Stock). To avoid duplication, excludes TRG units of the same amount as Series B Preferred Stock owned by such entities. The sole holder of voting shares of Taub-Co is Taub-Co Holdings Limited Partnership, of which Mr. Taubman’s trust is the managing general partner, and therefore Mr. Taubman may be deemed to be the beneficial owner of the shares of Series B Preferred Stock owned by Taub-Co. Mr. Taubman disclaims beneficial ownership of any shares of Series B Preferred Stock owned by Taub-Co beyond his pecuniary interest in Taub-Co. Mr. Taubman, through control of the managing partner of each of TRV (through Mr. Taubman’s trust), TG and TGA, also has sole authority to vote and (subject to certain limitations) dispose of the shares of Series B Preferred Stock owned by TRV and TG and TGA, respectively, and therefore Mr. Taubman may be deemed to be the beneficial owner of all of the shares of Series B Preferred Stock owned by TRV, TG and TGA. Mr. Taubman disclaims beneficial ownership of any shares of Series B Preferred Stock owned by TRV, TG and TGA beyond his pecuniary interest in those entities.

(8)	Pursuant to Schedule 13G/A filed with the SEC on February 4, 2010. Represents 8.7% of the common stock. The entity has sole power to vote and shared power to dispose of 32,758 shares and sole power to dispose of 4,697,405 shares.

(9)	Pursuant to Schedule 13G filed with the SEC on February 16, 2010. Represents 7.3% of the common stock. Various affiliates of Nomura have sole power to vote of 3,977,695 shares, sole power to dispose of 22,600 shares and shared power to dispose of 3,955,095 shares.

(10)	Pursuant to Schedule 13G filed with the SEC on February 16, 2010. Represents 6.8% of the common stock. Brookfield Investment Management Inc. and AMP Capital Brookfield (US) LLC have sole power to vote 675,696 shares and sole power to dispose of 3,683,992 shares.

(11)	Pursuant to Schedule 13G/A filed with the SEC on February 12, 2010. Represents 6.6% of the common stock. The entity has sole power to vote 2,634,965 and sole power to dispose of 3,616,681 shares.

(12)	Pursuant to Schedule 13G filed with the SEC on January 29, 2010. Represents 6.1% of the common stock.

(13)	Pursuant to Schedule 13G/A filed with the SEC on February 12, 2010. Represents 5.8% of the common stock. The entity has sole power to vote 363,260 shares and sole power to dispose 3,168,080 shares.

(14)	Pursuant to Schedule 13G filed with the SEC on February 12, 2010. Represents 5.8% of the common stock. Reflects securities beneficially owned by the Private Clients and Asset Management business group of Deutsche Bank AG and its subsidiaries and affiliates. Deutsche Bank AG has sole power to vote and dispose of 3,164,806 shares. Deutsche Asset Management Australia Ltd has sole power to vote and dispose of 75,000 shares. Deutsche Bank Trust Company Americas has sole power to vote and dispose of 1,450 shares. Deutsche Investment Management Americas has sole power to vote and dispose of 66,600. DWS Investments S.A, Luxembourg have sole power to vote and dispose of 7,100 shares. RREEF America, L.L.C. has sole power to vote and dispose of 3,014,656 shares.

(15)	Pursuant to Schedule 13G/A filed with the SEC on February 12, 2010. Represents 5.6% of the common stock. The entity has sole power to vote 1,030,974 shares, shared power to vote 1,400 shares and sole power to dispose of 3,031,998 shares.

(16)	Pursuant to Schedule 13G filed with the SEC on February 16, 2010. Represents 5.1% of the common stock. LaSalle Investment Management (Securities), L.P. has sole power to vote 723,770 shares and sole power to dispose of 2,291,440. LaSalle Investment Management, Inc. has sole power to vote 179,575 shares and sole power to dispose of 469,985 shares.

(17)	Consists of an aggregate of (A) 977,206 shares of common stock owned and 1,147,249 shares of common stock that such persons have the right to receive upon the exercise and conversion of options that have vested or will vest within 60 days of the record date (including performance-based options that are anticipated to vest on May 18, 2010), and 46,304 shares of common stock subject to issuance under the Non-Employee Directors’ Deferred Compensation Plan (in the aggregate, 3.9% of the common stock), and (B) 1,350,346 shares of Series B Preferred Stock owned and 871,262 shares of Series B Preferred Stock subject to issuance under the option deferral agreement (see note 3 above) (in the aggregate, 8.2% of the Series B Preferred Stock).

See notes 5 and 6 for Series G Preferred Stock beneficially owned by Ms. Payne and Mr. Chazen. See note 5 for Series H Preferred Stock beneficially owned by Ms. Payne. See notes 3, 4 and 5 for shares and units pledged as collateral or held in a margin account; an additional 5,717 shares are held in a margin account.

Ownership Limitation

Under the Company’s Restated Articles of Incorporation, in general, no shareholder may own more than 8.23% (the “General Ownership Limit”) in value of the Company’s “Capital Stock” (which term refers to the common stock, preferred stock and Excess Stock, as defined below). The Articles specifically permit two pension trusts to each own 9.9% in value of the Company’s Capital Stock and a third pension trust to own 13.74% in value of the Company’s Capital Stock (collectively, the “Existing Holder Limit”). In addition, the Board of Directors has the authority to allow a “look through entity” to own up to 9.9% in value of the Capital Stock (the “Look Through Entity Limit”), provided that after application of certain constructive ownership rules under the Internal Revenue Code and rules defining beneficial ownership under the Michigan Business Corporation Act, no person would constructively or beneficially own more than the General Ownership Limit. A look through entity is an entity (other than a qualified trust under Section 401(a) of the Internal Revenue Code, certain other tax-exempt entities described in the Articles, or an entity that owns 10% or more of the equity of any tenant from which the Company or TRG receives or accrues rent from real property) whose beneficial owners, rather than the entity, would be treated as owning the capital stock owned by such entity. Changes in the ownership limits cannot be made by the Board and would require an amendment to our Articles. Amendments to the Articles require the affirmative vote of holders owning not less than two-thirds of the outstanding Voting Stock.

The Articles provide that if the transfer of any shares of Capital Stock or a change in the Company’s capital structure would cause any person (the “Purported Transferee”) to own Capital Stock in excess of the General Ownership Limit, the Look Through Entity Limit, or the applicable Existing Holder Limit, then the transfer is to be treated as invalid from the outset, and the shares in excess of the applicable ownership limit automatically acquire the status of “Excess Stock.” A Purported Transferee of Excess Stock acquires no rights to shares of Excess Stock. Rather, all rights associated with the ownership of those shares (with the exception of the right to be reimbursed for the original purchase price of those shares) immediately vest in one or more charitable organizations designated from time to time by the Company’s Board of Directors (each, a “Designated Charity”). An agent designated from time to time by the Board (each, a “Designated Agent”) will act as attorney-in-fact for the Designated Charity to vote the shares of Excess Stock, take delivery of the certificates evidencing the shares that have become Excess

Stock, and receive any distributions paid to the Purported Transferee with respect to those shares. The Designated Agent will sell the Excess Stock, and any increase in value of the Excess Stock between the date it became Excess Stock and the date of sale will inure to the benefit of the Designated Charity. A Purported Transferee must notify the Company of any transfer resulting in shares converting into Excess Stock, as well as such other information regarding such person’s ownership of the capital stock as the Company requests.

Under the Articles, only the Designated Agent has the right to vote shares of Excess Stock; however, the Articles also provide that votes cast with respect to certain irreversible corporate actions (e.g., a merger or sale of the Company) will not be invalidated if erroneously voted by the Purported Transferee. The Articles also provide that a director is deemed to be a director for all purposes, notwithstanding a Purported Transferee’s unauthorized exercise of voting rights with respect to shares of Excess Stock in connection with such director’s election.

Although Mr. A. Alfred Taubman beneficially owns 28.4% of the Voting Stock, most of such Voting Stock consists of Series B Preferred Stock (see the beneficial ownership table above). The Series B Preferred Stock is convertible into shares of common stock at a ratio of 14,000 shares of Series B Preferred Stock to one share of common stock, and therefore one share of Series B Preferred Stock has a value of 1/14,000ths of the value of one share of common stock. Accordingly, Mr. A. Alfred Taubman’s significant ownership of Voting Stock does not violate the ownership limitations set forth in the Company’s charter.

Proposal 1—Election of Directors

The Board currently consists of nine members serving three-year staggered terms. Three directors are to be elected at the 2010 annual meeting of shareholders to serve until such annual meeting in 2013 or until such director’s earlier resignation, retirement or other termination of service. The Board has re-nominated Messrs. Chazen, Hatkoff and Tysoe for new three-year terms. Each of the nominees have consented to be named in this proxy statement and agreed to continue to serve as a director if elected by the shareholders. If any of them should become unavailable, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board’s substitute nominee. Alternatively, the Board may reduce the size of the Board or leave the position vacant. Additional information regarding the directors and director nominees of the Company is set forth below.

The Board recommends that the shareholders vote FOR each of the Company’s three director nominees that stand for re-election.

Directors

The Board currently consists of nine members serving three-year staggered terms. Under the Company’s Restated Articles of Incorporation, a majority of the Company’s directors must not be officers or employees of the Company or its subsidiaries. The directors and director nominees of the Company are as follows:

			Term
Name	Age	Title	Ending

Jerome A. Chazen	83	Director	2010
Craig M. Hatkoff	56	Director	2010
Ronald W. Tysoe	57	Director	2010
Robert S. Taubman	56	Chairman of the Board, President and Chief Executive Officer	2011
Lisa A. Payne	51	Vice Chairman, Chief Financial Officer and Director	2011
William U. Parfet	63	Director	2011
Graham T. Allison	70	Director	2012
Peter Karmanos, Jr.	67	Director	2012
William S. Taubman	51	Chief Operating Officer and Director	2012

Director Background and Qualifications.  The following sets forth the business experience during at least the past five years of each Board nominee and each of the directors whose term of office will continue after the annual meeting.

In addition, the following includes a brief discussion of the specific experience, qualifications, attributes and skills that led to the conclusion that the directors and nominees should serve on the Board at this time. As set forth in the Corporate Governance Guidelines, the Nominating and Corporate Governance Committee considers the experience, mix of skills and other qualities of the existing Board to ensure appropriate Board composition. The Nominating and Corporate Governance Committee believes that Board members must have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. In addition, it seeks to ensure the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the Company’s business.

The Board believes that the directors and nominees have an appropriate balance of knowledge, experience, attributes, skills and expertise as a whole to ensure the Board appropriately fulfills its oversight responsibilities and acts in the best interests of shareholders. The Board believes that each director satisfies its criteria for demonstrating excellence in his or her chosen field, high ethical standards and integrity, and sound business judgment. In addition, the Board has six independent directors in accordance with the applicable rules of the NYSE, and such directors are also independent of the influence of any particular shareholder or shareholder groups whose interests may diverge from the interests of the shareholders as a whole. Further, each director or nominee brings a strong background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas.

Jerome A. Chazen.  Mr. Chazen has served as a director of the Company since its initial offering in 1992. Mr. Chazen has extensive knowledge and experience in executive management, finance, international business, private investing and retail matters. He serves on the Board of another public company, as well as in various roles for numerous educational and charitable organizations.

Mr. Chazen has been the Chairman of Chazen Capital Partners, a private investment company, since 1996. Mr. Chazen is also the Chairman Emeritus of Liz Claiborne, Inc., a company he founded with three other partners in 1976. Mr. Chazen has been a director of Atrinsic, Inc. (f/k/a New Motion, Inc.) since April 2005 (currently non-Executive Chairman of the Board and a member of its Audit and Compensation Committees). He also serves as a board member, executive or trustee for numerous educational and charitable organizations.

Craig M. Hatkoff.  Mr. Hatkoff has served as a director of the Company since 2004. Mr. Hatkoff has extensive knowledge and experience in real estate, capital markets, finance, private investing, entrepreneurship and executive management. He serves on the Board of another public company, as well as numerous educational and charitable organizations.

Mr. Hatkoff served as Vice Chairman of Capital Trust, Inc., a real estate investment management company listed on the New York Stock Exchange and one of the largest dedicated real estate mezzanine lenders, from 1997 to 2000. He has also served on the Board of Directors of Capital Trust since July 1997. From 2002 to 2005, Mr. Hatkoff was a trustee of the New York City School Construction Authority, the agency responsible for the construction of all public schools in New York City. Mr. Hatkoff is a co-founder of the Tribeca Film Festival. Mr. Hatkoff is also Chairman of Turtle Pond Publications LLC, which is active in children’s publishing and entertainment and is a private investor in other entrepreneurial ventures. Prior to joining Capital Trust, Inc., Mr. Hatkoff was a founder and a managing partner of Victor Capital Group, L.P., from 1989 until its acquisition in 1997 by Capital Trust, Inc.

Ronald W. Tysoe.  Mr. Tysoe has served as a director of the Company since 2007. Mr. Tysoe has extensive knowledge and experience in finance, real estate, executive management, capital markets, accounting, investment banking and retail. Mr. Tysoe qualifies as a financial expert under SEC rules based on such experience, as detailed below. He also has extensive ongoing Board experience through his current service as director of four other public companies, as well as his prior service on the Board of other public companies. Mr. Tysoe also has extensive Board committee experience.

Mr. Tysoe was a Senior Advisor at Perella Weinberg Partners LP, a boutique investment banking firm in New York from October 2006 through September 2007. Prior to that he was Vice Chairman, Finance and Real Estate, of Federated Department Stores, Inc. (now Macy’s, Inc.), a position he held since April of 1990. Mr. Tysoe served as Chief Financial Officer of Federated from 1990 to 1997 and served on the Federated Board of Directors from 1988 until May of 2005. Mr. Tysoe is currently a member of the Board of Directors of the following companies and currently serves on the following Board committees: Scripps Networks Interactive, Inc. (spun off from E.W. Scripps Company), a media and broadcasting enterprise, since July 2008 (Chairman of the Audit Committee and a member of the Compensation Committee); Canadian Imperial Bank of Commerce, since February 2004 (Chairman of the Audit Committee and a member of the Corporate Governance Committee); Cintas Corporation, since December 2007 (Chairman of the Audit Committee and a member of the Corporate Governance and Nominating Committee); and Pzena Investment Management, Inc., since December 2008 (member of the Audit, Compensation and Corporate Governance Committees). He also served as a director of Retail Investment Opportunities Corp (f/k/a NRDC Acquisition Corp., a special purpose acquisition corporation listed on the Amex exchange) from October 2007 to December 2009 (served on the Audit and Compensation Committees), and Ohio Casualty Corporation from February 2006 to September 2007 (served on the Audit and Governance Committees).

Robert S. Taubman.  In addition to Mr. Taubman’s leadership, strategic planning and extensive knowledge of the day to day operations of the Company, he is a leader in numerous real estate and shopping center industry associations and civic and charitable organizations in the Metro Detroit area, State of Michigan and nationally. He also has extensive Board and Board committee experience at public companies.

Mr. Taubman is the Chairman of the Board, and President and Chief Executive Officer of the Company and the Manager, which is a subsidiary of TRG. Mr. Taubman has been Chairman since December 2001 and President and CEO since 1990. Mr. Taubman has been a director of the Company since 1992. Mr. Taubman has been a director of Comerica Bank since 2000 (currently, a member of the Enterprise Risk Committee) and of Sotheby’s Holdings, Inc., the international art auction house, since 2000 (currently, Chairman of the Compensation Committee and a member of the Finance Committee). He is also a member of the United States Department of Commerce Travel and Tourism Promotion Advisory Board, a director of the Real Estate Roundtable, a Trustee of the Urban Land Institute, a former trustee of the International Council of Shopping Centers, and a member of the Board of Governors of the National Association of Real Estate Investment Trusts. Mr. Taubman is the brother of Mr. William Taubman.

Lisa A. Payne.  In addition to Ms. Payne’s leadership, strategic planning and extensive knowledge of financial operations of the Company, she is a leader in numerous real estate and shopping center industry associations and civic and charitable organizations in the Metro Detroit area, State of Michigan and nationally. Prior to joining the Company, she also acquired broad real estate experience, including in acquisition and development financing, merger and acquisitions, and public and private debt and equity offerings. Ms. Payne also serves as a director of another public company.

Ms. Payne is the Chief Financial Officer and Vice Chairman of the Company, as appointed in 2005, and previously served as the Executive Vice President and the Chief Financial and Administrative Officer of the Company from 1997 to 2005. Ms. Payne has been a director of the Company since 1997. Prior to joining the Company in 1997, Ms. Payne was a vice president in the real estate department of Goldman, Sachs & Co., where she held various positions between 1986 and 1996. Ms. Payne has served as a trustee of Munder Series Trust and Munder Series Trust II since 2005 and a director of Masco Corporation since 2007 (currently, a member of the Audit and Governance Committees).

William U. Parfet.  Mr. Parfet has served as a director of the Company since 2005. Mr. Parfet has extensive knowledge and experience in executive management, accounting, finance, capital markets and international business. Mr. Parfet qualifies as a financial expert under SEC rules based on such experience, as detailed below, as well as his numerous leadership positions at national financial and accounting industry groups (including the EITF and FASB). He also has extensive ongoing Board experience through his current service as a director of two other public companies, as well as his prior service on the Board of other public companies. Mr. Parfet also has extensive Board committee experience.

Mr. Parfet is currently Chairman and Chief Executive Officer of MPI Research, a Michigan-based, privately-held pre-clinical toxicology research laboratory. He joined MPI Research in November 1995 as co-Chairman. From 1993 to 1996, he served as president and chief executive officer of Richard-Allan Medical Industries (now Thermo Fisher Scientific Inc.), a worldwide manufacturer of surgical and laboratory products. Prior to that, he had served in a variety of positions at The Upjohn Company, a pharmaceutical company, most recently as Vice Chairman of the Board. Mr. Parfet has served on the board of Monsanto Company since June 2000 (currently a member of the Audit, Executive and People and Compensation Committees) and Stryker Corporation since April 1993 (currently a member of the Audit, Governance and Nominating Committees, and is the Lead Independent Director). He also served as a director of PAREXEL International Corporation from June 2001 to May 2006 (served on the Executive, Audit and Compensation Committees), and a director of CMS Energy Corporation from November 1991 to May 2005 (served on the Audit, Executive, Finance and Pension, Organization and Compensation Committees).

Graham T. Allison.  Mr. Allison has served as a director of the Company since 1996 as well as one year of service from 1992 to 1993. Mr. Allison has extensive knowledge and experience in leadership, academia, international affairs and government policy. He has significant Board experience and investing knowledge through his current service as a director of various mutual funds, as well as his prior service on the Board of numerous other public companies.

Mr. Allison is the Douglas Dillon Professor of Government and the Director of the Belfer Center for Science and International Affairs at Harvard University. He has served as a director of Natixis Global Asset Management, the Loomis Sayles Funds and the Hansburger Funds since 1984. He also previously served as a director of CDC Nvest Funds and IXIS Asset Advisors, as well as Belco Oil and Gas, Chase Manhattan Bank, Getty Oil Company, and USEC. Mr. Allison has been a director of the Company since 1996 and previously served on the Board from 1992 until 1993, when he became the United States Assistant Secretary of Defense.

Peter Karmanos, Jr.  Mr. Karmanos has served as a director of the Company since 2000. Mr. Karmanos has extensive knowledge and experience in executive management, international business, compensation, and entrepreneurship (including as founder of a public company). Mr. Karmanos also serves as a director of another public company. He is a leader in numerous civic and charitable organizations in the Metro Detroit area and State of Michigan.

Mr. Karmanos is the founder, and has served as a director since its inception in 1973, of Compuware Corporation, a global provider of software solutions and professional services headquartered in Detroit, Michigan. Mr. Karmanos has served as Compuware’s Chairman since November 1978, and as its Chief Executive Officer since July 1987. Mr. Karmanos has been a director of Worthington Industries, Inc. since 1997 (currently a member of its Compensation and Nominating and Governance Committees).

William S. Taubman.  In addition to Mr. Taubman’s leadership, strategic planning and extensive knowledge of development, leasing and center operations of the Company, he is a leader in numerous real estate and shopping center industry associations and civic and charitable organizations in the Metro Detroit area, State of Michigan and nationally. He also served as a financial analyst specializing in mergers and acquisitions before joining the Company.

Mr. Taubman is the Chief Operating Officer of the Company, appointed in 2005, and served as Executive Vice President of the Company from 1994 to 2005. Mr. Taubman is also the Executive Vice President of the Manager, a position he has held since 1994. Mr. Taubman has also been a director of the Company since 2000. His responsibilities include the overall management of the development, leasing, and center operations functions. He held various other positions with the Manager prior to 1994. Mr. Taubman also serves on the board of trustees of the International Council of Shopping Centers (and has been nominated as Chairman for 2010-11), and is a member of the Urban Land Institute and the National Association of Real Estate Investment Trusts. He is also Chairman of New Detroit and serves on the Board of Governors for the Museum of Arts & Design in New York. Mr. Taubman is the brother of Mr. Robert Taubman.

Director Independence.   The NYSE listing standards set forth objective requirements for a director to satisfy, at a minimum, in order to be determined to be independent by the Board, which are set forth in the Company’s Corporate Governance Guidelines. In addition, in order to conclude a director is independent in accordance with the NYSE listing standards, the Board must also consider all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board may determine from time to time. Pursuant to such authority, the Board has adopted additional categorical standards regarding relationships that the Board does not consider material for purposes of determining a director’s independence, as set forth in the Company’s Corporate Governance Guidelines. The Corporate Governance Guidelines also set forth the additional independence standards for members of the Audit Committee, as established by the SEC and the NYSE.

The Board has determined, after considering all of the relevant facts and circumstances including written information provided by each director, that Messrs. Allison, Chazen, Hatkoff, Karmanos, Parfet and Tysoe are “independent” from management in accordance with the NYSE listing standards and the Company’s Corporate Governance Guidelines. In particular, the Board considered the following matters:

•	Mr. Parfet is a member of the Board for the College of Creative Studies in Detroit, Michigan. Mr. A. Alfred Taubman and affiliated charities contributed $7,500 to the College of Creative Studies in 2009, and Mr. A. Alfred Taubman has made a $15 million pledge as well. The Board determined these donations did not impair independence because (A) Mr. A. Alfred Taubman has been a member of the Board for the College of Creative Studies since October 1987 and serves as chairman of the building committee, and (B) Mr. Parfet did not solicit any of such donations.

•	Mr. Chazen is a member (and former Chairman) of the Board for the Museum of Arts & Design in New York, New York. Messrs. William Taubman, A. Alfred Taubman and affiliated charities contributed $205,200 in 2009 to the Museum of Arts & Design, and Mr. A. Alfred Taubman and William Taubman have made $650,000 of pledges in aggregate as well. The Board determined these donations did not impair independence because (A) Mr. William S. Taubman is also a member of such Board and (B) Mr. A. Alfred Taubman and affiliated charities contribute funds to numerous charities related to culture and the arts, and therefore this donation was not unique.

The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are composed entirely of independent directors. In addition, after considering all of the relevant facts and circumstances, the Board has determined that each member of the Audit Committee of the Board qualifies under the Audit Committee independence standards established by the SEC and the NYSE.

The Board of Directors

The Board has general oversight responsibility for the Company’s affairs and the directors, in exercising their fiduciary duties, represent and act on behalf of the shareholders. Although the Board does not have responsibility for the Company’s day-to-day management, it stays regularly informed about the Company’s business and provides guidance to management through periodic meetings and other informal communications. The Board is significantly involved in, among other things, the Company’s strategic and financial planning process, leadership development, as well as other functions carried out through the Board committees as described below. The Board also performs an annual performance review of the Board and individual directors.

Board Leadership.  Our Board is led by Mr. Robert Taubman, the Company’s Chairman, President and Chief Executive Officer. Although the Board recognizes the increasing utilization of Non-Executive Chairmen and lead directors in many public companies, the Board believes its current leadership structure is most appropriate for the Company and best serves the stockholders of the Company at the current time, as it has since Mr. Robert Taubman became Chairman in 2001. There is no “one size fits all” approach to ensuring independent leadership. The Board believes that its independent directors, who represent two-thirds of the Board, are deeply engaged and provide significant independent leadership and direction given their executive and Board experience noted above. See “—Director Background and Qualifications.” The independent directors are the sole members of the Board committees, which oversee critical matters of the Company such as the integrity of the Company’s financial statements, the compensation of executive management, the selection and evaluation of directors, and the development and implementation of the Company’s corporate governance policies and structures. The independent directors also meet regularly in executive session at Board and committee meetings and have access to independent advisors as they deem appropriate. Management supports this oversight role through its tone-at-the-top and open communication.

The Board oversees the Company’s risk management. This oversight is administered primarily through the following:

•	the Board’s review and approval of the management annual business plan and five-year strategic plan, including the projected opportunities and challenges facing the business each year;

•	at least quarterly review by the Board of business developments, strategic plans and implementation, liquidity and financial results;

•	the Board’s oversight of succession planning;

•	the Board’s oversight of capital spending and financings;

•	the Audit Committee’s oversight of the Company’s internal controls over financial reporting and its discussions with management and the independent accountants regarding the quality and adequacy of internal controls and financial reporting (and related reports to the full Board);

•	the Nominating and Corporate Governance’s leadership in the self-evaluation assessments of the Board and committees; and

•	the Compensation Committee’s review and approvals regarding executive officer compensation and its relationship to the Company’s business plan, as well its review of compensation plans generally and the related risks.

Meetings.  The Board and its committees meet throughout the year at regularly scheduled meetings, and also hold special meetings and act by written consent as appropriate. In 2009, the Board held four meetings. During 2009, each director attended at least 75%, in aggregate, of the meetings of the Board and all committees of the Board on which he or she served. Directors are expected to attend all meetings, including the annual meeting of shareholders, and it is the Company’s policy to schedule a meeting of the Board on the date of the annual meeting of shareholders. All directors attended the 2009 annual meeting except Mr. Hatkoff.

Non-management directors hold regularly scheduled executive sessions at which they meet without the presence of management. These executive sessions generally occur around regularly scheduled meetings of the Board. Each meeting, the position of presiding director is rotated in alphabetical order among the non-management directors. For more information regarding the Board and other corporate governance policies and procedures, see “— Corporate Governance.” For information on how you can communicate with the Company’s non-management directors, including the presiding director, see “— Communication with the Board.”

Committees of the Board

The Board has delegated various responsibilities and authority to Board committees and each committee regularly reports on its activities to the Board. Each committee, except the Executive Committee, has regularly scheduled meetings and often has executive sessions at which they meet without the presence of management. Each committee, other than the Executive Committee, operates under a written charter approved by the Board, which is reviewed annually by the respective committees and the Board and is available on the Company’s website, www.taubman.com, under Investing—Corporate Governance. The table below sets forth the current membership of the four standing committees of the Board and the number of meetings in 2009 of such committees:

Nominating and
Corporate
Name	Audit	Compensation	Governance	Executive

Graham T. Allison	—	—	X	X
Jerome A. Chazen	Chair	X	—	—
Craig M. Hatkoff	—	Chair	X	—
Peter Karmanos, Jr.	—	X	—	—
William U. Parfet	X	—	Chair	—
Lisa A. Payne	—	—	—	—
Robert S. Taubman	—	—	—	Chair
William S. Taubman	—	—	—	—
Ronald W. Tysoe	X	—	—	X
Meetings	12	4	2	2

Audit Committee.  The Audit Committee is responsible for providing independent, objective oversight and review of the Company’s auditing, accounting and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of the Company’s internal audit function. In addition, the Audit Committee engages the independent registered public accounting firm. See “Audit Committee Disclosure,” “Report of the Audit Committee” and the Audit Committee’s charter for additional information on the responsibilities and activities of the Audit Committee.

The Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve thereon and is otherwise financially literate. The Board has further determined that Mr. Parfet and Mr. Tysoe each qualify as an “audit committee financial expert” within the meaning of SEC regulations and that each of them has the accounting and related financial management expertise required by the NYSE listing standards. The designation of an “audit committee financial expert” does not impose upon such person any duties, obligations or liabilities that are greater than are generally imposed on such person as a member of the Audit Committee and the Board, and such designation does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.

In accordance with NYSE rules, an Audit Committee member may not simultaneously serve on more than two other audit committees of public companies unless the Board determines that such simultaneous service would not impair the ability of such person to effectively serve on the Audit Committee and discloses such determination. Mr. Tysoe, appointed to the Audit Committee and Board in December 2007, is a member of more than two other public company audit committees. In March 2010, after considering all of the relevant facts and circumstances, including but not limited to Mr. Tysoe’s other activities and commitments (noting, in particular, that he does not have full time employment other than his service on various Boards) as well as his exemplary service to the Board and Audit Committee since his appointment, the Board determined that the foregoing would not impair Mr. Tysoe’s ability to effectively serve on the Audit Committee.

Compensation Committee.   The Compensation Committee is responsible for overseeing compensation and benefit plans and policies, reviewing and approving equity grants and otherwise administering share-based plans, and reviewing and approving annually all compensation decisions relating to the Company’s senior management. The Compensation Committee also reviews and discusses, at least annually, the relationship between risk management policies and practices, corporate strategy and the Company’s compensation programs. See “Compensation Discussion and Analysis,” “Compensation Committee Report” and the Compensation Committee’s charter for additional information on the responsibilities and activities of the Compensation Committee.

Role of Management.   Similar to prior years, in 2009 the Compensation Committee took significant direction from the recommendations of the Manager, including Mr. Robert Taubman and Mr. Robert Reese, Senior Vice President, Chief Administrative Officer of the Manager, with respect to the design and implementation of the Company’s compensation program for its senior management. See “Compensation Discussion and Analysis—Advisors Utilized in Compensation Determinations” for further information.

Role of Compensation Consultant.   The Compensation Committee has the sole authority to engage outside advisors and establish the terms of such engagement, including compensatory fees. The Compensation Committee determined to re-engage Towers Watson as its compensation consultant for 2009 with respect to the Company’s senior management (excluding Mr. Parker) and director compensation programs and approved the terms of such engagement. A representative of Towers Watson often is invited to attend the Compensation Committee meetings.

The Compensation Committee works with management to determine the consultant’s responsibilities and direct its work product, although the Compensation Committee is responsible for the formal approval of the annual work plan. With respect to 2009 senior management compensation, see “Compensation Discussion and Analysis—Advisors Utilized in Compensation Determinations” for further information regarding Towers Watson’s services to the Compensation Committee.

The Compensation Committee intends to review the non-employee director compensation program every other year and make recommendations to the Board as appropriate. The Compensation Committee engaged Towers Watson to assess the Company’s competitive position regarding its non-employee director compensation program in 2008, which was presented to the Compensation Committee in March 2009. See “—Director Compensation” below for further information.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is responsible for identifying and nominating individuals qualified to serve as Board members, other than vacancies for which holders of the Series B Preferred Stock are entitled to propose nominees, and recommending directors for Board committees. The Nominating and Corporate Governance Committee also is responsible for recommending to the Board appropriate Corporate Governance Guidelines and overseeing governance issues. See the Nominating and Corporate Governance Committee’s charter for additional information on its responsibilities and activities.

As set forth in the Corporate Governance Guidelines, the Nominating and Corporate Governance Committee considers the experience, mix of skills and other qualities of the existing Board to ensure appropriate Board composition. The Nominating and Corporate Governance Committee believes directors and nominees must have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. The Nominating and Corporate Governance Committee does not have a specific diversity policy underlying its nomination process, although it seeks to ensure the Board includes members with diverse backgrounds, qualifications, skills and experience, including appropriate financial, governance, capital market, real estate, retail and other expertise relevant to the Company’s business. Generally, the Nominating and Corporate Governance Committee will re-nominate incumbent directors who continue to satisfy its criteria for membership on the Board, who it believes will continue to make important contributions to the Board and who consent to continue their service on the Board. If a vacancy on the Board occurs, the Nominating and Corporate Governance Committee will seek individuals who satisfy its criteria for membership on the Board.

The Nominating and Corporate Governance Committee generally relies on multiple sources for identifying and evaluating non-incumbent nominees, including referrals from the Company’s current directors and management. In 2009, the Nominating and Corporate Governance Committee did not engage a search firm or pay fees to other third parties in connection with identifying or evaluating Board nominee candidates. The Nominating and Corporate Governance Committee does not solicit director nominations, but will consider recommendations by shareholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent on a timely basis to the Secretary of the Company and are in accordance with the Company’s by-laws and applicable law. The Nominating and Corporate Governance Committee will evaluate nominees recommended by shareholders against the same criteria that it uses to evaluate other nominees. The Company did not receive any nominations of directors by shareholders for the 2010 annual meeting of shareholders.

Under the Company’s by-laws, as amended, shareholders must follow an advance notice procedure to nominate candidates for election as directors or to bring other business before an annual meeting. The advanced notice procedures set forth in the by-laws do not affect the right of shareholders to request the inclusion of proposals in the Company’s proxy statement and form of proxy pursuant to SEC rules. See “Additional Information—Presentation of Shareholder Proposals and Nominations at 2011 Annual Meeting” for information regarding providing timely notice of shareholder proposals and nominations. For shareholder proposals and nominations not for inclusion in the Company’s proxy statement, the notice provided by shareholders to the Company must include, among other things:

•	for director nominations:

•	the name and address of the person or persons being nominated;

•	the consent of each nominee to serve as a director if elected and to be named in the proxy statement;

•	a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the shareholder and beneficial owner, if any, and their respective affiliates and associates and others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates or others acting in concert therewith;

•	a description of certain voting or compensatory arrangements;

•	information regarding the nominee to enable the Company to determine whether the proposed nominee qualifies as an independent director and otherwise is in compliance with the Company’s policies and guidelines applicable to directors; and

•	such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC’s proxy rules in the event of an election contest.

•	for other business, a brief description of such business, the reasons for conducting such business and any material interest in such business;

•	for a shareholder and beneficial owner(s), if any, on whose behalf the action is being made:

•	the name and address of the shareholder (and beneficial owner, if any) making the nomination;

•	the class and number of shares of the Company’s stock that the nominating shareholder (and beneficial owner, if any) owns;

•	information regarding such persons’ interest (and the interest of related persons) in the matters being proposed;

•	arrangements between the persons proposing such action;

•	the interests of such persons and related persons in the Company’s stock, including disclosure of agreements that involve hedging, short positions and similar arrangements and agreements that involve acquiring, voting, holding or disposing of the Company’s stock; and

•	whether such persons intend to solicit proxies in support of the proposed business or nominee.

In addition, such information provided to the Company must be updated and supplemented so that all applicable information is true and correct as of the record date and within 15 days prior to the applicable meeting or any adjournment or postponement thereof. See the Company’s by-laws for complete information required to be included in such notice to the Company.

Executive Committee.   The Executive Committee has the authority to exercise many of the functions of the full Board between meetings of the Board.

Corporate Governance

The Board and management are committed to responsible corporate governance to ensure that the Company is managed for the benefit of its shareholders. To that end, the Board and management periodically review and update, as appropriate, its corporate governance policies and practices. The Company also updates policies and practices as mandated by the Sarbanes-Oxley Act of 2002, or other SEC or NYSE rules and regulations.

The Board has adopted Corporate Governance Guidelines, a copy of which can be found at the Company’s web site, www.taubman.com, under Investing—Corporate Governance. These guidelines address, among other things, director responsibilities, qualifications (including independence), compensation and access to management and advisors. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board. The Corporate Governance Guidelines were last reviewed and revised in December 2009.

The Board also has adopted a Code of Business Conduct and Ethics (the “Code”), which sets out basic principles to guide the actions and decisions of all of the Company’s employees, officers and directors. The Code, also available at the Company’s web site under Investing—Corporate Governance, covers numerous topics including honesty, integrity, conflicts of interest, compliance with laws, corporate opportunities and confidentiality. Waivers of the Code are discouraged, but any waiver or material amendment that relates to the Company’s executive officers or directors may only be made by the Board or a Board committee and will be publicly disclosed on the Company’s website under Investing—Corporate Governance within four business days of such waiver. See “Related Person Transactions” for additional information on the Board’s policies and procedures regarding related person transactions.

A copy of the Company’s committee charters, Corporate Governance Guidelines and Code will be sent to any shareholder, without charge, upon written request sent to the Company’s executive offices: Taubman Centers Investor Services, 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324.

Director Compensation

Non-employee director compensation consists of a mix of cash and equity, with such directors retaining the option to defer such compensation under the Non-Employee Directors’ Deferred Compensation Plan. The combination of cash and equity compensation is intended to provide incentives for non-employee directors to continue to serve on the Board, to further align the interests of the Board and shareholders and to attract new non-employee directors with outstanding qualifications. Directors who are employees or officers of the Company or any of its subsidiaries do not receive any compensation for serving on the Board and therefore are excluded from the director compensation table below. The Compensation Committee intends to review the non-employee director compensation program every other year and make recommendations to the Board as appropriate.

Benchmarking.  The Compensation Committee engaged Towers Watson to assess the Company’s competitive position regarding its non-employee director compensation program in 2008, which was presented to the Compensation Committee in March 2009. Although the market data (based on 2007 compensation data) indicated that directors were significantly under-compensated relative to the general industry comparator group, the Compensation Committee determined not to benchmark its compensation for 2009. Instead, the Compensation Committee determined it was prudent to maintain the non-employee director compensation program in 2009 at 2008 levels given the existing economic, business and financial environment.

Stock Ownership Guidelines.  Effective March 2010, the Board revised the stock ownership guidelines for non-employee directors based upon the recommendation of the Compensation Committee. The prior guidelines were effective since March 2007 and required non-employee directors to retain 3,307 shares of the Company’s common stock. Under the revised guidelines, non-employee directors are required to retain 5,095 shares of the Company’s common stock, which corresponds to $175,000 (five times the annual cash retainer, excluding the additional cash retainer for committee chairs) divided by $34.35 (the Company’s average closing stock price over the 90 trading days prior to March 1, 2010, the date of Board approval). Directors generally will have a six-year period to comply with the guidelines, with the initial compliance deadline being March 1, 2013 for current directors. The Compensation Committee will review the minimum equity holding level and other market trends and practices on a periodic basis. The Compensation Committee has confirmed that all directors currently satisfy the guidelines or are making significant progress toward the guidelines.

2009 Non-Employee Director Compensation.  The following table sets forth the compensation program for non-employee directors in 2009:

Annual cash retainer:
Audit Committee chair	$47,500
Compensation Committee chair	42,500
Nominating and Corporate Governance chair	40,000
Other directors	35,000
Annual equity retainer (fair market value)	50,000
Attendance fees per Board or Committee meeting	1,500

With respect to the annual equity retainer, non-employee directors receive shares of common stock having a fair market value of $12,500 each quarter (in advance). The fair market value is based on the closing price as of the last business day of the preceding quarter. The awards were made pursuant to the 2008 Omnibus Plan. The Company does not coordinate the timing of share grants with the release of material non-public information, as the grant date is always the first business day of each quarter.

In accordance with the Non-Employee Directors’ Deferred Compensation Plan, non-employee directors may defer the receipt of all or a portion of the cash retainer and equity retainer until the earlier of the termination of Board service or upon a change of control. The deferred compensation is denominated in restricted share units, and the number of restricted share units received equals the deferred retainer fee divided by the fair market value of the Company’s common stock on the business day immediately before the date the director would have been otherwise entitled to receive the retainer fee. During the deferral period, the non-employee directors’ deferral accounts are credited with dividend equivalents on their deferred restricted share units (corresponding to cash dividends paid on the Company’s common stock), payable in additional restricted share units based on the fair market value of the Company’s common stock on the business day immediately before the record date of the applicable dividend payment. Each non-employee director’s deferral account is 100% vested. The restricted share units are converted into the Company’s common stock at the end of the deferral period for distribution.

Other.   The Company reimburses all directors for expenses incurred in attending meetings or performing their duties as directors. The Company does not provide any perquisites to directors.

2009 Director Compensation Table

	Fees Earned or
	Paid in Cash	Stock Awards	Total
Name	($) (1)(3)	($) (2)(3)	($)

Graham T. Allison	47,000	50,000	97,000
Jerome A. Chazen	77,500	50,000	127,500
Craig M. Hatkoff	57,561	49,939	107,500
Peter Karmanos, Jr.	45,500	50,000	95,500
William U. Parfet	61,000	50,000	111,000
Ronald W. Tysoe	62,000	50,000	112,000

Total	350,561	299,939	650,500

(1)	Represents amounts earned in cash in 2009 with respect to the annual cash retainer, meeting fees and fractional shares awarded under the 2008 Omnibus Plan that are paid in cash.

(2)	Reflects shares of common stock granted under the 2008 Omnibus Plan in 2009. The amounts reported reflect the grant date fair value of each award, which equals the corresponding cash value of the award.

(3)	In 2009, the following directors elected to defer the receipt of all or a portion of their cash retainer and equity retainer under the Non-Employee Directors’ Deferred Compensation Plan. The restricted share units are fully vested at the grant date.

			Restricted Share
			Units Credited
	2009 Cash Deferrals	2009 Stock Deferrals	(excl. dividend
	($)	($)	equivalents) (#)

Graham T. Allison	35,000	50,000	3,462
Jerome A. Chazen	47,500	50,000	3,971
Peter Karmanos, Jr.	35,000	50,000	3,462
William U. Parfet	40,000	50,000	3,665
Ronald W. Tysoe	—	50,000	2,036

Mr. Hatkoff did not defer any retainer amounts. Therefore, the value of fractional shares related to the equity retainer was paid in cash.

Communication with the Board

Any shareholder or interested party who desires to communicate with the Board or any specific director, including non-management directors, the presiding director, or committee members, may write to: Taubman Centers, Inc., Attn: Board of Directors, 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324.

Depending on the subject matter of the communication, management will:

•	forward the communication to the director or directors to whom it is addressed (matters addressed to the Chairman of the Audit Committee will be forwarded unopened directly to the Chairman);

•	attempt to handle the inquiry directly where the communication does not appear to require direct attention by the Board or an individual member, e.g. the communication is a request for information about the Company or is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

To submit concerns regarding accounting matters, shareholders and other interested persons may also call the Company’s toll free, confidential hotline number published at www.taubman.com under Investing—Corporate Governance. Employees may submit such concerns on a confidential and anonymous basis.

Communications made through the confidential hotline number are reviewed by the Audit Committee at each regularly scheduled meeting; other communications will be made available to directors at any time upon their request.

Executive Officers

The executive officers of the Company serve at the pleasure of the Board. The executive officers of the Company are as follows:

Name	Age	Title

Robert S. Taubman	56	Chairman of the Board, President and Chief Executive Officer
Lisa A. Payne	51	Vice Chairman, Chief Financial Officer and Director
William S. Taubman	51	Chief Operating Officer and Director
Esther R. Blum	55	Senior Vice President, Controller and Chief Accounting Officer
Stephen J. Kieras	56	Senior Vice President, Development of The Taubman Company LLC
Robert R. Reese	46	Senior Vice President, Chief Administrative Officer of The Taubman Company LLC
David T. Weinert	50	Senior Vice President, Leasing of The Taubman Company LLC

See “Proposal 1—Election of Directors—Directors” for biographical and other information regarding Mr. Robert Taubman, Ms. Payne and Mr. William Taubman.

Esther R. Blum is a Senior Vice President, the Controller, and Chief Accounting Officer of the Company, a position she has held since 1999. Ms. Blum became a Vice President of the Company in January 1998, when she assumed her current principal functions. Between 1992 and 1997, Ms. Blum served as the Manager’s Vice President of Financial Reporting and served the Manager in various other capacities between 1986 and 1992.

Stephen J. Kieras is Senior Vice President, Development of the Manager, a position he has held since September 2004. Mr. Kieras was a Group Vice President, Development of the Manager from 2001 to September 2004, a Vice President, Development from 1998 to 2001 and a Director, Development from 1990, when he joined the Manager, to 1998.

Robert R. Reese is Senior Vice President, Chief Administrative Officer of the Manager, a position he has held since June 2005. Mr. Reese was Senior Vice President, Strategy and Business Performance of the Manager from 2004 to June 2005. Prior to joining the Company, Mr. Reese was a partner in the Chicago-based management consulting firm of RNW Consulting from 1998 to 2004, where he advised the Company on a range of corporate performance initiatives. Earlier in his career he served as a senior manager with Accenture and a vice president at Citibank.

David T. Weinert is Senior Vice President, Leasing of the Manager, a position he has held since July 2004. Mr. Weinert was a Group Vice President, Leasing of the Manager from 2001 to July 2004, a Vice President heading leasing for the Manager’s western region based in San Francisco from 1992 to 2001 and served the Manager’s leasing department in various other capacities between 1986 and 1992.

Former Executive Officers in 2009.  Morgan B. Parker was President of Taubman Asia from April 2005 until October 2009.

Compensation Discussion And Analysis

The Compensation Committee (referred to as the “Committee” in this section and the Named Executive Officer Compensation Tables) is composed entirely of independent directors and administers the senior management compensation program of the Company. The Committee’s responsibilities include recommending and overseeing compensation and benefit plans and policies, reviewing and approving equity grants and otherwise administering share-based plans, and reviewing and approving annually all compensation decisions relating to the Company’s senior management, including the Chief Executive Officer, the Chief Financial Officer and the other executive officers named in the Summary Compensation Table (the “named executive officers”). The term “senior management” as used herein refers to the 11 members of the Company’s operating committee in 2009, a key managerial unit for the Company’s business, consisting of the executive officers and other key employees.

This Compensation Discussion and Analysis (“CD&A”) explains how the Company’s compensation programs are designed and operate in practice with respect to the named executive officers. One of the Company’s named executive officers, Mr. Parker, resigned as President of Taubman Asia and entered into a separation agreement in October 2009. Prior to such termination, Mr. Parker’s overall compensation was subject to a significantly different compensation program because his sole managerial responsibilities related to opportunities and operations in the Asia-Pacific region. Therefore, the only sections in this Compensation Discussion and Analysis applicable to the compensation of Mr. Parker is “—2009 Compensation—Mr. Parker” and applicable portions of “—Executive Summary—Compensation Program and Philosophy”; all other references to the named executive officers and senior management in this CD&A exclude Mr. Parker.

Executive Summary

Compensation Program and Philosophy.

The Company’s compensation program for its named executive officers is designed to:

•	provide total compensation that is both fair and competitive;

•	attract, retain and motivate key executives who are critical to the Company’s operations;

•	increase the proportion of “at-risk” pay as an employee’s level of responsibility increases, while rewarding superior individual and Company performance on both a short-term and long-term basis; and

•	align executives’ long-term interests with those of shareholders.

In furtherance of the foregoing objectives, the Committee has designed the compensation program for named executive officers generally to consist of base salary, an annual cash bonus, and long-term incentive awards (collectively, “total direct compensation” or “TDC”), as well as limited perquisites, contributions to defined contribution plans and customary benefits provided to all salaried employees. In 2009, certain named executive officers also received a performance-based option grant. Further, certain named executive officers have a right to contingent compensation relating to change of control and/or employment agreements.

2009 Compensation Summary.

Impact of Recession.  In late 2008 and early 2009, forecasts for 2009 generally called for a weakening economy in the United States, with the continuation of the severe economic recession. Although management was unable to predict the duration and depth of the economic slowdown and the precise impact on the Company’s business at such time, management noted that a continuing weak economy would strain the resources of the Company’s tenants and their customers, as well as the Company’s joint venture partners, and negatively impact the Company’s ongoing business and future operations. In early 2009, the Company announced guidance for 2009 Funds from Operations (“FFO”) per diluted share of $2.69 to $2.94. Adjusting for the Oyster Bay and Sarasota impairments in 2008 and the related incremental costs in 2009 as well as a workforce reduction in early 2009, 2009 Adjusted FFO guidance represented a range of nearly flat to an 8% decrease from 2008. In addition, there were a significant number of economic indicators, general and industry specific, that indicated the regional shopping center industry and the real estate sector would be negatively affected for a number of years in terms of operations, liquidity and access to the capital markets. As of March 5, 2009, the date the Committee made the 2009 equity awards to named executive officers, the Company’s common stock was trading at $13.83, a 45.7% decrease from December 31, 2008 and a 72.7% decrease from February 27, 2008, the date the Committee made 2008 option grants to named executive officers. The foregoing factors materially affected the design and implementation of the 2009 compensation program.

Target TDC.  In determining compensation changes for named executive officers from year to year, the Committee generally focuses on target total direct compensation (“target TDC”), which consists of base salary, a target annual cash bonus and target long-term incentive awards. In 2009, the Committee was challenged to balance the desire to properly motivate and retain the named executive officers, the importance of being fiscally responsible and ensuring alignment with shareholders. The Committee determined that it was prudent to maintain 2009 target TDC at 2008 levels for the named executive officers.

The Committee continues to emphasize the importance of a strong pay-for-performance philosophy. In 2009, the Committee revised the long-term incentive program in part to strengthen this core objective, with the addition of performance share units representing 50% of the target long-term incentive awards for named executive officers, with restricted share units accounting for the remaining 50% of the awards. In the prior long-term incentive award program, restricted share units represented two-thirds of the target award value and time-vesting options represented one-third of such value. Target performance-based compensation equaled 47% to 49% of the target TDC of named executive officers in 2009, with a slight increase in the percentage of at-risk pay for those named executive officers with increased responsibilities. The named executive officers earn the target TDC only to the extent target performance measures are achieved. To the extent target performance measures are not achieved or are exceeded, the named executive officers generally will earn compensation below or above the target TDC, respectively. Notwithstanding the foregoing, the Committee retains the discretion to revise performance-based compensation for individual performance (as utilized for the allocation of the senior management annual bonus pool) or extraordinary circumstances. The Committee also retains discretion to provide bonuses outside the Company’s annual bonus plan, make equity grants other than under the existing long-term incentive program, and to provide other compensation. In 2009, the Committee determined it was appropriate to issue performance-based options to certain members of senior management for retention and incentive purposes, as discussed below.

The Committee also ensures that executives focus on a variety of key performance metrics. The 2009 annual bonus plan was predicated on the level of change in FFO per diluted share in 2009 from Adjusted FFO per diluted share in 2008. The 2009 performance share unit grants represent a contingent number of units of stock granted at the beginning of a three-year performance cycle, with actual unit grants 0 to 300% of target grants based on the Company’s relative total shareholder return (compared to 24 other retail REITs) over such performance period. The performance-based options vested based on satisfaction of a $30 closing stock price for 10 consecutive trading days (a 117% increase from the exercise price).

The Committee further believes in the importance of balancing short-term and long-term compensation. In 2009, long-term incentive compensation represented 38% to 56% of target TDC, with an increasing percentage of long-term pay as a named executive officer’s level of responsibility increases. In addition, named executive officers have significant amounts of equity awards granted in prior years subject to vesting over a number of years.

The following table sets forth target TDC approved for the named executive officers in 2009. The performance-based option grants, discussed below, were considered separately from 2009 target TDC.

							Target TDC
				Target					Internal
				Performance-		Target Long-			Pay Equity
			Target	Based		Term Incentive		% Change	(% of CEO
		Target	LTIP	Compensation	Target	Compensation		from 2008	2009
	Base Salary	Annual	Award-	(% of Target	LTIP Award-	(% of Target		(as	Target
Name	($)	Bonus($)(1)	PSUs($)	TDC)(2)	RSUs($)	TDC)(3)	2009 ($)	adjusted)(1)	TDC)

Robert S. Taubman	677,625	635,274	825,000	49%	825,000	56%	2,962,899	—	—
Lisa A. Payne	547,313	444,692	500,000	47%	500,000	50%	1,992,005	—	67%
William S. Taubman	521,250	423,516	500,000	47%	500,000	51%	1,944,766	—	66%
David T. Weinert	364,875	296,461	240,000	47%	240,000	42%	1,141,336	—	39%
Stephen J. Kieras	328,388	266,816	185,000	47%	185,000	38%	965,204	—	33%

(1)	Historically, the Company set the performance targets such that the expected outcome resulted in an earned cash bonus pool of 125% of the target cash bonus pool. Beginning in 2009, the Committee set its performance target such that the expected outcome resulted in a 100% payout. Therefore, the target bonus and target bonus as a percentage of base salary were recalibrated to ensure no net effect. Therefore, the discussion of 2008 to 2009 target annual bonuses in this proxy statement state there was no change, even though actual amounts have changed. This table indicates no percentage change in target TDC from 2008 to 2009.

(2)	Target Annual Bonus plus Target LTIP Award-PSUs, divided by Target TDC in 2009.

(3)	Target LTIP Award-PSUs plus Target LTIP Award-RSUs, divided by Target TDC in 2009.

Performance-Based Option Grants.  In March 2009, the Committee noted that the significant decrease in the stock price of the common stock in 2008 and early 2009 had a substantially greater impact on senior management due to the high percentage of their pay consisting of equity awards relative to employees generally. In particular, the stock price decline had resulted in a substantial portion of prior equity awards made to senior management being underwater (options) or having lost significant value since grant (restricted share units). The Committee determined that it was important for retention and incentive purposes to provide a special option grant in March 2009 for senior management, excluding Robert Taubman, William Taubman and Morgan Parker, especially since the significant stock price decline was largely due to global macroeconomic events. The Committee noted that Robert Taubman’s and William Taubman’s significant equity ownership in the Company provided sufficient retention and incentive, and Mr. Parker had a significant equity interest in Taubman Asia.

Given the significant volatility in the Company’s stock price and its steep decline as of March 2009, the Committee also determined it was important that officers not benefit from short-term market increases and to strengthen shareholder alignment. The options were granted at an exercise price of $13.83, with a vesting condition requiring the closing price of the Company’s common stock to be greater than or equal to $30 for 10 consecutive trading days (corresponding to a stock price increase of at least 117%). Of particular note, such $30 trading price corresponded to the recovery of approximately $800 million of common shareholder wealth from the grant date closing price. The option grants were additive to existing equity grants, and therefore did not represent a repricing or replacement of existing equity awards.

The options vested in September 2009, significantly earlier than the Committee had anticipated as of the grant date. Although shareholders equally benefitted from the stock market increase, the Committee determined it was important to ensure the objectives of retention, incentive and shareholder alignment were preserved. Therefore, in October 2009, each of the recipients of the option grants entered into a fair competition agreement, which contains competition and solicitation restrictions and will remain in effect for each person until the earlier of the third anniversary of the date that their respective employment with the Company terminates or March 5, 2014.

Earned Compensation.  In 2009, economic conditions in the United States were difficult with global and financial markets experiencing substantial disruption, as well as the retail market. 2009 also was a challenging year for the Company. For 2009, net loss allocable to common shareowners was $(1.31) per diluted common share; adding back $1.99 per share of real estate deprecation and noncontrolling interests arrives at FFO per share of $0.68. For 2008, net loss allocable to common shareowners was $(1.64) per diluted common share; adding back $3.15 per share of real estate deprecation and noncontrolling interests resulted in FFO per share of $1.51. See the Company’s 2009 Annual Report on Form 10-K for full reconciliations of net income (loss) allocable to common shareowners to FFO. The 2009 amounts were significantly impacted by the Company’s share of impairment charges of $160.8 million for the Company’s projects at The Pier and Regency Square, the Company’s share of a litigation charge of $30.4 million relating to Westfarms, and a $2.5 million restructuring charge, whereas the 2008 amounts were significantly impacted by impairment charges of $126.3 million for the Company’s Sarasota and Oyster Bay projects. Adjusted FFO per diluted share (which excludes the impairment, litigation and restructuring charges) in 2009 was $3.06, a less than 1% decrease from Adjusted FFO per diluted share in 2008 of $3.08. See the Company’s 2009 10-K for a description of the material changes between such fiscal years.

Without the adjustment of 2009 FFO per diluted share for the impairment, litigation and restructuring charges, there would have been no payout in accordance with the 2009 annual bonus plan formula (subject to use of the authorized discretion). However, the Committee determined it was critical to not penalize participants for charges that management believed were not generally attributable to the poor performance of the certain participants, especially given the Company’s solid operating performance, as exemplified by 2009 Adjusted

FFO per diluted share, in spite of the recessionary economy. On the other hand, the Committee recognized it was necessary to be prudent with compensation expense given the current economic and financial climate generally, and in the retail and regional mall industries specifically. Further, the Committee could not wholly ignore $193.7 million in charges in 2009. Excluding all of the charges would have resulted in an aggregate annual bonus pool of more than 115% of the target annual cash bonus pool. Instead, the Committee utilized negative discretion and established an annual bonus pool of 49% of the target annual cash bonus pool for the Company as a whole, with senior management having an aggregate annual cash bonus pool of 15% of their target annual cash bonus pool based upon the Committee’s determination that senior management should bear a larger portion of the burden of the charges due to their greater control over the Company’s strategic decisions. Overall, the 2009 bonus expense for senior management was approximately $448,000 compared to a target bonus pool of $3.0 million and 2008 expense of $1.0 million compared to a target bonus pool of $2.4 million. In March 2010, the Committee allocated the actual cash bonus pool for senior management based on its subjective determination of individual performance.

From the grant of the performance share units in March 2009 through December 31, 2009, the Company’s total shareholder return was 124.0%. As of December 31, 2009, such performance would have resulted in a 236% payout of the target performance share unit awards. The actual payout determination will be made for the three-year period ended December 31, 2011.

As noted above, the performance-based options vested in September 2009.

Advisors Utilized in Compensation Determinations

Management and Other Employees.

The Committee takes significant direction from the recommendations of the Manager, including Mr. Robert Taubman and Mr. Reese, regarding the design and implementation of the compensation program for senior management. The Committee relies on the Manager because it has significant involvement in and knowledge of the Company’s business goals, strategies and performance, the overall effectiveness of senior management and each person’s individual contribution to the Company’s performance. For each named executive officer, the Committee is provided a compensation recommendation for target TDC as well as information regarding historical TDC, the individual’s experience, current performance and other subjective factors. The Manager also provides recommendations for the performance metrics to be utilized in the incentive compensation programs, the appropriate performance targets and an analysis of whether such performance targets have been achieved (including recommended adjustments). Further, the Manager provides a general, subjective assessment of each member of senior management to assist the Committee in determining compensation, including the allocation of the earned annual bonus pool of senior management. The Committee retains the discretion to modify the recommendations of the Manager and reviews such recommendations for their reasonableness based on the Company’s compensation philosophy and related considerations.

The Company and the Committee together set the meeting dates and agendas for Committee meetings, and Mr. Robert Taubman is invited regularly to attend such meetings. Mr. Reese is invited to attend certain meetings as appropriate. The Committee also meets regularly in executive session outside the presence of management to discuss compensation issues generally, as well as to review the performance of and determine the compensation of Mr. Robert Taubman. The Company’s legal advisors, human resources department and corporate accounting department support the Committee in its work in developing and administering the Company’s compensation plans and programs.

Third-Party Consultants.

The Committee re-engaged Towers Watson as its compensation consultant for 2009 with respect to the Company’s senior management compensation program (excluding Mr. Parker, consistent with historical practice). Towers Watson’s responsibilities included, among other things, (A) to discuss ‘best practices’ and market trends in compensation; (B) to assess the Company’s competitive position regarding compensation of named executive officers based on proxy data consisting of six regional mall REITs and 13 shopping center and office REITs; (C) to advise with respect to equity awards granted in accordance with the revised long-term incentive program under the

2008 Omnibus Plan; and (D) to review the CD&A in the 2009 proxy statement and assist in calculating the 280G amounts for purposes of the 2009 proxy statement.

Peer Group Data

The Committee believes it is appropriate to obtain a new study of comparator groups relating to the target TDC of senior management at least every other year to ensure the Committee is properly reflecting market conditions. In addition, proxy statement data and information on material compensation trends is obtained annually with respect to the named executive officers to provide a general understanding of current compensation practices, but such information is not used for benchmarking purposes. Although Towers Watson did provide certain market data to the Committee in 2009, the Committee did not benchmark the target TDC for the named executive officers in 2009. The market data was primarily proxy data from 2008 proxy statements, relating to 2007 compensation, from six regional mall REITs and 13 shopping center and office REITs. The Committee determined that such data was relatively outdated due to the current economic environment and regulatory policies and proposed reforms addressing executive compensation, and therefore based its compensation determinations on individual, Company and macroeconomic factors.

Elements of Compensation for 2009 for Named Executive Officers

The primary elements of annual compensation provided to named executive officers for 2009 generally were base salary, an annual cash bonus, a long-term incentive award and a performance-based option grant, as well as perquisites, contributions to defined contribution plans and customary benefits provided to all salaried employees. Further, certain named executive officers have a right to contingent compensation relating to change of control and/or employment agreements.

Compensation Objectives and Key Features.

The following table sets forth how each element of compensation to named executive officers for 2009 is intended to satisfy one or more of the Company’s compensation objectives, as well as key features of the compensation elements that address such objectives.

Element of Compensation	Compensation Objectives	Key Features

Base Salary
  •     Provide a minimum, fixed level of cash
      compensation

•     Primary factor in retaining and
      attracting key employees in a
      competitive marketplace

•     Preserve an employee’s commitment
      during downturns in the REIT
      industry and/or equity markets
• Historically, determinations based on an evaluation of the individual’s experience, current performance, internal pay equity and a comparison to regional mall REIT comparator group

Element of Compensation	Compensation Objectives	Key Features

Annual Cash Bonus	• Incentive for the achievement of annual Company financial goals and individual goals • Assist in retaining, attracting and motivating employees in the near term
 •      Performance measure was FFO per
      diluted share, as adjusted for
      extraordinary charges. Historically,
      also included Comparable
      Center NOI growth

•     Target cash bonus pool for senior
      management consisted of aggregate
      target cash bonuses of each member of
      senior management

•     Earned cash bonus pool of senior
      management was a percentage of the
      target bonus pool of senior
      management, ranging from 0% to 200%
      based on satisfaction of performance
      goal; the Committee also utilized
      negative discretion as
      appropriate

•     Cash bonuses earned by each member
      of senior management were determined
      by the Committee upon its allocation
      of the aggregate, earned cash bonus
      pool of senior management based on
      subjective determination of individual
      performance

Long-Term Incentive Program (RSUs and PSUs)
 •      Provide incentive for employees to
      focus on long-term fundamentals and
      thereby create long-term shareholder
      value

•     Incentive for the achievement of
      annual Company financial or
      strategic goals

•     Assist in maintaining a stable,
      continuous management team
      in a competitive market

•     Limited dilution to existing
      shareholders
• Stock Ownership Guidelines—reinforce focus on long-term fundamentals

Restricted share units	• Maintain shareholder-management alignment • Provide upside incentive in up market, with some down market protection	• 50% of long-term incentive compensation award • Three-year cliff vest, with no dividends paid on vesting

Performance share units
 •      Enhance pay-for-performance
      objective (using long-term performance
      measure and vesting) and
      shareholder alignment

•     Provide some upside in up or down
      market based on relative
      performance

•     Easy to understand and track
      performance

•     Lessen dilution in comparison to
      options
• 50% of long-term incentive
      compensation award

•     Performance share units represent a
      contingent number of units of stock
      granted at beginning of performance
      cycle, with actual unit grants of 0% to
      300% based on relative performance
      of total shareholder return over such
      three-year period. Comparator group
      is the FTSE NAREIT ALL REIT
      Index, Property Sector: Retail,
      consisting of 24 other companies

•     Three-year cliff vest, with no dividends
paid on vesting

Element of Compensation	Compensation Objectives	Key Features

Performance-based options
 •      Retention, due to underwater
      outstanding options and outstanding
      restricted share units having lost
      significant value, which had a
      substantially greater impact on senior
      management due to the high
      percentage of their pay consisting of
      equity awards relative to employees
      generally

•     Incentive for the achievement of stock
      price growth

•     Provide alignment with shareholders;
      no value unless stock price
      significantly improves
• Vests upon the closing price of the
      Company’s common stock being
      greater than or equal to $30 for 10
      consecutive trading days (corresponding
      to a stock price increase of at
      least 117%)

•     Each of the recipients entered into a
      fair competition agreement due to
      earlier vesting of such options than
      anticipated, which contains
      competition and solicitation
      restrictions and will remain in
      effect for each person until the earlier
      of the third anniversary of the date
      of their respective employment
      with the Company terminates or
March 5, 2014.

Perquisites	• Assist in retaining and attracting employees in competitive marketplace, with indirect benefit to Company	• May include financial planning assistance, health club membership dues, car allowance, home office expense and (with reimbursement by users) personal use of Company leased aircraft

Change of control agreements
 •     Ensure continued dedication of
      employees in case of personal
      uncertainties or risk of job loss

•     Ensure compensation and benefits
      expectations are satisfied

•     Retain and attract employees in a
      competitive market
• Ms. Payne, Mr. Weinert and
      Mr. Kieras have change of
      control agreements

•     Double trigger (change of control and
      actual or constructive termination
      of employment) required
      for most benefits

•     Full tax-gross up on
      benefits that exceed
      110% of limits set forth in
Section 280G of the IRC

Employment agreements	• Retain and attract employees in a competitive market • Ensure continued dedication of employees in case of personal uncertainties or risk of job loss	• Ms. Payne has employment agreement

Timing of Compensation Determinations of TDC.  The following table sets forth the timing of the Committee’s compensation determinations for named executive officers with respect to TDC for 2009.

Element of Compensation	Meeting Date/Review and Approval Steps

Base salary	March 2009. Approved base salary, effective April 2009.

Annual bonus plan	March 2009. Approved financial performance goal of Company and cash bonus payment formula. Approved cash bonus targets (as percentage of base salary).

December 2009. Reviewed preliminary achievement of financial performance goal. Preliminary approval of permitted adjustments to performance goal.

March 2010. Approved permitted adjustments (impairment, litigation and restructuring charges) in reported financial performance goal. Reviewed achievement of financial performance goal, as adjusted. Utilized Committee negative discretion to establish aggregate bonus pool. Allocated cash bonus pool of senior management among members of senior management based on subjective factors.

Element of Compensation	Meeting Date/Review and Approval Steps

Long-term incentive program	December 2008. Approved 2009 long-term incentive program.
March 2009. Granted restricted share units and performance share units. Determined performance goal for performance share units.

The Committee also reviews and proposes changes to post-termination benefits, perquisites and other compensation matters as it deems appropriate. In particular, in March 2009, the Committee authorized the grant of the performance-based options. There were no changes to post-termination benefits or perquisites for the 2009 compensation program for named executive officers.

Compensation Differences Among Named Executive Officers.

Benchmarking by job responsibilities and position had been a significant factor in the Company’s compensation program for named executive officers in prior years, but it was not a direct factor in the 2009 compensation determinations. However, benchmarking in prior years continued to impact the 2009 program, as the Committee committed to maintain 2008 target TDC levels. The job responsibilities and positions of the named executive officers are as follows. Mr. Robert Taubman, Chairman, President and Chief Executive Officer, leads the management of the Company across all departments as well as serving as leader of the Board . Ms. Payne, Vice Chairman and Chief Financial Officer, and Mr. William Taubman, Chief Operating Officer, are primarily responsible for the financial and operational divisions of the Company; however, they also share significant responsibilities, leadership and decision-making authority with Mr. Robert Taubman in their core areas of responsibility as well as the Company as a whole and both are directors of the Board (with Ms. Payne as Vice Chairman). Mr. Weinert, Senior Vice President, Leasing, and Mr. Kieras, Senior Vice President, Development, are both responsible for key operating divisions of the Company and report to Mr. William Taubman.

In addition, the Committee utilized internal pay equity as an additional data point, but does not target specific internal pay equity metrics.

In 2009, the Committee also allocated the target cash bonus pool among senior management based on its subjective determination of individual performance.

Messrs. Robert Taubman and William Taubman did not receive a grant of performance-based options due to the significant equity holdings of the Taubman family, which the Committee believes provided sufficient retention and performance incentives.

Base Salary.

General.  The base salaries of named executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Merit increases normally take effect in early April.

2009 Analysis.  As noted previously, the Committee determined to maintain base salaries at 2008 levels for 2009. The Committee last revised such base salaries by 4.25% in 2007, which was consistent with the overall average wage increase provided to other Company employees at such time. The following table sets forth the base salaries approved for the named executive officers in 2008 and 2009.

Name	2008 and 2009 Base Salary ($)

Robert S. Taubman	677,625
Lisa A. Payne	547,313
William S. Taubman	521,250
David T. Weinert	364,875
Stephen J. Kieras	328,388

Annual Bonus Plan.

General.  The target bonus for each member of senior management is calculated based on a percentage of each person’s base salary. The Committee then establishes the target cash bonus pool for senior management, which consists of the aggregate target cash bonuses of each member of senior management. Upon the Committee’s approval of any adjustments to reported financial measures for purposes of determining the cash bonus pool, the Committee’s pre-approved payment formula determines the size of the earned cash bonus pool as a percentage of the target pool, ranging from 0% to 200%. Cash bonuses earned by each member of senior management are determined by the Committee upon its allocation of the earned cash bonus pool for senior management based on the Committee’s subjective analysis of an individual’s performance and other factors it deems relevant.

The annual bonus plan is predicated on the Company’s satisfaction of one or more annual performance measures. Target performance measures are established based upon the Company’s operating goals and competitive pressures, the anticipated economic climate (including interest rates) and other budgetary risks and opportunities. The Committee generally approved minimum, target and maximum levels such that the relative difficulty of achieving the target cash bonus level was consistent from year to year. In 2006, 2007 and 2008, the earned cash bonus pool was 185%, 155% and 43%, respectively, of the target cash bonus pool, reflecting that the annual bonus is truly at-risk.

In 2009, the Committee approved a more flexible and subjective annual bonus plan for the reasons noted above. The 2009 annual bonus plan was subject only to the level of change in FFO per diluted share. Comp Center NOI growth, which was used together with FFO per diluted share as the performance goals from 2004 to 2008 under the annual bonus plan, was eliminated for 2009. Additionally, the performance targets for FFO per diluted share in 2009 included a wider-than-customary payout range of FFO per diluted share, making it relatively harder to receive a bonus above target and relatively easier to receive a bonus below target. The Committee also retained additional discretion to increase or decrease the entire annual bonus pool positively or negatively by 25%, which allowed it to take into account actual market conditions for 2009. Consistent with prior years, the Committee retained authority to adjust reported financial measures for unusual or nonrecurring items that impact the results in a given year and/or that were not contemplated when the original targets were set; the Committee customarily utilizes this discretion as appropriate.

NAREIT defines FFO as net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from extraordinary items and sales of properties, plus real estate related depreciation and after adjustments for unconsolidated partnerships and joint ventures. The Company and the Committee believe that FFO is a useful supplemental measure of operating performance for REITs. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, the Company and most industry investors and analysts consider presentations of operating results that exclude historical cost depreciation to be useful in evaluating the operating performance of REITs. FFO is a non-GAAP measure and it should not be considered an alternative to net income as an indicator of the Company’s operating performance, and it does not represent cash flows from operating, investing or financing activities as defined by GAAP. FFO as presented by the Company is not necessarily comparable to similarly titled measures used by other REITs due to the fact that not all REITs use common definitions.

2009 Analysis.  Historically, the Company set the performance targets such that the expected outcome resulted in an earned cash bonus pool of 125% of the target cash bonus pool. Beginning in 2009, the Committee set the performance target such that the expected outcome resulted in a 100% payout. Therefore, the target bonus and target bonus as a percentage of base salary were recalibrated to ensure no net effect. Therefore, the discussion of 2008 to 2009 target annual bonuses state there was no change, even though actual amounts have changed.

The following table sets forth the target annual cash bonus approved for the named executive officers for 2008 and 2009 and the earned annual bonus for 2009.

	Target Annual Bonus (100%)
	2008	% of 2008	2009	% of 2009	Earned Annual Bonus
Name	($)	Base Salary	($)	Base Salary	2009 ($)

Robert S. Taubman	508,219	75	635,274	94	—
Lisa A. Payne	355,753	65	444,692	81	—
William S. Taubman	338,813	65	423,516	81	—
David T. Weinert	237,169	65	296,461	81	74,116
Stephen J. Kieras	213,453	65	266,816	81	66,704

Subject to the aforementioned discretion, the FFO per diluted share performance goal for 2009 was:

	Threshold	Target	Maximum
	(0% bonus pool)	(100% bonus pool)	(200% bonus pool)

FFO per diluted share	$2.69	$2.94	$3.19

The threshold and target performance goals represented the low and high range of the Company’s publicly announced guidance as of the grant date. The maximum performance goal represented an 8.5% increase over the high end of the Company’s guidance.

As described in detail above in “— Executive Summary—2009 Compensation Summary—Earned Compensation,” the Committee utilized negative discretion under the 2009 annual bonus plan to reinforce its pay-for-performance objective. In particular, the Committee established an earned annual bonus pool of 49% of the target annual cash bonus pool for the Company as a whole, with senior management having an earned annual bonus pool of 15% of their target annual cash bonus pool based upon the Committee’s determination that senior management should bear a larger portion of the burden of the impairment charge related to The Pier and Regency Square projects, and the litigation charge regarding Westfarms, due to their greater control over the Company’s strategic decisions.

In March 2010, the Committee allocated the earned cash bonus pool for senior management based upon its subjective determination of individual performance. Mr. Robert Taubman. Ms. Payne and Mr. William Taubman received no bonus primarily due to their responsibility for development activities of the Company (including impairment issues) and overall leadership of the Company. Mr. Weinert and Mr. Kieras received 25% of their target bonus.

Long-Term Incentive Program.

General.  In March 2007, the Manager conducted a full review of the Company’s existing long-term incentive program, with objectives to simplify the program, maintain the competitiveness of the program over time, enhance the pay-for-performance alignment, balance best practices and ‘best fit’ for the Company and maintain shareholder-management alignment. In connection with such review, the Committee approved the 2008 Omnibus Plan, which was subsequently approved by shareholders at the May 2008 annual meeting. In December 2008, based on the recommendations of the Manager, the Committee approved the revised long-term incentive program, which included: (A) eliminating the separate participation and performance components and replacing them with one target long-term incentive award; and (B) utilizing performance share units and restricted share units as the equity awards to be granted to senior management, thereby replacing time-vesting options from the annual long-term incentive program.

Under the revised program, beginning with the equity grants made in March 2009, 50% of the long-term incentive dollar award is converted into performance share units, which represent a contingent number of units of stock granted at the beginning of a specified performance cycle, with actual awards equal to 0 to 300% of the target grants based on the Company’s relative performance with respect to total shareholder return (using a comparator group consisting of companies in the FTSE NAREIT ALL REIT Index, Property Sector: Retail, the “NAREIT Index”) over a three-year period. The performance share units will cliff vest after three years based on the satisfaction of the performance measure. The other 50% of the long-term incentive award is converted into restricted share units.

The companies comprising the NAREIT Index applicable to the 2009 performance share unit grants are as follows:

• Acadia Realty Trust	• Equity One, Inc.	• Kite Realty Group Trust	• Saul Centers, Inc.
• Agree Realty Corporation	• Federal Realty Investment Trust	• National Retail Properties, Inc.	• Simon Property Group, Inc.
• Alexander’s Inc.	• Getty Realty Corp.	• Pennsylvania Real Estate Investment Trust	• Tanger Factor Outlet Centers, Inc.
• CBL & Associates Properties, Inc.	• Glimcher Realty Trust	• Ramco-Gershenson Properties Trust	• The Macerich Company
• Cedar Shopping Centers, Inc.	• Inland Real Estate Corporation	• Realty Income Corporation	• Urstadt Biddle Properties Inc.
• Developers Diversified Realty Corporation	• Kimco Realty Corporation	• Regency Centers Corporation	• Weingarten Realty Investors

The Committee did not change the dollar value of the target long-term incentive award for 2009. The number of restricted share units and performance share units were determined by dividing the dollar award by the average closing price of the common stock for the three trading days prior to and including the grant date. The LTIP grants for the 2009 compensation program were as follows:

Name	LTIP Award ($)	RSUs (#)	PSUs (#)

Robert S. Taubman	1,650,000	56,123	56,123
Lisa A. Payne	1,000,000	34,014	34,014
William S. Taubman	1,000,000	34,014	34,014
David T. Weinert	480,000	16,327	16,327
Stephen J. Kieras	370,000	12,586	12,586

Performance-Based Option Grant.  See “—Executive Summary” for a discussion of the Committee’s determination to issue the performance-based option grant. The option grants were additive to existing equity grants, and therefore do not represent a repricing or replacement of existing equity awards.

The number of options granted was determined by dividing the dollar value of the grant, which equaled the amount of the target annual long-term incentive grant of the applicable named executive officers for 2009, by the closing price of the Company’s common stock on the grant date and then multiplying such amount by a specified ratio. The performance-based option grants to named executive officers are as follows:

Name	Award ($)	Options (#)

Lisa A. Payne	1,000,000	433,840
David T. Weinert	480,000	208,243
Stephen J. Kieras	370,000	160,521

Equity Compensation—Other Policies.

Stock Ownership Guidelines.  Effective March 2010, the Committee revised the stock ownership guidelines for senior management, which resulted in an increase in the number of shares required to be retained. The prior guidelines were effective since March 2007, except for Mr. Parker. Mr. Parker was excluded from the guidelines at the time of adoption because he was not a participant in the Company’s long-term incentive compensation program and due to his significant equity stake in Taubman Properties Asia LLC (as further described below).

The revised guidelines require covered employees to hold a fixed number of shares of the Company’s common stock equal to (A) five times, in the case of the CEO, CFO and COO, and (B) two times, in the case of all other executive officers, their March 2010 base salary divided by $34.35, which represents the Company’s average closing stock price over the 90 trading days prior to March 1, 2010, the date of Board approval. Covered employees generally have a six-year period to comply with the guidelines, with the initial compliance deadline being March 1, 2013. At the end of the compliance period, if a covered employee does not hold the requisite amount of shares, then the Company will pay 50% of such person’s annual cash bonus in restricted share units until the minimum threshold is reached. The Committee will review the minimum equity holding level and other market trends and practices on a periodic basis. The Committee has confirmed that all employees currently satisfy the guidelines or are making significant progress toward the guidelines.

Timing and Pricing of Share-Based Grants.  The Committee and Company do not coordinate the timing of share-based grants with the release of material non-public information. The Committee generally establishes dates for regularly scheduled meetings at least a year in advance, and share-based grants for senior management and other employees generally are granted at the regular Committee meetings in the first and/or second quarter each year.

In accordance with The Taubman Realty Group Limited Partnership 1992 Incentive Option Plan, as amended (the “1992 Option Plan”), and 2008 Omnibus Plan, the exercise price of an option is the closing price of the Company’s common stock (as reported by the NYSE) on the date approved by the Committee to be the date of grant (which date is not earlier than the date the Committee approved such grant). The Committee is authorized to modify, extend or renew outstanding options, or accept the cancellation or surrender of such options, except to the extent such actions would constitute a repricing of options without satisfying the applicable shareholder approval requirements of the NYSE. In particular the 1992 Option Plan and the 2008 Omnibus Plan prohibit direct repricings (lowering the exercise price of an option) and indirect repricings (canceling an outstanding option and granting a replacement or substitute option with a lower exercise price, or exchanging options for cash, other options or other awards).

Trading Limitations.  In addition to the restrictions set forth in SEC regulations, the Company has an insider trading policy, which among other things, prohibits directors, executive officers and other employees from engaging in hedging or monetization transactions (such as zero-cost collars and forward sale contracts), short sales, trading in puts, calls, options or other derivative securities for speculative purposes or to separate the financial interest in such securities from the related voting rights with respect to the Company’s stock.

Perquisites.

The Company has historically maintained a conservative approach to providing perquisites to senior management. The available perquisites in 2009 were primarily additional benefits related to health programs and plans, as well as financial planning assistance. These perquisites have been carefully selected to ensure that there is an indirect benefit to the Company and that the value provided to employees is not excessive.

The Manager leases a corporate plane and, until August 2009, leased a fractional interest in another plane for business use and was reimbursed by the Taubman Family (including Messrs. Robert Taubman and William Taubman) for personal use of the corporate jets. Such persons are required to fully reimburse the Company for the incremental cost of such use, which is the aggregate of the following expenses related to each flight leg: total pilot expenses (lodging, meals and transportation), fuel costs and landing fees. Therefore, the Company has no incremental cost in providing this benefit.

Deferred Compensation Arrangements.

The Committee believes nonqualified deferred compensation arrangements are a useful tool to assist in tax planning and ensure retirement income for its named executive officers. Existing deferred compensation arrangements do not provide for above-market or preferential earnings as defined under SEC regulations. The Company did not enter into any new nonqualified deferred compensation arrangements with its named executive officers in 2009. See “Nonqualified Deferred Compensation in 2009” for information regarding the Company’s nonqualified deferred compensation arrangements existing in 2009, as well as contributions, earnings and withdrawals in 2009 and aggregate balances as of December 31, 2009.

Severance Payments.

See “Potential Payments Upon Termination or Change-in-Control” for a description of potential payments and benefits to the named executive officers under the Company’s compensation plans and arrangements upon termination of employment or a change of control of the Company.

Change of Control Agreements.  The Company and TRG are party to change of control agreements with certain members of senior management, including Ms. Payne, Mr. Weinert and Mr. Kieras. These agreements were originally entered into in connection with a hostile takeover bid in 2003, and the Committee believes these agreements were instrumental in the continued success of the Company during such period and would be instrumental in the success of the Company in the event of any future hostile takeover bid. The Committee believes that such agreements are in the best interests of the Company and its shareholders to ensure the continued dedication of such employees, notwithstanding the possibility, threat or occurrence of a change of control. Further, it is imperative to diminish the inevitable distraction of such employees by virtue of the personal uncertainties and risks created by a pending or threatened change of control, and to provide such employees with compensation and benefits arrangements upon a change of control that ensure that such employees’ compensation and benefits expectations will be satisfied and such compensation and benefits are competitive with those of other companies.

A fundamental feature of these agreements is that most of the benefits have a “double-trigger,” which means that two events must occur for payments to be made (a change of control and the actual or constructive termination of employment, in this case within three years from such trigger event). This is consistent with the purpose of the program, which is to provide employees with a guaranteed level of financial protection upon loss of employment. The only exceptions relate to vesting of share-based awards, which the Committee believes is appropriate due to the significant investment change that would likely result from converting such shares into awards of the surviving company. Another fundamental feature of these agreements is the provision of a full tax-gross up, which reinforces the purpose of such agreements, on benefits that exceed 110% of the limits set forth in Section 280G of the IRC. This conditional gross-up ensures excise tax gross-ups are only provided if the amount is at least 110% of the 280G limit, and if so, results in the full payout to applicable employees.

Employment Agreements.  Ms. Payne also is party to an employment agreement with the Company, initially entered into in 1997, that provides for specified severance benefits. This employment agreement was entered into in order to recruit Ms. Payne in a competitive market for her services, and the Committee continues to believe the potential severance benefits are consistent with its original objectives and are within current market practices. Mr. Parker’s employment agreement and separation agreement is discussed below.

2009 Compensation—Mr. Parker

Mr. Parker resigned as President of Taubman Asia and entered into a separation agreement in October 2009. For a description of Mr. Parker’s separation agreement, see “Named Executive Officer Compensation Tables—Potential Payments Upon Termination or Change-in-Control.”

Prior to such termination, Mr. Parker’s overall compensation was subject to a significantly different compensation program because his sole managerial responsibilities related to opportunities and operations in the Asia-Pacific region. Mr. Parker had an employment agreement with the Company that was renegotiated in April 2008 in a competitive market for persons with expertise in real estate in the Asia-Pacific region. Mr. Parker’s employment agreement provided for an annual base salary of $1,100,000, with consideration of upward adjustments to be reviewed annually. The agreement also provided Mr. Parker with an opportunity to earn an annual bonus of up to $400,000 if his performance exceeded expectations; this bonus was discretionary and not part of the Company’s annual bonus plan. Mr. Parker did not receive a discretionary bonus for 2009. In addition, Mr. Parker received the following perquisites: a car allowance; a home office allowance; and membership in a business/recreation club acceptable to the Company in its reasonable discretion. Mr. Parker also had a 10% ownership interest in Taubman Properties Asia LLC, a consolidated subsidiary of the Company. As a result of such equity interest as well as his relatively high base salary, the Committee determined that Mr. Parker would not generally participate in the Company’s long-term incentive program otherwise utilized for senior management.

Policy Regarding Retroactive Adjustments

Section 304 of the Sarbanes-Oxley Act of 2002 authorizes a company to claw back certain incentive-based compensation and stock profits of the Chief Executive Officer and Chief Financial Officer if the company is required to prepare an accounting restatement due to the material noncompliance of the company, as a result of misconduct, with any financial reporting requirement under the securities laws. The Committee does not otherwise have a formal policy regarding whether the Committee will make retroactive adjustments to, or attempt to recover, cash or share-based incentive compensation granted or paid to senior management in which the payment was predicated upon the achievement of certain financial results that are subsequently the subject of a restatement. The Committee may seek to recover any amount determined to have been inappropriately received by the individual executive to the extent permitted by applicable law.

Accounting and Tax Considerations

Deductibility of Executive Officer Compensation.  Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”), provides that subject to certain exceptions (the most significant of which is performance-based compensation), a publicly-held corporation may not deduct compensation exceeding $1 million in any one year paid to its chief executive officer and its three other most highly compensated executive officers. However, the Company’s chief executive officer and all of its other executive officers are employed by the Manager, and Section 162(m) does not apply to the Manager because it is a partnership for federal income tax purposes. The executive officers perform limited services for the Company pursuant to a services agreement between the Company and the Manager. The Committee does not anticipate that any portion of Manager’s compensation expense that may be allocable to the Company will be limited by Section 162(m). Even if the Company’s compensation expense deduction were limited by Section 162(m), as long as the Company continues to qualify as a real estate investment trust under the IRC, the payment of non-deductible compensation should not have a material adverse impact on the Company. The 2008 Omnibus Plan is designed to permit the Committee to grant awards that qualify for purposes of satisfying the conditions of Section 162(m).

Nonqualified Deferred Compensation.  Section 409A of the Code provides that amounts deferred under nonqualified deferred compensation arrangements will be included in an employee’s income when vested unless certain conditions are met. If the conditions are not satisfied, amounts subject to such arrangements will be immediately taxable and employees will be subject to additional income tax, penalties and a further additional income tax calculated as interest on income taxes deferred under the arrangement. In December 2008, the Company revised certain of its compensation agreements to ensure that all of the Company’s employment, severance and deferred compensation arrangements satisfy the requirements of Section 409A to allow for deferral without accelerated taxation, penalties or interest.

Change in Control Payments.  Section 280G of the IRC disallows a company’s tax deduction for “excess parachute payments,” generally defined as payments to specified persons that are contingent upon a change of control in an amount equal to or greater than three times the person’s base amount (the five-year average of Form W-2 compensation). Additionally, IRC Section 4999 imposes a 20% excise tax on any person who receives excess parachute payments.

The Company’s share-based plans entitle participants to payments in connection with a change in control that may result in excess parachute payments. Further, Ms. Payne, Mr. Weinert and Mr. Kieras have employment agreements and/or change in control agreements which entitle them to payments upon termination of their employment following a change in control of the Company that may qualify as excess parachute payments. As noted earlier, the change in control agreements provide a full tax-gross up on benefits that exceed 110% of the limits set forth in Section 280G of the IRC.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the CD&A in this proxy statement with management, including the Chief Executive Officer. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the Company’s annual report on Form 10-K for the year ended December 31, 2009 and the proxy statement for the 2010 annual meeting of shareholders.

The Compensation Committee

Craig M. Hatkoff, Chairman
Jerome A. Chazen
Peter Karmanos, Jr.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or an employee of the Company. In addition, during 2009, none of the Company’s executive officers served on the board of directors or compensation committee (or committee performing equivalent functions) of any other company that had one or more executive officers serving on the Board or Compensation Committee.

Named Executive Officer Compensation Tables

Summary Compensation Table

The table below summarizes the total compensation paid or earned by the named executive officers in 2009, 2008 and 2007.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)

Robert S. Taubman	2009	677,625	—	1,371,646	—	—	38,942	2,088,213
Chairman, President and CEO	2008	677,625	—	1,035,894	634,460	127,055	37,304	2,512,338
	2007	670,719	—	1,032,808	710,779	686,095	27,075	3,127,476

Lisa A. Payne	2009	547,313	—	831,302	585,684	—	36,373	2,000,672
Vice Chairman and CFO	2008	547,313	—	606,534	371,482	195,664	38,304	1,759,297
	2007	541,306	—	585,273	402,774	551,418	27,075	2,107,846

William S. Taubman	2009	521,250	—	831,302	—	—	28,942	1,381,494
Chief Operating Officer	2008	521,250	—	606,534	371,482	84,703	27,304	1,611,273
	2007	515,529	—	585,273	402,774	508,219	27,075	2,038,870

Morgan B. Parker	2009	825,000	—	—	— (4)	—	328,042	1,153,042
Former President, Taubman Asia	2008	1,084,028	—	—	—	—	48,331	1,132,359

David T. Weinert	2009	364,875	—	399,032	281,128	74,116	29,942	1,149,093
Senior Vice President,	2008	364,875	—	288,249	176,548	130,443	28,304	988,419
Leasing (Manager)	2007	360,870	—	275,419	189,550	438,762	27,075	1,291,676

Stephen J. Kieras	2009	328,388	—	307,602	216,703	66,704	27,419	946,816
Senior Vice President	2008	328,388	150,000	219,213	134,250	74,709	26,615	933,175
Development (Manager)	2007	360,870	—	206,606	142,165	438,762	27,075	1,175,478

(1)	The amounts reported reflect the grant date fair value (excluding the effect of estimated forfeitures). All awards in the Stock Awards column for 2009 relate to restricted share units and performance share units granted in 2009 under the 2008 Omnibus Plan. All awards in the Options Awards column for 2009 relate to options granted in 2009 under the 2008 Omnibus Plan. Valuation assumptions used in determining the grant date fair value of 2009 awards are included in note 13 of the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

The grant date fair value of the performance share units reflect the probable outcome of the award. The relative total shareholder feature of the performance share unit awards represents a “market condition” under applicable accounting requirements. As such, the grant date fair value of the award must reflect the probabilities of all possible outcomes of the market condition as they existed at that date. To that end, the Company employed a valuation method that statistically simulated an expected total shareholder return performance relative to the comparator group and determined the corresponding number of the contingent awards that would result. The single grant date fair value computed by this valuation method is recognized by the Company in accounting for the awards regardless of the actual future outcome of the relative total shareholder return feature. Therefore, there is no separate maximum grant date fair value reported with respect to the performance share units.

The grant date fair value of each restricted share unit is calculated as the closing price of the Company’s common stock as of the grant date, less the present value of the expected dividends during the vesting period using a risk free interest rate of 1.3%.

The grant date fair value of each option is calculated using a Monte Carlo simulation due to the market-based vesting condition, using assumptions which are included in note 13 to the Company’s audited financial statements included in the 2009 10-K.

(2)	The amounts earned in 2009, consisting of payments earned under the 2009 annual bonus plan, were approved by the Committee on March 2, 2010. Payment of such bonus occurred on March 12, 2010.

(3)	Except for Mr. Parker, 2009 amounts include $19,914 and $9,028 (or $7,505 for Mr. Kieras) contributed by the Company to such person’s account in the 401(k) Plan and Supplemental Retirement Savings Plan, respectively. See “Nonqualified Deferred Compensation in 2009” for additional information on the Supplemental Retirement Savings Plan. Also includes the following perquisites: Mr. Robert Taubman (financial planning); Ms. Payne (financial planning and health club membership dues); and Mr. Weinert (health club membership dues).

For Mr. Parker, includes: (A) related to his employment through October 2009, a $22,500 car allowance, home office allowance and business club membership dues, and (B) cash severance of $291,056 for the period of October 2009 through December 2009.

(4)	Mr. Parker forfeited options to purchase 20,000 shares of common stock, subject to performance-based conditions, upon his resignation.

Narrative Discussion of Summary Compensation Table.

Employment Agreement—Ms. Payne.  See “Potential Payments Upon Termination or Change-in-Control” for a description of the material terms of Ms. Payne’s employment agreement.

Employment Agreement and Separation Agreement—Mr. Parker.  Mr. Parker became a named executive officer in 2008 and therefore the Summary Compensation Table is only required to include his compensation information for 2008 and 2009. Mr. Parker resigned in October 2009 and entered into a separation agreement. The amounts earned under the separation agreement as of December 31, 2009 are included in “All Other Compensation.” See “Potential Payments Upon Termination or Change-in-Control” for additional information regarding the material terms of Mr. Parker’s separation agreement. Prior to such resignation, Mr. Parker was subject to a different compensation program than the other named executive officers, as further described in “Compensation Discussion and Analysis—2009 Compensation—Mr. Parker.”

Stock Awards and Option Awards.  In 2009, stock awards were made under the revised long-term incentive program, pursuant to which 50% of the dollar value of the long-term incentive award was paid in restricted share units and 50% of the dollar value of the long-term incentive award was paid in performance share units. The number of restricted share units and performance share units were determined by dividing the dollar award by the average closing price of the common stock for the three trading days prior to and including the grant date. Discretionary performance-based option awards were also made in March 2009.

In 2007 and 2008, stock and option awards were generally made under the long-term incentive program in effect at such time, pursuant to which two-thirds of the dollar value of the long-term incentive award was paid in restricted share units and one-third of the dollar value of the long-term incentive award was paid in nonqualified options.

Non-Equity Incentive Plan Compensation.  For amounts earned in 2009, the Committee utilized negative discretion and established an annual bonus pool of 49% of the target annual cash bonus pool for the Company as a whole, with senior management having an aggregate annual bonus pool of 15% of their target annual cash bonus pool. In March 2009, the Committee allocated the actual cash bonus pool for senior management based on its subjective determination of individual performance. The amounts earned in 2007 and 2008 also consist of payments earned under the annual bonus plan.

Grants of Plan-Based Awards in 2009

The following table provides information about equity and non-equity awards granted to the named executive officers in 2009.

								All Other
								Stock
								Awards:
		Estimated Possible Payouts			Estimated Future Payouts			Number	Exercise or	Grant Date
		Under Non-Equity			Under Equity			of Shares	Base Price	Fair Value of
		Incentive Plan Awards(1)			Incentive Plan Awards(2)			of Stock	of Option	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($/Sh)	Awards ($)(4)

Robert S. Taubman	N/A	—	635,274	—	—	—	—	—	—	—
	03/05/09	—	—	—	—	—	—	56,123	—	502,301
	03/05/09	—	—	—	—	56,123	168,369	—	—	869,345
Lisa A. Payne	N/A	—	444,692	—	—	—	—	—	—	—
	03/05/09	—	—	—	—	—	—	34,014	—	304,425
	03/05/09	—	—	—	—	433,840	—	—	13.83	585,684
	03/05/09	—	—	—	—	34,014	102,042	—	—	526,877
William S. Taubman	N/A	—	423,516	—	—	—	—	—	—	—
	03/05/09	—	—	—	—	—	—	34,014	—	304,425
	03/05/09	—	—	—	—	34,014	102,042	—	—	526,877
David T. Weinert	N/A	—	296,461	—	—	—	—	—	—	—
	03/05/09	—	—	—	—	—	—	16,327	—	146,127
	03/05/09	—	—	—	—	208,243	—	—	13.83	281,128
	03/05/09	—	—	—	—	16,327	48,981	—	—	252,905
Stephen J. Kieras	03/05/09	—	266,816	—	—	—	—	—	—	—
	03/05/09	—	—	—	—	—	—	12,586	—	112,645
	03/05/09	—	—	—	—	160,521	—	—	13.83	216,703
	03/05/09	—	—	—	—	12,586	37,758	—	—	194,957

(1)	The amounts in this column relate to the 2009 annual bonus plan.

(2)	All awards in this column relate to performance share units and performance-based options under the 2008 Omnibus Plan.

(3)	All awards in this column relate to restricted share units under the 2008 Omnibus Plan.

(4)	See Note 1 to the Summary Compensation Table for information regarding the grant date fair value of each award.

Each restricted share unit had a grant-date fair value of $8.95. Each performance share unit had a grant-date fair value of $15.49. Each option had a grant-date fair value of $1.35.

Narrative Discussion of Grants of Plan-Based Awards in 2009.

Mr. Parker.  Mr. Parker did not participate in the annual bonus plan and generally did not participate in the long-term incentive program.

Annual Bonus Plan.  The annual bonus plan in effect for 2009 was predicated on the Company’s satisfaction of one annual performance measure, FFO per diluted share. Historically, upon the Committee’s approval of any adjustments to actual performance for purposes of determining the cash bonus pool, the Committee’s pre-approved payment formula determines the size of the earned cash bonus pool as a percentage of the target pool, ranging from 0% to 200%. However, in 2009, the Committee utilized negative discretion to establish a smaller earned cash bonus pool than the formula would have otherwise provided. See “Compensation Discussion and Analysis—Executive Summary—2009 Compensation Summary.”

The Committee utilizes a target cash bonus pool for senior management, which consists of the aggregate target cash bonuses of each member of senior management. Cash bonuses earned by each member of senior management are determined by the Committee upon its allocation of the earned cash bonus pool for senior management based on the Committee’s subjective analysis of an individual’s performance and other factors it deems relevant. Since there was no maximum established for the allocation of bonus amounts to individual members of senior management, the Company has determined not to disclose a maximum amount in the table above. Earned bonus amounts for 2009 were approved by the Committee on March 2, 2010; such amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

Long-Term Incentive Program.  50% of the dollar value of the long-term incentive award was paid in restricted share units and 50% of the dollar value of the long-term incentive award was paid in performance share units. The number of restricted share units and performance share units were determined by dividing the dollar award by the average closing price of the common stock for the three trading days prior to and including the grant date.

Restricted Share Unit Awards.  Each restricted share unit represents the right to receive upon vesting one share of the Company’s common stock. All restricted share units granted in 2009 provide for vesting on March 1, 2012, subject to the terms of such award.

Performance Share Units.  Performance share units represent a contingent number of units of stock granted at the beginning of a specified performance cycle, with actual unit grants 0 to 300% of target grants based on the Company’s relative performance The performance share units utilize total shareholder return as the performance measure, using the NAREIT Index comparator group to limit effect of any one company (e.g. consists of 24 other companies for purposes of 2009 grants). Total shareholder return is measured using the 30-day average stock price before the beginning and end of the performance period to mitigate volatility for all comparator group members. Each performance share unit represents the right to receive upon vesting one share of the Company’s common stock. All performance share units granted in 2009 provide for vesting on March 1, 2012, subject to the terms of such award.

Performance-Based Option Awards.  The number of options granted was determined by dividing the dollar value of the grant, which equaled the amount of the target annual long-term incentive grant for the applicable named executive officers for 2009, by the closing price of the Company’s common stock on the grant date and then multiplying such amount by a specified ratio. Each option represents the right to receive one TRG unit upon vesting and payment of the exercise price. The performance-based options granted in 2009 provided for vesting based on satisfaction of a $30 closing stock price for 10 consecutive trading days.

Upon exercise of options, all employees, other than Messrs. Robert Taubman and William Taubman (who did not receive performance-based options in 2009), are required to exchange each underlying TRG unit for one share of the Company’s common stock under the Company’s Continuing Offer.

Outstanding Equity Awards at December 31, 2009

The following table provides information on the current holdings of option and stock awards by the named executive officers as of December 31, 2009. Unless otherwise noted, all option awards vest in one-third annual increments on March 1 of the applicable year beginning approximately one year from the grant date.

		Option Awards						Stock Awards
											Equity
											Incentive
										Equity	Plan
										Incentive	Awards:
				Equity						Plan	Market
				Incentive						Awards:	or Payout
				Plan						Number	Value of
				Awards:			Value of		Market	of Unearned	Unearned
		Number	Number	Number			Unexercised	Number	Value of	Shares,	Shares,
		of Securities	of Securities	of Securities			In-The-Money	of Shares	Shares or	Units or	Units or
		Underlying	Underlying	Underlying			Options/	or Units	Units of	Other	Other
		Unexercised	Unexercised	Unexercised	Option		SARs at	of Stock	Stock That	Rights	Rights
		Options	Options	Unearned	Exercise	Option	Fiscal	That Have	Have Not	That Have	That Have
	Grant	(#)	(#)	Options	Price	Expiration	Year End	Not Vested	Vested	Not Vested	Not Vested
Name	Date	Exercisable	Unexercisable	(#)	($)	Date	($)(1)(2)	(#)(3)	($)(1)	(#)(4)	($)(1)

Robert S. Taubman	Various	—	—	—	—	—	—	95,051	3,413,281	—	—
	03/05/09	—	—	—	—	—	—	—	—	168,369	6,046,131
	02/27/08	22,705	45,410	—	50.65	02/27/18	—	—	—	—	—
	03/07/07	40,251	20,125	—	55.90	03/07/17	—	—	—	—	—
	03/08/06	79,723	—	—	40.39	03/08/16	—	—	—	—	—
	05/18/05	99,202	—	—	31.31	05/18/15	456,329	—	—	—	—
Lisa A. Payne	Various	—	—	—	—	—	—	56,459	2,027,443	—	—
	03/05/09	—	—	—	—	—	—	—	—	102,042	3,664,328
	02/27/08	13,294	26,588	—	50.65	02/27/18	—	—	—	—	—
	03/07/07	22,809	11,404	—	55.90	03/07/17	—	—	—	—	—
	05/15/06	1,491	—	—	40.25	05/15/16	—	—	—	—	—
	03/08/06	14,112	—	—	40.39	03/08/16	—	—	—	—	—
	05/18/05	17,673	—	—	31.31	05/18/15	81,296	—	—	—	—
	03/04/05	—	—	66,666(5)	29.38	03/04/15	435,329	—	—	—	—
William S. Taubman	Various	—	—	—	—	—	—	56,459	2,027,443	—	—
	03/05/09	—	—	—	—	—	—	—	—	102,042	3,664,328
	02/27/08	13,294	26,588	—	50.65	02/27/18	—	—	—	—	—
	03/07/07	22,809	11,404	—	55.90	03/07/17	—	—	—	—	—
	05/15/06	4,473	—	—	40.25	05/15/16	—	—	—	—	—
	03/08/06	42,338	—	—	40.39	03/08/16	—	—	—	—	—
	05/18/05	49,825	—	—	31.31	05/18/15	229,195	—	—	—	—
David T. Weinert	Various	—	—	—	—	—	—	26,945	967,595	—	—
	03/05/09	—	—	—	—	—	—	—	—	48,981	1,758,908
	02/27/08	6,318	12,636	—	50.65	02/27/18	—	—	—	—	—
	03/07/07	10,734	5,367	—	55.90	03/07/17	—	—	—	—	—
	05/15/06	8,945	—	—	40.25	05/15/16	—	—	—	—	—
	03/08/06	13,618	—	—	40.39	03/08/16	—	—	—	—	—
	03/04/05	—	—	53,333(5)	29.38	03/04/15	348,264	—	—	—	—
Steven J. Kieras	Various	—	—	—	—	—	—	20,610	740,105	—	—
	03/05/09	—	—	—	—	—	—	—	—	37,758	1,355,890
	03/05/09	160,521	—	—	13.83	03/05/19	3,544,304	—	—	—	—
	02/27/08	4,805	9,608	—	50.65	02/27/18	—	—	—	—	—
	03/07/07	8,051	4,025	—	55.90	03/07/17	—	—	—	—	—
	05/15/06	3,976	—	—	40.25	05/15/16	—	—	—	—	—
	03/08/06	12,875	—	—	40.39	03/08/16	—	—	—	—	—
	05/18/05	13,095	—	—	31.31	05/18/15	60,237	—	—	—	—
	03/04/05	26,667	—	53,333(5)	29.38	03/04/15	522,400	—	—	—	—

(1)	Based upon the closing price of the Company’s common stock on the NYSE on December 31, 2009 of $35.91.

(2)	Assumes the satisfaction of vesting and performance-based conditions.

(3)	The restricted share units vest as follows:

	March 1,
Name	2010	2011	2012

Robert S. Taubman	18,476	20,452	56,123
Lisa A. Payne	10,470	11,975	34,014
William S. Taubman	10,470	11,975	34,014
David T. Weinert	4,927	5,691	16,327
Stephen J. Kieras	3,696	4,328	12,586

(4)	Assumes the achievement of the maximum performance goal, which would result in a 300% payout of the target performance share unit grant.

(5)	The options vest in two equal installments on March 4, 2010 and 2012, respectively, subject to the satisfaction of certain Company performance criteria as of each vesting date.

Option Exercises and Stock Vested in 2009

The following table provides information about the value realized by the named executive officers on the exercise of options and the vesting of stock awards in 2009.

	Option Awards(1)		Stock Awards(2)
	Number of Shares	Value Realized on	Number of Shares	Value Realized
	Acquired on Exercise	Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Robert S. Taubman	—	—	24,147	377,901
Lisa A. Payne	433,840	8,832,091	14,180	221,917
William S. Taubman	—	—	14,180	221,917
Morgan B. Parker	10,000	49,620	—	—
David T. Weinert	208,243	4,451,590	6,836	106,983
Stephen J. Kieras	—	—	5,105	79,893

(1)	The value realized is based on the number of options exercised multiplied by the difference between (A) the sale price of the common stock on the NYSE on the exercise date and (B) the exercise price.

(2)	Represents the vesting of restricted share units. The value realized for purposes of the table is based upon the number of shares of common stock received upon vesting multiplied by the closing price of the common stock on the NYSE on the vesting date. If the NYSE is closed on the vesting date, the closing price on the preceding business day is used.

Nonqualified Deferred Compensation in 2009

The Company had the following nonqualified deferred compensation arrangements in 2009 relating to the named executive officers:

TTC Long-Term Performance Plan.  From 1996 through 2004, awards under The Taubman Company Long-Term Performance Compensation Plan, as amended (the “TTC Long-Term Performance Plan”), were generally favored as the primary source of incentive compensation to senior management. Under this plan, persons received annual grants of notional shares (1996 to 1997) or cash awards (1998-2004) based on individual and Company performance measures. Upon vesting, the participant receives a lump sum cash payment unless the participant elects to defer payment in accordance with the terms of the plan. For each deferred award under the plan, the participant was required to irrevocably elect the deferral settlement date at least one year in advance of vesting of the applicable award.

Mr. Weinert and Ms. Payne deferred receipt of notional share awards granted in 1996 and 1997, respectively. During the deferral period, the notional shares were credited with dividend equivalents in the form of additional notional shares as, and in the amount, of the dividends paid on the Company’s shares of common stock, and common stock price growth based on a twenty-business day average.

In December 2008, as permitted by the special transition relief under Internal Revenue Service Notice 2007-86, both participants, with the approval of The Taubman Company LLC, chose to amend their original settlement date elections. Specifically, Mr. Weinert and Ms. Payne elected to terminate their deferral period as of January 5, 2009 and January 1, 2009, respectively. Upon the end of the deferral period, such participants were paid a lump sum cash payment equal to the number of notional shares in the deferral account multiplied by the average closing price of the Company’s common stock on the NYSE for the last twenty business days immediately preceding and including the day the deferral period was terminated.

Supplemental Retirement Savings Plan.  This plan provides benefits to senior management in the form of Company contributions which would have been payable under the tax-qualified retirement plan (The Taubman Company and Related Entities Employee Retirement Savings Plan, the “401(k) plan”) but for the reduction in recognizable compensation to $245,000 (as of December 31, 2009, as adjusted by the IRS from time to time) as required by the IRC. There are no employee contributions permitted under this plan. In addition to any Company contributions, the Company also credits earnings at a rate of 1% above the prime rate of return established by JPMorgan Chase Bank, N.A. Employees are vested in these contributions at the same time such employees vest in the matching contributions under the Company’s 401(k) plan: 10% after the first year of service; 30% after two years of service; 50% after three years of service; 70% after four years of service; and 100% after five years of service. No withdrawals are permitted under the plan during employment.

Mr. Robert Taubman’s Deferral of TRG Units.  Pursuant to an option deferral agreement entered into in December 2001 among the Manager, TRG and Mr. Robert Taubman, Mr. Taubman deferred his right to receive 871,262 TRG units pursuant to an incentive option granted to Mr. Taubman in 1992 that he exercised in 2002. Until the Deferred TRG units are distributed in full, Mr. Taubman receives distribution equivalents on the Deferred TRG units in the form of cash payments as and when TRG makes distributions on actual units outstanding. Beginning with the earlier of Mr. Taubman’s cessation of employment for any reason or the ten-year anniversary of the date of exercise, actual TRG units will be paid to Mr. Taubman in ten annual installments. The deferral agreement will terminate and actual TRG units will be paid to Mr. Taubman in a single distribution upon a change of control of TRG if followed by Mr. Taubman’s termination of employment within six months of such change of control.

The table below provides information on the nonqualified deferred compensation of the named executive officers in 2009.

		Executive	Registrant	Aggregate		Aggregate	Aggregate
		Contributions	Contributions	Earnings		Withdrawals/	Balance at
		in Last FY	in Last FY	in Last FY		Distributions	Last FYE
Name	Plan	($)	($)(1)	($)(2)		($)(3)	($)(4)

Robert S. Taubman	Supplemental Retirement Savings Plan	—	9,028	8,011		—	197,372
	Option Deferral Agreement	—	—	9,104,688	(5)	1,559,559	31,287,018
Lisa A. Payne	TTC Long-Term Performance Plan	—	—	—		1,470,502	—
	Supplemental Retirement Savings Plan	—	9,028	5,093		—	128,156
William S. Taubman	Supplemental Retirement Savings Plan	—	9,028	7,554		—	187,670
David T. Weinert	TTC Long-Term Performance Plan	—	—	1,389	(6)	283,886	—
	Supplemental Retirement Savings Plan	—	9,028	4,814		—	123,837
Stephen J. Kieras	Supplemental Retirement Savings Plan	—	7,505	1,629		—	46,210

(1)	The Company’s contributions to the supplemental retirement savings plan in 2009 are included in the “All Other Compensation” column in the Summary Compensation Table for 2009.

(2)	None of the earnings set forth in the table are above-market or preferential, and therefore none of such amounts are reflected in the Summary Compensation Table.

(3)	Withdrawals and distributions are not reflected in the Summary Compensation Table.

(4)	For each person in this table, $34,735 (or $23,170 for Mr. Kieras) was reported in the Summary Compensation Table since 2006 as compensation, in aggregate, all of which related to the Company’s contributions to the supplemental retirement savings plan.

(5)	Represents a gain due to a $10.45 per share increase in the common stock price.

(6)	Represents the stock price increase related to the deferral of a notional share award granted in 1996 under the plan.

Potential Payments Upon Termination or Change-in-Control

The following section describes and quantifies potential payments and benefits to the named executive officers under the Company’s compensation and benefit plans and arrangements upon termination of employment or a change of control of the Company.

Ms. Payne is party to an employment agreement and change of control agreement with the Company. Mr. Weinert and Mr. Kieras each has entered into a change of control agreement with the Company, while Messrs. Robert Taubman and William Taubman have not entered into such agreements. Mr. Parker resigned from the Company as of October 2009 and is party to a separation agreement with the Company.

Certain of the Company’s compensatory plans contain provisions regarding the acceleration of vesting and payment upon specified termination events; see “— Company Share-Based Plans” below. In addition, the Committee may authorize discretionary severance payments to its named executive officers upon termination.

Company Share-Based Plans

1992 Option Plan

The Committee is authorized to accelerate the vesting of options at any time more than six months after the grant date. The Committee is also permitted to modify, extend or renew outstanding options, or accept the cancellation or surrender of such options, except to the extent such actions would constitute a repricing of options without satisfying the applicable shareholder approval requirements of the NYSE.

If a participant’s employment is terminated for cause, all vested and unvested options will be forfeited as of the termination date.

If a participant’s employment with the Company is terminated for any reason, other than the death, disability, or retirement of such employee or for cause, (A) the participant’s options that have not vested as of such termination date will be forfeited, and (B) the participant shall have 90 days (or such other period in the Committee’s discretion) from the termination date to exercise vested options, subject to specified limitations.

Options held by an employee who dies while employed will vest immediately, and the beneficiary will have 730 days to exercise such options. Options held by an employee that becomes disabled or retires will also vest immediately upon such trigger event, and will be exercisable any time prior to the tenth anniversary of the date of grant.

Options will vest immediately upon the termination (without renewal) of the Manager’s services agreement with TRG, upon any change in control of TRG, or upon TRG’s permanent dissolution.

The Taubman Company 2005 Long-Term Incentive Plan (the “2005 RSU Plan”)

The Committee has the authority to accelerate vesting of restricted share units at any time.

The restricted share units will vest immediately if a participant’s employment with the Company is terminated for death, disability or retirement of such employee, or upon a change of control of TRG, the dissolution of TRG or the termination (without renewal) of the Manager’s services agreement with TRG. If a participant’s employment with the Company is terminated for any other reason, the restricted share units that have not vested as of such date will be forfeited.

2008 Omnibus Plan

The Committee has the authority to accelerate vesting of any of the applicable awards at any time.

The restricted share units will vest immediately if a participant’s employment with the Company is terminated for death, disability or retirement of such employment, or upon a change of control of TRG. If a participant’s employment with the Company is terminated for any other reason, the restricted share units that have not vested as of such date will be forfeited.

The performance share units will vest immediately if a participant’s employment with the Company is terminated for death, disability or retirement of such employment, or upon a change of control of TRG. The multiplier applicable to such vesting will be determined in the same manner as set forth in the award, although the vesting date will be substituted by the date of such vesting condition; provided, that, upon death, disability or retirement, the multiplier shall be one times if such vesting event occurs less than one year from the grant date. If a participant’s employment with the Company is terminated for any other reason, the performance share units that have not vested as of such date will be forfeited.

Deferred Compensation Plans and Arrangements

Supplemental Retirement Savings Plan

Each of the named executive officers participates in the plan. No withdrawals are permitted under the plan during employment. As soon as practicable following the termination of employment for any reason, the employee must elect a lump-sum payment (to be paid no earlier than one year following such termination date) or annual installments (such first installment to be paid no earlier than one year following the last day of the month of termination); however, in its sole discretion, the Company may accelerate such payment plan. The acceleration provisions will be amended as necessary to comply with the new tax rules applicable to nonqualified deferred compensation arrangements. In the event the employee dies before distribution of all amounts, the beneficiary may change the form of payment with the consent of the Company.

Mr. Robert Taubman’s Deferral of TRG Units

Beginning with the earlier of Mr. Taubman’s cessation of employment for any reason or the ten-year anniversary of the date of exercise, the TRG units will be paid to Mr. Taubman in ten annual installments. The deferral agreement will terminate and the Deferred TRG units will be paid to Mr. Taubman in a single distribution of TRG units upon a change of control of TRG if followed by Mr. Taubman’s termination of employment within six months of such change of control.

Change of Control Agreements

The agreements have three-year terms that automatically extend for an additional year on each anniversary of the first day of their terms unless a notice not to extend is given by the Company at least 60 days prior to the renewal date. If a change of control of the Company occurs during the term of the agreement, then the agreements become operative for a fixed three-year period commencing on the date of the change of control and supersede any other employment agreement between the Company and any of its affiliates, on the one hand, and the executive, on the other.

Each agreement provides generally that the executive’s terms and conditions of employment, including position, location, compensation and benefits, will not be adversely changed during the three-year period after a change of control. In addition, each agreement also provides that upon a change of control or a termination of employment in anticipation of a change of control, all of the executive’s share-based compensation awards that are outstanding on the date of the change of control will vest and, in specified circumstances, will become exercisable or payable.

After a change of control, if the executive’s employment is terminated for cause, the executive will generally be entitled to receive:

•	accrued and unpaid compensation and benefits; and

•	other vested benefits in effect on the date of the termination.

After a change of control, if the executive’s employment is terminated by reason of the person’s death or disability, the executive or his or her beneficiary or estate will generally be entitled to receive:

•	the amounts noted above for termination for cause; and

•	an annual cash bonus for the year in which the termination of employment occurs, pro-rated through the date of termination.

After a change of control, if the executive’s employment is terminated by the Company other than for cause, death or disability, or if the executive resigns for good reason, or upon certain terminations in connection with or in anticipation of a change of control, the executive will generally be entitled to receive:

•	the amounts noted above for termination by reason of death or disability;

•	two and a half times the executive’s annual base salary and annual cash bonus;

•	continued welfare benefits and perquisites for at least thirty months; and

•	outplacement services for one year.

The annual cash bonus portion of this severance amount will be based on the higher of the highest award paid to the executive during the three years prior to the change of control or the most recent award paid to the executive prior to the date of termination of employment. The Company will additionally provide each executive with a full tax gross-up on the above benefits to the extent such benefits exceed 110% of the limits set forth in Section 280G of the Code.

Further, as a condition to receiving such funds and subject to limited specified exceptions, the executive must sign an agreement to forever release and discharge the Company and its agents from any and all liabilities of any kind whatsoever related in any way to the Company’s employment of the executive that the executive has ever had or may thereafter have against the Company or its agents. The executive is also subject to customary confidentiality provisions after the termination of employment with the Company.

Change of Control Agreement—Ms. Payne

The change of control agreement supersedes Ms. Payne’s employment agreement upon the occurrence of a change of control. Ms. Payne’s change of control agreement is identical to the description set forth above in “Potential Payments Upon Termination or Change-in-Control—Change of Control Agreements,” except that to preserve an existing benefit under her employment agreement, such agreement provides that her termination of employment for any reason following a Change of Control or in anticipation of a Change of Control, is deemed to be Good Reason.

Employment Agreement—Ms. Payne

In January 1997, the Company entered into a three-year agreement with Ms. Payne regarding her employment as an Executive Vice President and the Chief Financial Officer of the Manager and her service to the Company in the same capacities. Beginning on the second anniversary date of such initial term and continuing on each anniversary date thereafter, the employment agreement has been extended one-year (effectively resulting in a two-year employment agreement as of each extension date). The agreement will continue to be extended in such manner unless either party gives sufficient notice to the contrary. In June 2005, Ms. Payne became Vice Chairman in addition to her role as Chief Financial Officer.

The employment agreement provides for an annual base salary of not less than $500,000, with consideration of upward adjustments to be reviewed annually, as well as customary benefits and perquisites. The agreement also provides for Ms. Payne’s participation in the Company’s annual bonus plan, with a target award of $250,000 and a maximum annual award of $375,000, and other share-based compensation plans.

Pursuant to the agreement, if Ms. Payne’s employment with the Company is terminated for any reason other than (1) Ms. Payne’s voluntary termination of her employment, (2) death or disability or (3) a termination by the Company for cause, Ms. Payne shall be entitled to receive payment of her base salary and target cash bonus for the remaining term of her employment agreement, and all benefits granted to Ms. Payne under the Company’s various compensation plans shall immediately vest in full. Ms. Payne shall also receive such payments if her termination of employment is within in 90 days of any of the following events: (w) a change of control, (x) a substantial diminution of duties or responsibilities, (y) a change in title without consent and (z) a change in location of employment outside metro Detroit area. Payments under the clause will be reduced by amounts Ms. Payne receives from other employment during such payment period.

For any other termination, including for cause, voluntary termination without good reason, death or disability, Ms. Payne shall receive any amounts accrued to the date of termination and as provided for in Company’s compensatory plans.

Separation Agreement—Mr. Parker

Mr. Parker and the Company entered into a Separation Agreement and Release, dated as of October 4, 2009 (the “Separation Agreement”), which terminated Mr. Parker’s employment agreement with the Company, dated April 11, 2008. The Separation Agreement provided for the discontinuance of Mr. Parker’s current compensation and benefits as of the separation date, except the Company agreed to pay:

•	Mr. Parker’s salary ($1.1 million per annum) on the Company’s regular pay days until April 11, 2011, subject to Mr. Parker making a good faith effort to obtain comparable employment and a dollar-for dollar offset for any cash compensation earned from such employment after April 11, 2010 through April 11, 2011; and

•	Approximately $6,000 per month of allowances on the Company’s regular pay days until the earlier of April 11, 2011 and the date on which Mr. Parker obtains full-time employment.

As consideration for such compensation and benefits, Mr. Parker:

•	Provided a full general waiver and release of known or unknown claims and causes of action for the benefit of the Company and other specified entities and persons.

•	For a period ending April 11, 2012, agreed not to (A) engage in any business or activity that is competitive with the actual or prospective business of the Company or its direct or indirect parent, subsidiaries and/or affiliates, (B) own, manage, maintain, consult with, operate, acquire any interest in (other than 5% or less of the common stock of a publicly traded company), or otherwise assist or be connected with any person that owns, leases and/or manages a retail real estate portfolio in excess of one million square feet in the applicable territory, or (C) undertake any efforts toward pre-incorporating, incorporating, financing or commencing any business or activity that is competitive with the actual or prospective business of the Company or its parent, subsidiaries and/or affiliates.

•	Agreed to remain bound by the conflicts of interest and non-solicitation provisions (through April 11, 2012) and the confidentiality provisions specified in the Employment Agreement.

Further, in connection with the Separation Agreement, Mr. Parker assigned his 10% membership interest in Taubman Properties Asia LLC to an affiliate of the Company for a nominal amount.

Change of Control/Severance Payment Table

The following table estimates the potential payments and benefits to the named executive officers upon termination of employment or a change of control, assuming such event occurs on December 31, 2009. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs. Notwithstanding the foregoing, the amounts set forth for Mr. Parker reflect a summary of the actual amounts to be paid under the Separation Agreement as of the separation date; amounts earned from the separation date through December 31, 2009 are reflected in the Summary Compensation Table.

Items Not Reflected in Table.

The following items are not reflected in the table set forth below:

•	Accrued salary, cash bonus (except to the extent specifically noted in Ms. Payne’s employment agreement) and paid time off.

•	Costs of COBRA or any other mandated governmental assistance program to former employees.

•	Amounts outstanding under the Company’s 401(k) plan.

•	Supplemental Retirement Savings Plan. If such participant’s employment is terminated for any reason, upon the occurrence of specified events (including a change of control of TRG, the dissolution of TRG or the termination (without renewal) of the Manager’s services agreement with TRG), or the Company accelerates such payment as of December 31, 2009, then the participant would receive the aggregate balance amount relating to the plan as set forth in the “Nonqualified Deferred Compensation in 2009” table.

•	Mr. Robert Taubman’s Deferral of TRG Units. If Mr. Taubman’s employment is terminated for any reason as of December 31, 2009, the Deferred TRG units will be paid to Mr. Taubman in ten annual installments. If Mr. Taubman’s employment is terminated within six months of a change of control, then the Deferred TRG units will be paid to Mr. Taubman in a single distribution. The aggregate balance amount relating to this deferral arrangement is set forth in the “Nonqualified Deferred Compensation in 2009” table.

Change of Control Payments—IRC Section 280G valuation.

IRC Section 280G imposes tax sanctions for payments made by the Company that are contingent upon a change of control and equal to or greater than three times an executive’s most recent five-year average annual taxable compensation (the “base amount”). If tax sanctions apply, all payments above the base amount become subject to a 20% excise tax (paid by the executive) and are ineligible for a tax deduction by the Company. Key assumptions of the analysis include:

•	Change of control and termination of employment occurs as of December 31, 2009; and

•	The only applicable payments are cash severance (2.5x salary plus annual cash bonus, with the cash bonus being the highest annual cash bonus earned in the prior three years), welfare benefits (10% of base salary), one year of outplacement services (20% of base salary), and accelerated vesting of options, restricted share units and performance share units.

Other Notes Applicable to Table.

•	The 1992 Option Plan, 2005 RSU Plan and 2008 Omnibus Plan provide for the acceleration of vesting of share-based awards upon retirement, death, disability or a change of control. In addition, for Ms. Payne, such share-based awards will vest upon a termination by the Company without cause. The table reflects the intrinsic value of such acceleration, which is (A) for each unvested option, $35.91 less the exercise price, (B) for each unvested restricted share unit, $35.91, and (C) for each performance share unit, (i) in the case of death, disability or retirement, $35.91 per performance share unit (1x multiplier) and (ii) in the case of a change of control and for Ms. Payne upon a termination by the Company without cause, $35.91 multiplied by 2.36 (the multiplier as of December 31, 2009) per performance share unit. $35.91 represents the closing price on the NYSE on December 31, 2009.

•	The Committee has discretion to accelerate the vesting of options (six months after the grant date), restricted share unit and performance share unit awards to the extent not expressly set forth above. The table assumes the Committee does not utilize such discretion.

•	For a termination following a change of control, the table below assumes such termination is other than for cause, death or disability, or due to the executive resigning for good reason, or upon certain terminations in connection with or in anticipation of a change of control.

•	None of the named executive officers are eligible for retirement and therefore termination due to retirement is not included in the table below.

•	Life insurance amounts only reflect policies paid for by the Company.

•	The table assumes a “disability” is of a long-term nature, which triggers vesting of share-based awards. Disability payments are shown on an annual basis.

Change of Control and Severance Payments

			Acceleration
			of Share-		Life	Annual
	Cash	Miscellaneous	Based		Insurance	Disability	280G Tax
	Severance ($)	Benefits ($)(1)	Awards ($)	Dividends ($)	Proceeds ($)	Benefits ($)	Gross Up ($)		Total ($)(5)

Robert S. Taubman(2)
Death	—	—	5,428,659	157,694	1,400,000	—	—		6,986,353
Disability	—	—	5,428,659	157,694	—	360,000	—		5,946,353
Change of control	—	—	8,169,571	157,694	—	—	—		8,327,265
Lisa A. Payne(3)
Termination without cause	1,516,513	—	5,345,377	90,642	—	—	—		6,952,532
Death	—	—	3,684,215	90,642	1,400,000	—	—		5,174,857
Disability	—	—	3,684,215	90,642	—	360,000	—		4,134,857
Change of control	2,946,565	246,291	5,345,377	90,642	—	—	—	(4)	8,628,875
William S. Taubman(2)
Death	—	—	3,248,886	90,642	1,400,000		—		4,739,528
Disability	—	—	3,248,886	90,642	—	360,000	—		3,699,528
Change of control	—	—	4,910,048	90,642	—	—	—		5,000,690
Morgan B. Parker
Separation Agreement	1,790,501	—	—	—	—	—	—		1,790,501
David T. Weinert(3)
Death	—	—	1,902,162	42,840	1,400,000	—	—		3,345,002
Disability	—	—	1,902,162	42,840	—	360,000	—		2,305,002
Change of control	2,049,688	164,194	2,699,534	42,840	—	—	1,268,835	(4)	6,225,091
Stephen J. Kieras(3)
Death	—	—	1,540,333	32,332	1,400,000	—	—		2,972,665
Disability	—	—	1,540,333	32,332	—	360,000	—		1,932,665
Change of control	1,716,753	147,775	2,155,003	32,332	—	—	1,107,079	(4)	5,118,942

(1)	Amount includes the value of continuing health and welfare benefits for 30 months after December 31, 2009 and outplacement services for one year after December 31, 2009.

(2)	Except as noted in the table above or as specified in “— Items Not Reflected in Table”, such person does not receive any additional payments if (A) he voluntarily terminates his employment, or (B) his employment is terminated by the Company with or without cause.

(3)	Except as noted in the table above or as specified in “— Items Not Reflected in Table”, such person does not receive any additional payments if (A) he or she voluntarily terminates such employment, or (B) his or her employment is terminated by the Company with cause.

(4)	Ms. Payne, Mr. Weinert and Mr. Kieras each are eligible for a 280G tax gross up. No such payment would have been necessary upon a change of control as of December 31, 2009 for Ms. Payne.

(5)	For terminations due to disability, the total amounts only include one year of disability benefits. In actuality, such amount will be paid on an annual basis.

Related Person Transactions

Policies and Procedures

To assist the Company in complying with its disclosure obligations and to enhance the Company’s disclosure controls, the Board approved a formal policy in December 2006 regarding related person transactions, which generally reflects the historical process and procedures utilized by the Company on an informal basis. A “related person” is a director, officer, nominee for director or a more than 5% shareholder (of any class of the Company’s Voting Stock) since the beginning of the Company’s last completed fiscal year, and their immediate family members. A related person transaction is any transaction or any series of transactions in which the Company was or is to be a participant, the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

Specifically, the policy establishes a process for identifying related persons and procedures for reviewing and approving such related person transactions. In addition, directors and executive officers are required to complete an annual questionnaire in connection with the Company’s proxy statement for its annual meeting of shareholders, which includes questions regarding related person transactions, and such persons also are required to provide written notice to the Company’s General Counsel or outside general counsel of any updates to such information prior to the annual meeting. Further, the Company’s financial and other departments have established additional procedures to assist the Company in identifying existing and potential related person transactions and other potential conflict of interest transactions.

From January 1, 2009 through the date hereof, the Company’s related person transactions were solely with the Taubman family and their affiliates. The Audit Committee and/or the independent directors of the Board reviewed such business transactions to ensure that the Company’s involvement in such transactions were on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and were in the best interests of the Company and its shareholders. When necessary or appropriate, the Company has engaged third party consultants and special counsel, and the Board has created a special committee, to review such transactions. While Messrs. Robert Taubman and William Taubman may participate in certain discussions regarding Company transactions with the Taubman family and affiliates, they recuse themselves from the approval process by the Board or Audit Committee and do not negotiate contractual terms or control the Company’s strategies with respect to such transactions.

Related Person Transactions in 2009 and 2010

The Manager is the manager of the Sunvalley shopping center (Sunvalley) in Contra Costa County, California, and has been the manager since its development. TRG owns a 50% general partnership interest in SunValley Associates, a California general partnership, which indirectly owns the center. The other 50% partner consists of two entities owned and controlled by Mr. A. Alfred Taubman, the Company’s largest shareholder, former Chairman of the Board and the father of Messrs. Robert and William Taubman. Sunvalley’s partnership agreement names TRG as the managing general partner and provides that so long as TRG has an ownership interest in the property, the Manager will remain its manager and leasing agent.

Mr. A. Alfred Taubman and certain of his affiliates receive various management services from the Manager. For such services, Mr. A. Taubman and affiliates paid the Manager approximately $1.6 million in 2009.

During 2009, the Manager paid approximately $2.5 million in rent and operating expenses for office space in the building in which the Manager maintains its principal offices and in which Messrs. A. Taubman, Robert Taubman and William Taubman have financial interests. The office lease, which was renewed in 2004 effective May 1, 2005, terminates in April 2015. The lease also provides for a five-year renewal option at the end of the term. In April 2009, the Manager determined not to exercise its option to surrender 10% of leased space effective May 2010. Effective May 1, 2005, the first year annual rent was $1.4 million, the second to fifth years’ rent is $2.4 million per year and the sixth to tenth years’ rent is $2.6 million per year.

The Taubman Asset Group, an entity which manages the personal assets of, and provides administrative services to, the Taubman family, including Mr. A. Alfred Taubman (collectively, the “Taubman Family”), utilize a portion of the Manager’s Bloomfield Hills, Michigan offices and a portion of the Manager’s New York offices. For the use of the office space, they paid the Manager approximately $334,000 in 2009, representing their pro rata share of the total occupancy costs. In addition, employees of the Taubman Asset Group, Mr. A. Taubman and certain employees of members of the Taubman Family and other affiliated companies of the Taubman Family were enrolled in the benefit program of the Manager. For participation in the Manager’s benefit program, participants paid the Manager approximately $865,000 in 2009, representing 100% reimbursement of the costs associated with their employees’ participation in the benefit program plus a 15% administrative fee. Offsetting this expense is a $168,000 refund paid by the Manager due to a health and dental surplus as a result of lower claims. This refund was calculated based on the participants’ share of participating employees in the benefit program.

The Manager leases a corporate plane and, until August 2009, leased a fractional interest in another plane for business use and was reimbursed approximately $347,000 in 2009 by the Taubman Family for personal use of the corporate jets, representing 100% of the incremental costs of such use. See “Compensation Discussion and Analysis—Elements of Compensation for 2009 for Named Executive Officers—Perquisites” for information on calculating incremental cost to the Company in respect of corporate jet use.

At the time of the Company’s initial public offering and its acquisition of its partnership interest in TRG, the Company entered into an agreement (the Cash Tender Agreement) with Mr. A. Alfred Taubman, who owns an interest in TRG, whereby he has the annual right to tender to the Company TRG units (provided that the aggregate value is at least $50 million) and cause the Company to purchase the tendered interests at a purchase price based on its market valuation on the trading date immediately preceding the date of the tender. At Mr. A. Taubman’s election, his family and certain others may participate in tenders. The Company will have the option to pay for these interests from available cash, borrowed funds, or from the proceeds of an offering of common stock. Generally, the Company expects to finance these purchases through the sale of new shares of its stock. The tendering partner will bear all market risk if the market price at closing is less than the purchase price and will bear the costs of sale. Any proceeds of the offering in excess of the purchase price will be for the sole benefit of the Company. The Company accounts for the Cash Tender Agreement as a freestanding written put option. As the option put price is defined by the current market price of the Company’s stock at the time of tender, the fair value of the written option defined by the Cash Tender Agreement is considered to be zero. Based on a market value at December 31, 2009 of $35.91 per common share, the aggregate value of interests in TRG that may be tendered under the Cash Tender Agreement was approximately $913 million. The purchase of these interests at December 31, 2009 would have resulted in the Company owning an additional 32% interest in TRG.

Audit Committee Disclosure

The Audit Committee acts under a written charter available at www.taubman.com under Investing — Corporate Governance. Each of the members of the Audit Committee is independent under the Company’s Corporate Governance Guidelines and as independence for audit committee members is defined by the rules adopted by the SEC and the NYSE.

As described more fully in its charter, the Audit Committee of the Board is responsible for providing independent, objective oversight and review of the Company’s accounting functions and internal controls. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and compliance with applicable laws and regulations. KPMG, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (“PCAOB”) and for expressing their opinions thereon.

The responsibilities of the Audit Committee include engaging an accounting firm to be the Company’s independent registered public accounting firm and establishing the terms of retention, including compensation. Additionally, the Audit Committee reviews and evaluates, and discusses and consults with management, internal audit personnel and the independent registered public accounting firm on matters which include the following:

•	the plan for, and the independent registered public accounting firm’s report on, each audit of the Company’s financial statements;

•	the Company’s quarterly and annual financial statements contained in reports filed with the SEC or sent to shareholders;

•	changes in the Company’s accounting practices, principles, controls or methodologies, or in its financial statements;

•	significant developments in accounting rules;

•	the adequacy of the Company’s internal accounting controls, and accounting, financial and auditing personnel; and

•	the continued independence of the Company’s independent registered public accounting firm and the monitoring of any engagement of the independent registered public accounting firm to provide non-audit services.

Pre-Approval Policies and Procedures for Audit and Non-Audit Services

The Audit Committee has developed policies and procedures concerning its pre-approval of the performance of audit and non-audit services. These policies and procedures provide that the Audit Committee must pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be performed for the Company. If a product or service arises that was not already pre-approved, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to consider and pre-approve such services between quarterly meetings of the Audit Committee. In pre-approving all audit services and permitted non-audit services, the Audit Committee or a delegated member must consider whether the provision of the permitted non-audit services is consistent with maintaining the independence of the Company’s independent registered public accounting firm. Any interim approvals granted by the Chairman of the Audit Committee are reported to the entire Audit Committee at its next regularly scheduled meeting.

Fees of the Independent Registered Public Accounting Firm

The following table sets forth the fees the Company was billed for audit and other services provided by KPMG in 2009 and 2008. All of such services were approved in conformity with the pre-approval policies and procedures described above. The Audit Committee, based on its reviews and discussions with management and

KPMG noted above, determined that the provision of these services was compatible with maintaining KPMG’s independence.

	2009	2008
	(amounts in $)

Audit Fees	1,266,476	1,268,542
Audit-Related	20,000	20,000
Tax Fees	9,644	5,780
Other Fees	—	—

Total Fees	1,296,120	1,294,322

Audit Fees.  Audit fees relate to professional services rendered by KPMG for the audits of the Company’s annual financial statements and the Company’s internal control over financial reporting, review of the financial statements included in the Company’s quarterly reports on Form 10-Q and services that are normally provided by the accountant in connection with these filings. The table includes $643,750 and $665,750 in 2009 and 2008, respectively, related to individual shopping center audit reports.

Audit-Related Fees.  Audit-related fees relate to assurance and related services by KPMG that are reasonably related to the performance of the audit or review of the Company’s financial statements. In 2009 and 2008, these audit related services primarily consisted of an audit of an employee benefit plan.

Tax Fees.  Tax fees in 2009 and 2008 relate to compliance services for certain tax filings.

Report Of The Audit Committee

In connection with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and the consolidated financial statements to be included therein, the Audit Committee has:

(1) reviewed and discussed the audited consolidated financial statements with management;

(2) discussed with KPMG, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended; and

(3) received the written disclosures and letter from KPMG required by the applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence with respect to the Company.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

The Audit Committee

Jerome A. Chazen, Chairman
William U. Parfet
Ronald W. Tysoe

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

Although shareholder ratification of the appointment is not required by law and is not binding on the Company, the Audit Committee will take the appointment of KPMG under advisement if such appointment is not ratified by the affirmative vote of two-thirds of the shares of Voting Stock entitled to vote on the record date. KPMG has served as the Company’s independent registered public accounting firm since 2004, and the appointment of KPMG in such years was ratified by the Company’s shareholders at the respective annual meetings. See “Audit Committee Disclosure” for a description of fees in 2009 and 2008 and other matters related to KPMG’s provision of services to the Company.

The Company expects that representatives of KPMG will be present at the annual meeting and will be available to respond to appropriate questions. Such representatives will also have an opportunity to make a statement.

The Board recommends that the shareholders vote FOR the ratification of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

Proposal 3 — Approval of Amendment to the 2008 Omnibus Long-Term Incentive Plan

The Board recommends that the shareholders vote FOR the approval of the amendment to the 2008 Omnibus Long-Term Incentive Plan.

The 2008 Omnibus Long-Term Incentive Plan (the “2008 Plan”) was adopted by the Board as of February 27, 2008 and approved by shareholders on May 29, 2008. The 2008 Plan provides for the award to directors, officers, employees and other service providers of the Company of restricted shares, restricted share units, restricted units of limited partnership in TRG (“TRG Units”), restricted TRG Unit units, options to purchase one share of Common Stock (“Shares”) or TRG Units, share appreciation rights, performance share units, unrestricted Shares or TRG Units, and other awards. As discussed in this proxy statement, grants to employees of restricted share units, performance share units and options to purchase TRG Units, and awards to non-employee directors of Shares are an important part of the Company’s compensation program, providing a basis for long-term incentive compensation and helping align the interests of the Company’s shareholders and the Company’s directors, officers and employees.

As of the record date, the Company had 54,425,169 Shares outstanding, and an additional 26,346,776 TRG Units were outstanding. TRG Units are exchangeable by plan participants for Shares on a one-for-one basis. As of the record date, the Company had a pro forma total of 80,771,945 Shares outstanding, on an as-exchanged basis.

An aggregate of 6.1 million Shares or TRG Units were initially authorized for issuance under the 2008 Plan. As of the record date, under the 2008 Plan, there were options to purchase TRG units exchangeable for 309,132 Shares outstanding, there were restricted share units outstanding representing the right to receive upon vesting 363,001 Shares, and there were performance share units outstanding representing the right to receive upon vesting (assuming the maximum 300% payout) 590,829 Shares. Prior to the record date, under the 2008 Plan, 1,130,003 Shares were issued upon the exercise of options and 2,888 Shares were issued to non-employee directors. As of the record date, an aggregate of approximately 1.9 million Shares or TRG Units remain available for issuance under the 2008 Plan.

Proposed Amendment

The Board has approved an amendment to Section 4 of the 2008 Plan to increase the Shares and TRG Units available for awards by an aggregate of 2.4 million Shares or TRG Units, from an aggregate of 6.1 million to 8.5 million. The available Shares and TRG Units remain subject to adjustment as set forth in the 2008 Plan. The amendment also provides that, for purposes of the 8.5 million Share and TRG Unit limit, each restricted share, restricted share unit, restricted TRG Unit, restricted TRG Unit unit, or unrestricted Share or TRG Unit granted on or after such amendment will be counted as 1.85 Shares or TRG Units, revised from 2.85 Shares or TRG Units for awards granted prior to such amendment. Further, rights to receive stock dividends on a Share or TRG Unit granted on or after such amendment will also themselves be counted as 1.85 Shares or TRG Units, revised from 2.85 Shares or TRG Units for awards granted prior to such amendment. If any Shares or TRG Units covered by any of the foregoing awards are not purchased or are forfeited, or if such award otherwise terminates without delivery of Shares or TRG Units subject thereto, then subject to the applicable rules under the Plan, then each underlying Share or TRG unit will be added back to the Plan at (i) 2.85 Shares or TRG Units for awards prior to such amendment and (ii) 1.85 Shares or TRG Units for awards on or after such amendment. Each option to purchase a Share or TRG Unit and each share appreciation right will continue to be counted as one Share or TRG unit. This method of counting continues to recognize the greater value inherent in a Share or TRG Unit than in an option to purchase a Share or TRG Unit at a price equal to its fair market value on the date of grant, with such formula amount revised to reflect current market conditions.

The Board believes that is in the best interests of the Company and shareholders to approve the proposed amendment to allow the continuation of grants under the 2008 Plan. We do not believe the remaining shares available for grants are sufficient to continue using share-based compensation as an element of our compensation program through 2011 and thereafter.

If this amendment to the 2008 Plan is not approved by shareholders, the foregoing amendments will not be given effect and the 2008 Plan will continue as in effect prior to such proposed amendment.

Vote Required for Approval

Approval of the amendment to the 2008 Plan requires the affirmative vote of holders of two-thirds of the outstanding Voting Stock entitled to vote at the Annual Meeting.

Description of 2008 Plan

A description of the material provisions of the 2008 Plan, as amended, is set forth below. This summary is qualified in its entirety by the detailed provisions in the 2008 Plan, as amended, which is attached as Appendix A to this proxy statement.

Overview.  The purpose of the 2008 Plan is to enhance the ability of the Company to attract and retain highly qualified directors, officers, key employees and other persons and to motivate such persons to serve the Company and to improve the business results and earnings of the Company by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company.

There are an aggregate of 8,500,000 Shares or TRG Units (each of which TRG Unit is generally exchangeable for one Share) reserved for issuance under the 2008 Plan, with an aggregate of 4,334,219 Shares or TRG Units available for issuance as of the record date. The maximum number of Shares or TRG Units subject to options or share appreciation rights that can be awarded under the 2008 Plan to any person is 500,000 per year. The maximum number of Shares or TRG Units that can be awarded under the 2008 Plan to any person, other than pursuant to an option or share appreciation rights, is 500,000 per year.

Administration.  The 2008 Plan is administered by our compensation committee. Subject to the terms of the 2008 Plan, the compensation committee may select participants to receive awards, determine the types of awards and terms and conditions of awards and interpret provisions of the 2008 Plan. The compensation committee may delegate to a subcommittee of directors and/or officers the authority to grant or administer Awards to persons who are not then reporting persons under Section 16 of the Securities Exchange Act of 1934. Options and share appreciation rights may not be amended to lower their exercise prices without shareholder approval.

Shares Reserved for Issuance Under the 2008 Plan.  The Shares issued or to be issued under the 2008 Plan consist of authorized but unissued Shares. Shares or TRG Units issued under the 2008 Plan pursuant to awards assumed in connection with mergers and acquisitions by us will not reduce the number of Shares or TRG Units reserved for issuance under the 2008 Plan. If an award under the 2008 Plan of restricted shares, restricted share units, restricted TRG Units or restricted TRG Unit units is forfeited or an award of options or other rights granted under the 2008 Plan expires without being exercised, the Shares or TRG Units covered by any such award would again become available for issuance under new awards. The closing price of a Share as reported by the New York Stock Exchange on the Record Date was $41.17.

The 2008 Plan prohibits the repricing of options without the approval of the shareholders. This provision relates to both direct repricings — lowering the exercise price of an option — and indirect repricings — canceling an outstanding option and granting a replacement or substitute option with a lower exercise price, or exchanging options for cash, other options or other awards. The repricing prohibition also applies to share appreciation rights.

Eligibility.  Awards may be made under the 2008 Plan to our directors, officers, employees or consultants and to any other individual whose participation in the 2008 Plan is determined to be in our best interests by our compensation committee. We estimate that currently approximately 106 persons are eligible to receive awards under the 2008 Plan.

Amendment or Termination of the Plan.  The Board of Directors may terminate or amend the 2008 Plan at any time and for any reason. However, no amendment may adversely impair the rights of grantees with respect to outstanding awards. Further, unless terminated earlier, the 2008 Plan will terminate 10 years after its effective date. Amendments will be submitted for shareholder approval to the extent required by the Code or other applicable laws, rules or regulations.

Types of Awards Available for Grant under the 2008 Plan

Restricted Shares, Restricted Share Units, Restricted TRG Units and Restricted TRG Unit Units.  The 2008 Plan permits the granting of restricted shares, restricted share units, restricted TRG Units and restricted TRG Unit units. Restricted shares are Shares granted subject to forfeiture if specified holding periods and/or performance targets are not met. Restricted share units are substantially similar to restricted shares but result in the issuance of Shares upon meeting specified holding periods and/or performance targets, rather than the issuance of the Shares in advance. Restricted TRG Units are TRG Units granted subject to forfeiture if specified holding periods and/or performance targets are not met. Restricted TRG Unit units are substantially similar to restricted TRG Units but result in the issuance of TRG Units upon meeting specified holding periods and/or performance targets, rather than the issuance of the TRG Units in advance. Restricted shares, restricted share units, restricted TRG Units, and restricted TRG Unit units granted under the 2008 Plan may not be sold, transferred, pledged or assigned prior to meeting the specified holding periods and/or performance targets. The compensation committee determines the holding periods and/or performance targets and the circumstances under which the holding periods and/or performance targets may be waived, such as upon death, disability, retirement, termination of employment, or change in control.

Options.  The 2008 Plan permits the granting of options to purchase Shares intended to qualify as incentive options under the Code and also options to purchase Shares or TRG Units that do not qualify as incentive stock options (“non-qualified options”). The options we have granted have historically been principally non-qualified options to acquire TRG Units. The Committee currently intends to continue that practice under the 2008 Plan. The exercise price of each option may not be less than 100% of the fair market value of the Shares or TRG Units on the date of grant. In the case of certain 10% shareholders who receive incentive options, the exercise price may not be less than 110% of the fair market value of the Shares on the date of grant. An exception to these requirements is made for any options that we grant in substitution for options held by directors, officers, employees and consultants of a company that we acquire. In such a case, the exercise price would be adjusted to preserve the economic value of such holder’s option from his or her former employer.

The term of each option is fixed by the compensation committee and may not exceed 10 years from the date of grant. The compensation committee determines at what time or times each option may be exercised and the period of time, if any, after death, disability, retirement, or termination of employment during which options may be exercised.

Options may be made exercisable in installments.  The exercisability of options may be accelerated by the compensation committee, such as upon death, disability, retirement, termination of employment, or change in control. In general, an optionee may pay the exercise price of an option by cash, check, by tendering Shares (which, if acquired from us, have been held by the optionee for at least six months), or by means of a broker-assisted cashless exercise.

Options granted under the 2008 Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. However, we may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to address estate planning concerns.

Other Awards.  The compensation committee may also award under the 2008 Plan:

•	dividend equivalent rights, which are rights entitling the recipient to receive amounts equal to dividends that would have been paid if the recipient had held a specified number of Shares; provided, that dividend equivalent rights may not be granted relating to Shares or TRG Units subject to an option or share appreciation right;

•	share appreciation rights, which are rights to receive a number of Shares or, in the discretion of the compensation committee, an amount in cash or a combination of Shares and cash, based on the increase in the fair market value of the Shares underlying the right over the market value of such Shares on the date of grant (or over an amount greater than the grant date fair market value, if the compensation committee so determines) during a stated period specified by the compensation committee not to exceed 10 years from the date of grant; and

•	unrestricted Shares or TRG Units, which are Shares or TRG Units granted without restrictions.

Section 162(m) of the Internal Revenue Code Compliance.  Section 162(m) of the Code limits publicly-held companies to an annual deduction for U.S. federal income tax purposes of $1,000,000 for compensation paid to their Chief Executive Officer and the three highest compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) determined at the end of each year (the “covered employees”). However, performance-based compensation may be excluded from this limitation. The 2008 Plan is designed to permit the compensation committee to grant awards that qualify for purposes of satisfying the conditions of Section 162(m). The Company’s Chief Executive Officer and all of its other executive officers are employed by the Manager, and not by Taubman Centers, Inc., and Section 162(m) does not apply to the Manager because it is a partnership for federal income tax purposes. The executive officers perform limited services for Taubman Centers, Inc. pursuant to a services agreement between Taubman Centers, Inc. and the Manager. The compensation committee does not anticipate that any portion of the Manager’s compensation expense that may be allocable to Taubman Centers, Inc. will be limited by Section 162(m). Even if Taubman Centers, Inc.’s compensation expense deduction were limited by Section 162(m), as long as Taubman Centers, Inc. continues to qualify as a real estate investment trust under the Code, the payment of non-deductible compensation should not have a material adverse effect on the Company.

Business Criteria.  The compensation committee would exclusively use one or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or business units (except with respect to the total shareholder return and earnings per share criteria), in establishing performance goals for awards to “covered employees” if the award is to be intended to satisfy the conditions of Section 162(m):

•	total shareholder return;

•	net income;

•	earnings per share;

•	funds from operations;

•	funds from operations per share;

•	return on equity;

•	return on assets;

•	return on invested capital;

•	increase in the market price of Shares or other securities;

•	revenues;

•	net operating income;

•	comparable center net operating income;

•	operating margin (operating income divided by revenues);

•	earnings before interest expense, taxes, depreciation and amortization (EBITDA) or adjusted EBITDA;

•	the performance of the Company in any one or more of the items mentioned in the clauses above in comparison to the average performance of the companies used in a self-constructed peer group for measuring performance under an award; and

•	the performance of the Company in any one or more of the items mentioned in the clauses above in comparison to a budget or target for measuring performance under an award.

Effect of Certain Corporate Transactions.  Unless the compensation committee otherwise provides, transactions resulting in a change in control of Taubman Centers, Inc. may cause awards granted under the 2008 Plan to vest.

Adjustments for Stock Dividends and Similar Events.  The compensation committee will make appropriate adjustments in outstanding awards and the number of Shares or TRG Units available for issuance under the 2008

Plan, including the individual limitations on awards, to reflect dividends, splits, extraordinary cash dividends and other similar events.

U.S. Federal Income Tax Consequences

Restricted Shares and restricted TRG Units.  A grantee who is awarded restricted shares or restricted TRG Units will not recognize any taxable income for U.S. federal income tax purposes in the year of the award, provided that the Shares or TRG Units are subject to restrictions (that is, the restricted shares or TRG Units are nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Code to recognize compensation income (which is ordinary income) in the year of the award in an amount equal to the fair market value of the Shares or TRG Units on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make a Section 83(b) election, the fair market value of the Shares or TRG Units on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends or distributions that are paid while the Shares or TRG Units are subject to restrictions will be subject to withholding taxes. The Manager will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Restricted Share Units and Restricted TRG Unit Units.  There are no immediate tax consequences of receiving an award of restricted share units or restricted TRG Unit units under the 2008 Plan. A grantee who is awarded restricted share units or restricted TRG Unit units will be required to recognize ordinary income in an amount equal to the fair market value of the Shares or TRG Units issued to such grantee at the end of the restriction period. The Manager will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Performance Share Units.  There are no immediate tax consequences of receiving an award of performance share units under the 2008 Plan. A grantee who is awarded performance share units will be required to recognize ordinary income in an amount equal to the fair market value of the Shares issued to such grantee upon vesting. The Manager will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Incentive Stock Options.  Under the Code, we are not able to grant incentive stock options, because such options may only be granted to employees of a corporation, and our employees are employed by The Taubman Company LLC (the “Manager”), which is a limited liability company. Incentive stock options are included in the 2008 Plan so that we will be in a position to grant them in the event the tax law or our corporate structure changes.

The grant of an incentive stock option will not be a taxable event for the grantee or for the employer. A grantee will not recognize taxable income upon exercise of an incentive option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of Shares received pursuant to the exercise of an incentive option will be taxed as long-term capital gain if the grantee holds the Shares for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). The employer will not be entitled to a compensation expense deduction with respect to the exercise of an incentive option, except as discussed below.

For the exercise of an incentive stock option to qualify for the foregoing tax treatment, the grant must be made by the employee’s employer or a parent or subsidiary of the employer. The employee must remain employed from the date the option is granted through a date within three months before the date of exercise of the option. If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the Shares in an amount generally equal to the excess of the fair market value of the Shares at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. The employer will be allowed a compensation expense deduction to the extent that the grantee recognizes ordinary income.

Non-Qualified Options.  The grant of an option will not be a taxable event for the grantee or for us. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Shares or TRG Units on the date of exercise. Upon a subsequent sale or exchange of Shares or TRG Units acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the Shares or TRG Units (generally, the amount paid for the Shares or TRG Units plus the amount treated as ordinary income at the time the option was exercised). The Manager will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Dividend Equivalent Rights.  Participants who receive dividend equivalent rights will be required to recognize ordinary income in an amount equal to the amount paid to the grantee pursuant to the award. The Manager will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Share Appreciation Rights.  There are no immediate tax consequences of receiving an award of share appreciation rights under the 2008 Plan. Upon exercising a share appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Shares on the date of exercise. The Manager will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Unrestricted Shares.  Participants who are awarded unrestricted Shares will be required to recognize ordinary income in an amount equal to the fair market value of the Shares on the date of the award, reduced by the amount, if any, paid for such Shares. The Manager will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Registration with SEC

The Company currently has a registration statement filed with the SEC pursuant to the Securities Act of 1933, as amended, covering the offering of the Shares under the 2008 Plan.

New Plan Benefits

Awards under the 2008 Plan will be made at the discretion of the compensation committee. Accordingly, we cannot currently determine the amount of awards that will be made under the 2008 Plan in the future. The table below sets forth the awards that were granted under the 2008 Plan during 2009 (excluding any grants that were forfeited). Except for 348 Shares issued to a non-employee director, no awards have been granted in 2010 through the record date.

Name and Position	Award Year	Options	RSUs	PSUs(1)	Shares

Robert S. Taubman	2009	—	56,123	56,123	—
Lisa A. Payne	2009	433,840	34,014	34,014	—
William S. Taubman	2009	—	34,014	34,014	—
David T. Weinert	2009	208,243	16,327	16,327	—
Stephen J. Kieras	2009	160,521	12,586	12,586	—
All executive officers as a group	2009	1,065,078	172,112	172,112	—
All non-employee directors as a group	2009	—	—	—	2,034
Employees, other than executive officers, as a group	2009	374,057	196,476	24,831	—

(1)	PSUs represent a contingent number of units of stock granted at the beginning of a specified performance cycle, with actual awards equal to 0 to 300% of the target grants based on the Company’s relative performance with respect to total shareholder return.

Equity Compensation Plan Information

The following table sets forth certain information regarding the Company’s current and prior equity compensation plans as of December 31, 2009:

	Number of	Weighted-	Number of Securities
	Securities	Average	Remaining Available for
	to be Issued	Exercise Price	Future Issuances Under
	Upon Exercise	of Outstanding	Equity Compensation
	of Outstanding	Options,	Plans (Excluding
	Options, Warrants,	Warrants,	Securities Reflected
	and Rights	and Rights	in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders:
2008 Omnibus Plan:(1)			1,935,211 (1)
Options	309,132	$15.24
Performance Share Units(2)	590,829	(3)
Restricted Share Units	363,001	(3)
1992 Option Plan(4)	1,320,477	39.92
2005 RSU Plan(5)	204,109	(3)

	2,787,548		1,935,211
Equity compensation plan not approved by security holders — Non-Employee Directors’ Deferred Compensation Plan(6)	43,467	(7)	(8)

	2,831,015	$35.24	1,935,211

(1)	Under the 2008 Omnibus Plan, directors, officers, employees, and other service providers of the Company receive restricted shares, restricted share units, restricted TRG Units, restricted TRG Unit units, options to purchase common stock or TRG Units, share appreciation rights, unrestricted shares of common stock or TRG Units, divided equivalent rights, and other awards to acquire up to an aggregate of 6,100,000 shares of common stock or TRG Units. No further awards will be made under the 1992 Option Plan, or the 2005 RSU Plan.

(2)	Amount represents 196,943 performance share units at their maximum payout ratio of 300%. This amount may overstate dilution to the extent actual performance is different than such assumption. The actual number of performance share units that may ultimately vest will range from 0-300% based on the Company’s market performance relative to that of a peer group.

(3)	Excludes restricted share units issued under the 2005 RSU Plan and 2008 Omnibus Plan and performance share units under the 2008 Omnibus Plan because they are converted into common stock on a one-for-one basis at no additional cost.

(4)	Under the 1992 Option Plan, employees received TRG Units upon the exercise of their vested options, and each TRG Unit generally will be converted into one share of common stock under the Continuing Offer. Excludes 871,262 deferred units, the receipt of which were deferred by Robert S. Taubman at the time he exercised options in 2002; the options were initially granted under the 1992 Option Plan.

(5)	Under the 2005 RSU Plan, employees received restricted share units, which represent the right to one share of common stock upon vesting.

(6)	The Non-Employee Directors’ Deferred Compensation Plan, which was approved by the Board in May 2005, gives each non-employee director of the Company the right to defer the receipt of all or a portion of his or her annual director retainer until the termination of such director’s service on the Board and for such deferred compensation to be denominated in restricted share units. The number of restricted share units received equals the deferred retainer fee divided by the fair market value of the common stock on the business day immediately before the date the director would otherwise have been entitled to receive the retainer fee. The restricted share units represent the right to receive equivalent shares of common stock at the end of the deferral period. During the deferral period, when the Company pays cash dividends on the common stock, the directors’ deferral accounts are credited with dividend equivalents on their deferred restricted share units, payable in additional restricted share units based on the then-fair market value of the common stock. Each director’s account is 100% vested at all times.

(7)	The restricted share units are excluded because they are converted into common stock on a one-for-one basis at no additional cost.

(8)	The number of securities available for future issuance is unlimited and will reflect whether non-employee directors elect to defer all or a portion of their annual retainers.

Additional Information

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, its executive officers and persons who beneficially own more than 10% of a registered class of the Company’s equity securities (“insiders”) to file reports with the SEC regarding their pecuniary interest in any of the Company’s equity securities and any changes thereto, and to furnish copies of these reports to the Company. Based on the Company’s review of the insiders’ forms furnished to the Company or filed with the SEC and representations made by the directors and executive officers of the Company, no insider failed to file on a timely basis a Section 16(a) report in 2009, except Ms. Payne filed one late Form 4, and failed to file a Form 5, regarding three preferred stock purchase transactions.

The Board has determined that the current members of the Compensation Committee qualify as non-employee directors as defined in Rule 16b-3 of the Exchange Act.

Cost of Proxy Solicitation

The cost of preparing, assembling and mailing the proxy material will be paid by the Company. The Company will request brokers, banks and other nominees to send the Notice and/or proxy material to, and to obtain proxies from, the beneficial owners and will reimburse such holders for their reasonable expenses in doing so. In addition, the Company’s directors, officers and regular employees may solicit proxies by mail, telephone, facsimile or in person, but they will not receive any additional compensation for such work. Further, Innisfree M&A Incorporated has been retained to provide proxy solicitation services for a fee not to exceed $17,000 (excluding expenses).

Presentation of Shareholder Proposals and Nominations at 2011 Annual Meeting

Any shareholder proposal intended to be included in the Company’s proxy statement and form of proxy for the 2011 annual meeting (pursuant to Rule 14a-8 of the Exchange Act) must be received by the Company at 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324 by the close of business on December 7, 2010, and must otherwise be in compliance with the requirements of the SEC’s proxy rules.

Any director nomination or shareholder proposal of other business intended to be presented for consideration at the 2011 annual meeting, but not intended to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such meeting (i.e. not pursuant to Rule 14a-8 of the Exchange Act), must be received by the Company at the address stated above between January 21, 2011 and the close of business on February 18, 2011 to be considered timely. However, if the 2011 annual meeting occurs more than 30 days before or 60 days after May 21, 2011, the Company must receive nominations or proposals (A) not later than the close of business on the later of the 90th day prior to the date of the 2011 annual meeting or the 10th day following the day on which public announcement is made of the date of the 2011 annual meeting, and (B) not earlier than the 120th day prior to the 2011 annual meeting. See “Proposal 1 — Election of Directors — Committees of the Board — Nominating and Corporate Governance Committee” for further information on the advance notice provisions set forth in the Company’s By-laws.

Householding

The Company has elected to send a single copy of its annual report and this proxy statement to any household at which two or more shareholders reside unless one of the shareholders at such address provides notice that he or she desires to receive individual copies or has elected e-mail delivery of proxy materials. This “householding” practice reduces the Company’s printing and postage costs. Shareholders may request to discontinue or re-start householding, or to request a separate copy of the 2009 annual report and 2010 proxy statement, as follows:

•	Shareholders owning their Voting Stock through a broker, bank or other nominee should contact such record holder directly; and

•	Shareholders of record should contact Broadridge Investor Communications Solutions, toll-free at 1-800-542-1061, or may write to: Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

2009 Annual Report

The Annual Report of the Company for the year ended December 31, 2009, including financial statements for the three years ended December 31, 2009 audited by KPMG, LLP, the Company’s independent registered public accounting firm, is being furnished with the proxy statement through the Internet, via e-mail or by paper delivery. See “About the Meeting—How can I access the Company’s proxy materials and other reports filed with the SEC?” for further information about delivery of the 2009 annual report.

Please complete the enclosed proxy card or voting instruction card as soon as possible. Alternatively, please vote via telephone or internet (to the extent applicable, as indicated in the Notice, proxy card or voting instruction card).

By Order of the Board of Directors,

Robert S. Taubman,
Chairman of the Board, President and
Chief Executive Officer

March 31, 2010

APPENDIX A

The Taubman Company Llc

2008 Omnibus Long-Term Incentive Plan,
As Amended and Restated As of May 21, 2010

The Taubman Company LLC, a Delaware limited liability company (the “Company”), sets forth herein the terms of its 2008 Omnibus Long-Term Incentive Plan (the “Plan”), as follows:

1. PURPOSE.  The Plan is intended to enhance the ability of the Company, TCO (as defined below), TRG (as defined below), and the Subsidiaries and Affiliates of each of them to attract and retain highly qualified Directors, officers, key employees and other persons and to motivate such persons to serve the Company, TCO, TRG, and the Subsidiaries of each of them and to improve the business results and earnings of TCO and TRG, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of TCO and TRG. To this end, the Plan provides for the grant of Share options, Share appreciation rights, restricted Shares, restricted Share units, restricted TRG Units, restricted TRG Unit units, unrestricted Shares and TRG Units and dividend equivalent rights. Any of these awards may, but need not, be made as performance incentives to reward attainment of performance goals in accordance with the terms hereof. Share options granted under the Plan may be incentive stock options or non-qualified options, as provided herein.

2. DEFINITIONS.  For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

2.1 “Affiliate” means a person or entity which controls, is controlled by, or is under common control with the Company or TCO.

2.2 “Award” means a grant of an Option, Share Appreciation Right, Restricted Shares, Restricted Share Units, Restricted TRG Units, Restricted TRG Unit Units, Unrestricted Shares or Dividend Equivalent Rights under the Plan.

2.3 “Award Agreement” means the written agreement between the Company and a Participant that evidences and sets out the terms and conditions of an Award.

2.4 “Benefit Arrangement” shall have the meaning set forth in Section 15 hereof.

2.5 “Board” means the Board of Directors of TCO.

2.6 “Cause” means, unless otherwise provided in an applicable written agreement with the Company, TCO, TRG, or a Subsidiary or affiliate of any of them, the commission of a felony, fraud, or willful misconduct, which has resulted in, or is likely to result in, damage to the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them, as the Committee may conclusively determine.

2.7 “Change in Control” means an occasion upon which (i) any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) other than (A) a director or other fiduciary holding securities under an employee benefit plan of the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them, and other than (B) A. Alfred Taubman, or any of his immediate family members or lineal descendants, any heir of the foregoing, any private charitable foundation or any partnership, limited liability company, or corporation owned by any of the foregoing, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of TCO representing 40% or more of the combined voting power or combined total fair market value of TCO’s then outstanding securities; or (ii) any removal or election of a member of the Board, which removal or election was not approved by a vote of at least 70% of the directors comprising the Board on the date immediately preceding the date of the removal or election. Notwithstanding the preceding, to the extent “Change in Control” is a payment trigger, and not merely a vesting trigger, for any 409A Award, “Change in Control” means a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as described in Treas. Reg. Section 1.409A-3(i)(5), but replacing the term “Trust” for the term “Company” in such regulation.

2.8 “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

2.9 “Committee” means the Compensation Committee of the Board, or, if the Board so elects, a different committee of, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.1.

2.10 “Company” means The Taubman Company LLC, a Delaware limited liability company.

2.11 “Corporate Transaction” means (i) the dissolution or liquidation of TCO or a merger, consolidation, or reorganization of TCO with one or more other entities in which TCO is not the surviving entity, (ii) a sale of substantially all of the assets of TCO to another person or entity which does not constitute a “related person” to the TCO, as such term is defined in the Treasury Regulations issued in connection with Section 409A of the Code, or (iii) any transaction (including without limitation a merger or reorganization in which TCO is the surviving entity) which results in any person or entity (other than persons who are shareholders or Affiliates immediately prior to the transaction) owning more than 50% of the combined voting power of all classes of shares of TCO.

2.12 “Covered Employee” means a Participant who is a Covered Employee within the meaning of Section 162(m)(3) of the Code.

2.13 “Disability” means a Participant’s physical or mental condition resulting from any medically determinable physical or mental impairment that renders such Participant incapable of engaging in any substantial gainful employment and that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 365 days. Notwithstanding the foregoing, a Participant shall not be deemed to be Disabled as a result of any condition that:

(a) was contracted, suffered, or incurred while such Participant was engaged in, or resulted from such Participant having engaged in, a felonious activity;

(b) resulted from an intentionally self-inflicted injury or an addiction to drugs, alcohol, or substances which are not administered under the direction of a licensed physician as part of a medical treatment plan; or

(c) resulted from service in the Armed Forces of the United States for which such Participant received or is receiving a disability benefit or pension from the United States, or from service in the armed forces of any other country irrespective of any disability benefit or pension.

The Disability of a Participant and the date on which a Participant ceases to be employed by reason of Disability shall be determined by the Company, in accordance with uniform principles consistently applied, on the basis of such evidence as the Committee and the Company deem necessary and desirable, and its good faith determination shall be conclusive for all purposes of the Plan. The Committee or the Company shall have the right to require a Participant to submit to an examination by a physician or physicians and to submit to such reexaminations as the Committee or the Company shall require in order to make a determination concerning the Participant’s physical or mental condition; provided, however, that a Participant may not be required to undergo a medical examination more often than once each 180 days, nor at any time after the normal date of the Participant’s Retirement. If any Participant engages in any occupation or employment (except for rehabilitation as determined by the Committee) for remuneration or profit, which activity would be inconsistent with the finding of Disability, or if the Committee, on the recommendation of the Company, determines on the basis of a medical examination that a Participant no longer has a Disability, or if a Participant refuses to submit to any medical examination properly requested by the Committee or the Company, then in any such event, the Participant shall be deemed to have recovered from such Disability. The Committee in its discretion may revise this definition of “Disability” for any grant, except to the extent that the Disability is a payment event under a 409A Award.

2.14 “Dividend Equivalent Right” means a right, granted to a Participant under Section 13 hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.

2.15 “Effective Date” means the date that the Plan is approved by the shareholders of TCO, provided that such date is not more than one year after the approval of the Plan by the Board.

2.16 “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

2.17 “Fair Market Value” means the value of a Share, determined as follows: if on the Grant Date or other determination date the Shares are listed on an established national or regional share exchange, is admitted to quotation on the New York Stock Exchange (“NYSE”) or is publicly traded on an established securities market, the Fair Market Value of a Share shall be the closing price of the Shares on such exchange or in such market (if there is more than one such exchange or market the Committee shall determine the appropriate exchange or market) on the Grant Date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Shares is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Shares are not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the Shares as determined by the Committee in good faith; provided that such valuation with respect to any Award that the Company intends to be a stock right not providing for the deferral of compensation under Treas. Reg. Section 1.409A-1(b)(5)(i) (Non-Qualified Options) shall be determined by the reasonable application of a reasonable valuation method, as described in Treas. Reg Section 1.409A-1(b)(5)(iv)(B).

2.18 “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Participant, any person sharing the Participant’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the Participant) control the management of assets, and any other entity in which one or more of these persons (or the Participant) own more than fifty percent of the voting interests.

2.19 “409A Award” means any Award that is treated as a deferral of compensation subject to the requirements of Code Section 409A.

2.20 “Grant Date” means the date on which the Committee approves an Award or such later date as may be specified by the Committee.

2.21 “Incentive Stock Option” means an “incentive stock option” within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.22 “Non-Qualified Option” means an Option that is not an Incentive Stock Option.

2.23 “Option” means an option to purchase Shares or TRG Units pursuant to the Plan.

2.24 “Option Price” means the exercise price for each Share or TRG Unit subject to an Option.

2.25 “Other Agreement” shall have the meaning set forth in Section 15 hereof.

2.26 “Outside Director” means a member of the Board who is not an officer or employee of the Company, of TCO, of TRG, or of any of their Affiliates.

2.27 “Participant” means a person who receives or holds an Award under the Plan.

2.28 “Performance Award” means an Award made subject to the attainment of performance goals (as described in Section 14) over a performance period of up to 10 years.

2.29 “Plan” means The Taubman Company LLC 2008 Omnibus Long-Term Incentive Plan.

2.30 “Restricted Share” means a Share awarded to a Participant pursuant to Section 10 hereof.

2.31 “Restricted Share Unit” means a bookkeeping entry representing the equivalent of a Share awarded to a Participant pursuant to Section 10 hereof.

2.32 “Restricted TRG Unit” means a TRG Unit awarded to a Participant pursuant to Section 10 hereof.

2.33 “Restricted TRG Unit Unit” means a bookkeeping entry representing the equivalent of a TRG Unit awarded to a Participant pursuant to Section 10 hereof.

2.34 “Retirement” means termination of Service on or after age 62, or any other definition established by the Compensation Committee, in its discretion, either in any Award or in writing after the grant of any Award, provided that the definition of Retirement with respect to the timing of payment (and not merely vesting) of any 409A Award cannot be changed after the Award is granted.

2.35 “SAR Exercise Price” means the per share exercise price of an SAR granted to a Participant under Section 9 hereof.

2.36 “Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended.

2.37 “Service” means service as a Service Provider to the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them. Unless otherwise stated in the applicable Award Agreement, a Participant’s change in position or duties shall not result in interrupted or terminated Service, so long as such Participant continues to be a Service Provider to the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Committee, which determination shall be final, binding and conclusive. With respect to the timing of payment (and not merely vesting) of any 409A Award, whether a termination of Service shall have occurred shall be determined in accordance with the definition of “Separation from Service” under Treas. Reg. Section 1.409(A)-1(h).

2.38 “Service Provider” means an employee, officer or Director of the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them, or a consultant or adviser providing services to the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them.

2.39 “Share” or “Shares” means the common shares of TCO.

2.40 “Share Appreciation Right” or “SAR” means a right granted to a Participant under Section 9 hereof.

2.41 “Subsidiary” means any “subsidiary corporation” of the Company, TRG, or of TCO within the meaning of Section 424(f) of the Code.

2.42 “Substitute Awards” means Awards granted upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity acquired by the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them or with which the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them combines.

2.43 “TCO” means Taubman Centers, Inc., a Michigan corporation.

2.44 “Ten Percent Shareholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding shares of the Company, TCO, TRG or any of their Subsidiaries. In determining share ownership, the attribution rules of Section 424(d) of the Code shall be applied.

2.45 “Termination Date” means the date upon which an Option shall terminate or expire, as set forth in Section 8.3 hereof.

2.46 “TRG” means The Taubman Realty Group Limited Partnership, a Delaware limited partnership.

2.47 “TRG Unit” means a unit of limited partnership interest in TRG.

2.48 “Unrestricted Share Award” means an Award pursuant to Section 11 hereof.

3.	ADMINISTRATION OF THE PLAN

3.1. Committee.  The Plan shall be administered by or pursuant to the direction of the Committee. The Committee shall have such powers and authorities related to the administration of the Plan as are consistent with the governing documents of the Company and TCO and applicable law. The Committee shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Committee deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Committee present at a meeting or by unanimous consent of the Committee executed in writing in accordance with the Company’s governing documents and applicable law; provided, that subject to the governing documents of the Company and TCO and applicable law, the Committee may delegate all or any portion of its authority under the Plan to a subcommittee of directors and/or officers of the Company or TCO for the purposes of determining or administering Awards granted to persons who are not then subject to the reporting requirements of Section 16 of the Exchange Act.. The interpretation and construction by the Committee of any provision of the Plan, any Award or any Award Agreement shall be final, binding and conclusive. The Committee shall consist of not less than three (3) members of the Board, which members shall be “Non-Employee Directors” as defined in Rule 16b-3 under the Exchange Act (or such greater number of members which may be required by said Rule 16b-3).

3.2. Terms of Awards.   Subject to the other terms and conditions of the Plan, the Committee shall have full and final authority to:

(i) designate Participants,

(ii) determine the type or types of Awards to be made to a Participant,

(iii) determine the number of Shares or TRG Units to be subject to an Award,

(iv) establish the terms and conditions of each Award (including, but not limited to, the exercise price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the Shares or TRG Units subject thereto, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options) or to ensure exemption from or compliance with Code Section 409A,

(v) prescribe the form of each Award Agreement evidencing an Award, and

(vi) amend, modify, or supplement the terms of any outstanding Award. Notwithstanding the foregoing, no amendment, modification or supplement of any Award shall, without the consent of the Participant, impair the Participant’s rights under such Award, or subject to the requirements of Code Section 409A any Award that was excluded from Code Section 409A coverage upon grant.

The Company may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Participant on account of actions taken by the Participant in violation or breach of or in conflict with any employment agreement, non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them or any confidentiality obligation with respect to the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them or otherwise in competition with the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them, to the extent specified in such Award Agreement applicable to the Participant. Furthermore, unless the Committee provides otherwise in the applicable Award Agreement, the Company may annul an Award if the Participant is an employee of the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them and is terminated for Cause as defined in the applicable Award Agreement or the Plan, as applicable.

Notwithstanding the foregoing, no amendment or modification may be made to an outstanding Option or SAR which reduces the Option Price or SAR Exercise Price, either by lowering the Option Price or SAR Exercise Price or by canceling the outstanding Option or SAR and granting a replacement or substitute Option or SAR with a lower exercise price without the approval of Company’s shareholders, provided, that, appropriate adjustments may be made to outstanding Options and SARs pursuant to Section 17.

3.3. Deferral Arrangement.  The Committee may permit or require the deferral of any award payment into a deferred compensation arrangement, subject to compliance with Section 409A, where applicable, and such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred Share equivalents and restricting deferrals to comply with hardship distribution rules affecting 401(k) plans. Notwithstanding the foregoing, no deferral shall be allowed if the deferral opportunity would be subject to the requirements of Code Section 409A any Award that would otherwise be excluded from Code Section 409A.

3.4. No Liability.  No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement.

3.5. Book Entry.  Notwithstanding any other provision of this Plan to the contrary, the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them may elect to satisfy any requirement under this Plan for the delivery of Share certificates through the use of book-entry.

4.	SHARES SUBJECT TO THE PLAN

Subject to adjustment as provided in Section 17 hereof, the aggregate number of Shares or TRG units available for issuance under the Plan shall be eight million five hundred thousand (8,500,000); provided, however, that for every Share subject to Awards of Restricted Shares, Restricted Share Units, Restricted TRG Units, Restricted TRG Unit Units, Dividend Equivalent Rights (except for Dividend Equivalent Rights settled only in cash and relating to Awards otherwise counted pursuant to this proviso) and Unrestricted Shares under this Plan, the Shares or TRG Units available for grant hereunder shall be reduced by (1) for awards prior to May 21, 2010, 2.85 Shares or TRG Units, and (2) for awards on or after May 21, 2010, 1.85 Shares or TRG Units (in each case, including the one Share or TRG Unit issued). Shares issued or to be issued under the Plan shall be authorized but unissued Shares or issued Shares that have been reacquired by the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them. If any Shares or TRG Units covered by an Award are not purchased or are forfeited, or if an Award otherwise terminates without delivery of Shares or TRG Units subject thereto, then the number of Shares or TRG Units related to such Award ((1) for awards prior to May 21, 2010, 2.85 Shares or TRG Units, and (2) for awards on or after May 21, 2010, 1.85 Shares or TRG Units) and subject to such forfeiture or termination shall not be counted against the limit set forth above (or included for purposes of the calculation in the proviso, above), but shall again be available for making Awards under the Plan. If an Award (other than a Dividend Equivalent Right) is denominated in Shares or TRG Units, the number of Shares or TRG Units covered by such Award, or to which such Award relates, shall be counted on the date of grant of such Award against the aggregate number of Shares or TRG Units available for granting Awards under the Plan as provided above. Notwithstanding anything herein to the contrary, Shares or TRG Units subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares or TRG Units are: (x) Shares or TRG Units that were subject to an Option or a share-settled Share Appreciation Right and were not issued upon the net settlement or net exercise of such Option or Share Appreciation Right, (y) Shares or TRG Units delivered to or withheld by the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them to pay the exercise price or the withholding taxes under Options or Share Appreciation Rights, or (z) Shares repurchased on the open market with the proceeds of an Option exercise.

The Committee shall have the right to substitute or assume Awards in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies. The number of Shares or TRG Units reserved pursuant to Section 4 may be increased by the corresponding number of Awards assumed and, in the case of a substitution, by the net increase in the number of Shares subject to Awards before and after the substitution.

5.	EFFECTIVE DATE, DURATION AND AMENDMENTS

5.1. Effective Date.  The Plan shall be effective as of the Effective Date.

5.2. Term.  The Plan shall terminate automatically ten (10) years after the Effective Date and may be terminated on any earlier date as provided in Section 5.3. The termination of the Plan shall not affect any Award outstanding on the date of such termination.

5.3. Amendment and Termination of the Plan.  The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any Shares or TRG Units as to which Awards have not been made. An amendment shall be contingent on approval of the TCO’s shareholders to the extent stated by the Board, required by applicable law or required by applicable stock exchange listing requirements. In addition, an amendment will be contingent on approval of TCO’s shareholders if the amendment would: (i) materially increase the benefits accruing to Participants under the Plan, (ii) materially increase the aggregate number of Shares or TRG Units that may be issued under the Plan, (iii) materially modify the requirements as to eligibility for participation in the Plan, or (iv) except as permitted pursuant to the provisions of Section 17, reduce the Option Price of any previously granted

Option or the grant price of any previously granted SAR, cancel any previously granted Options or SARs and grant substitute Options or SARs with a lower Option Price than the canceled Options or a lower grant price than the canceled SARs, or exchange any Options or SARs for cash, other awards, or Options or SARs with an Option Price or grant price that is less than the exercise price of the original Options or SARs. No Awards shall be made after termination of the Plan. No amendment, suspension or termination of the Plan shall (i) without the consent of the Participant, impair rights or obligations under any Award theretofore awarded under the Plan, nor (ii) accelerate any payment under any 409A Award except as otherwise permitted under Treas. Reg. Section 1.409A-3(j).

6.	AWARD ELIGIBILITY AND LIMITATIONS

6.1. Service Providers and Other Persons.  Subject to this Section 6, Awards may be made under the Plan to: (i) any Service Provider to the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them, including any Service Provider who is an officer or Director of the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them, as the Committee shall determine and designate from time to time, (ii) any Outside Director and (iii) any other individual whose participation in the Plan is determined to be in the best interests of TCO by the Committee.

6.2. Successive Awards and Substitute Awards.  An eligible person may receive more than one Award, subject to such restrictions as are provided herein. Notwithstanding Sections 8.1 and 9.1, the Option Price of an Option or the grant price of an SAR that is a Substitute Award may be less than 100% of the Fair Market Value of a Share on the original Grant Date provided that the Option Price or grant price is determined in accordance with the principles of Code Section 424 and the regulations thereunder.

6.3. Limitation on Shares or TRG Units Subject to Awards.  During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act:

(i) the maximum number of Shares or TRG Units subject to Options or SARs that can be awarded under the Plan to any person eligible for an Award under Section 6 hereof is five hundred thousand (500,000) per calendar year; and

(ii) the maximum number of Shares or TRG Units that can be awarded under the Plan, other than pursuant to an Option or SARs, to any person eligible for an Award under Section 6 hereof is five hundred thousand (500,000) per calendar year.

The preceding limitations in this Section 6.3 are subject to adjustment as provided in Section 17 hereof.

7.	AWARD AGREEMENT

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, in such form or forms as the Committee shall from time to time determine. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-Qualified Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Non-Qualified Options.

8.	TERMS AND CONDITIONS OF OPTIONS

8.1. Option Price.  The Option Price of each Option shall be fixed by the Committee and stated in the Award Agreement evidencing such Option. The Option Price of each Option shall be at least the Fair Market Value on the Grant Date of a Share; provided, however, that in the event that a Participant is a Ten Percent Shareholder, the Option Price of an Option granted to such Participant that is intended to be an Incentive Stock Option shall be not less than 110 percent of the Fair Market Value of a Share on the Grant Date.

8.2. Vesting.  Subject to Sections 8.3, 8.4, 8.5 and 17.3 hereof, each Option granted under the Plan shall become exercisable at such times and under such conditions (including based on achievement of performance goals and/or future service requirements) as shall be determined by the Committee and stated in the Award Agreement. For purposes of this Section 8.2, fractional numbers of Shares or TRG Units subject to an Option shall be rounded to the next nearest whole number.

8.3. Term.  Each Option granted under the Plan shall terminate, and all rights to purchase Shares or TRG Units thereunder shall cease, upon the expiration of ten years from the date such Option is granted, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such Option (the “Termination Date”); provided, however, that in the event that the Participant is a Ten Percent Shareholder, an Option granted to such Participant that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five years from its Grant Date.

8.4. Termination of Service.  Unless the Committee otherwise provides in an Award Agreement or in a written agreement with the Participant after the Award Agreement is issued, upon the termination of a Participant’s Service, except to the extent that such termination is due to death, Disability, Retirement, lay-off in connection with a reduction in force or Change in Control of the Company or as otherwise specified in the Award Agreement, any Option held by such Participant that has not vested shall immediately be deemed forfeited and any otherwise vested Option or unexercised portion thereof shall terminate three (3) months after the date of such termination of Service, but in no event later than the date of expiration of the Option. If a Participant’s Service is terminated for Cause, the Option or unexercised portion thereof shall terminate as of the date of such termination. Unless the Committee otherwise provides in an Award Agreement or in a written agreement with the Participant after the Award Agreement is issued, if a Participant’s Service is terminated (i) due to Retirement or lay-off in connection with a reduction in force, the Option shall become fully vested and shall continue in accordance with its terms and shall expire upon its normal date of expiration (except that an Incentive Stock Option shall cease to be an Incentive Stock Option upon the expiration of three (3) months from the date of the Participant’s Retirement or lay-off and thereafter shall be a Non-Qualified Option), (ii) due to Disability, the Option shall become fully vested and shall continue in accordance with its terms and shall expire upon its normal date of expiration (except that an Incentive Stock Option shall cease to be an Incentive Stock Option upon the expiration of twelve (12) months from the date of the Participant’s termination due to Disability and thereafter shall be a Non-Qualified Option) or (iii) due to death, any Option of the deceased Participant shall become fully vested and shall continue in accordance with its terms, may be exercised, to the extent of the number of Shares or TRG Units with respect to which he/she could have exercised the Option on the date of his/her death, by his/her estate, personal representative or beneficiary who acquires the Option by will or by the laws of descent and distribution, and shall expire on its normal date of expiration unless previously exercised (except that an Incentive Stock Option shall cease to be an Incentive Stock Option upon the expiration of twelve (12) months from the date of the Participant’s death and thereafter shall be a Non-Qualified Option). Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

8.5. Change in Control.  Unless the Committee otherwise provides in an Award Agreement or in a written agreement with the Participant after the Award Agreement is issued, in the event of a Change in Control, a Participant’s unvested Options shall become fully vested and may be exercised until their normal date of expiration.

8.6. Limitations on Exercise of Option.  Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, after the occurrence of an event referred to in Section 17 hereof which results in termination of the Option.

8.7. Method of Exercise.  An Option that is exercisable may be exercised by the Participant’s delivery to the Company of written notice of exercise on any business day, at the Company’s principal office, on the form specified by the Committee. Such notice shall specify the number of Shares or TRG Units with respect to which the Option is being exercised and, except to the extent provided in Section 12.3 or Section 12.4, shall be accompanied by payment in full of the Option Price of the Shares or TRG Units for which the Option is being exercised plus the amount (if any) of federal and/or other taxes which the Company or an Affiliate may, in its judgment, be required to withhold with respect to an Award. The minimum number of Shares or TRG Units with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of (i) 100 Shares or TRG Units or such lesser number set forth in the applicable Award Agreement and (ii) the maximum number of Shares or TRG Units available for purchase under the Option at the time of exercise.

8.8. Rights of Holders of Options.  Unless otherwise stated in the applicable Award Agreement, a Participant holding or exercising an Option shall have none of the rights of a shareholder or of a limited partner of TRG (for example, the right to receive cash or dividend payments or distributions attributable to the subject Shares or to direct the voting of the subject Shares) until the Shares or TRG Units covered thereby are fully paid and issued to the Participant. Except as provided in Section 17 hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

8.9. Delivery of Share Certificates.  Promptly after the exercise of an Option to purchase Shares by a Participant and the payment in full of the Option Price, such Participant shall be entitled to the issuance of a Share certificate or certificates evidencing his/her ownership of the Shares purchased upon such exercise.

8.10. Transferability of Options.  Except as provided in Section 8.11, during the lifetime of a Participant, only the Participant (or, in the event of legal incapacity or incompetency, the Participant’s guardian or legal representative) may exercise an Option. Except as provided in Section 8.11, no Option shall be assignable or transferable by the Participant to whom it is granted, other than by will or the laws of descent and distribution.

8.11. Family Transfers.  If authorized in the applicable Award Agreement, a Participant may transfer, not for value, all or part of an Option which is not an Incentive Stock Option to any Family Members. For the purpose of this Section 8.11, a “not for value” transfer is a transfer which is (i) a gift to a trust for the benefit of the participant and/or one or more Family Members, or (ii) a transfer under a domestic relations order in settlement of marital property rights. Following a transfer under this Section 8.11, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Options are prohibited except in accordance with this Section 8.11 or by will or the laws of descent and distribution. The events of termination of Service of Section 8.4 hereof shall continue to be applied with respect to the original Participant, following which the Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.

8.12. Limitations on Incentive Stock Options.  An Option shall constitute an Incentive Stock Option only (i) if the Participant of such Option is an employee of TCO or any Subsidiary of TCO; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the Shares with respect to which all Incentive Stock Options held by such Participant become exercisable for the first time during any calendar year (under the Plan and all other plans of the Participant’s employer and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.

9.	TERMS AND CONDITIONS OF SHARE APPRECIATION RIGHTS

9.1. Right to Payment and Grant Price.  An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the SAR as determined by the Committee. The Award Agreement for an SAR shall specify the grant price of the SAR, which shall be at least the Fair Market Value of a Share on the Grant Date. SARs may be granted in conjunction with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in conjunction with all or part of any other Award or without regard to any Option or other Award.

9.2. Other Terms.  The Committee shall determine at the Grant Date or thereafter, the time or times at which and the conditions under which an SAR may be exercised (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions (provided that no SAR shall be exercisable following the tenth anniversary of its Grant Date), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Shares will be delivered or deemed to be delivered to Participants, whether or not an SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR.

10.	TERMS AND CONDITIONS OF RESTRICTED SHARES, RESTRICTED SHARE UNITS, RESTRICTED TRG UNITS AND RESTRICTED TRG UNIT UNITS

10.1. Grant of Restricted Shares or Restricted Share Units.  Awards of Restricted Shares, Restricted Share Units, Restricted TRG Units or Restricted TRG Unit Units may be made to eligible persons. Restricted Shares, Restricted Share Units, Restricted TRG Units or Restricted TRG Unit Units may also be referred to as performance shares, performance share units, performance TRG Units or performance TRG Unit units. If so indicated in the Award Agreement at the time of grant, a Participant may vest in more than 100% of the number of Restricted Share Units or Restricted TRG Unit Units awarded to the Participant.

10.2. Restrictions.  At the time an Award of Restricted Shares, Restricted Share Units, Restricted TRG Units or Restricted TRG Unit Units is made, the Committee may, in its sole discretion, establish a period of time (a “restricted period”) applicable to such Restricted Shares, Restricted Share Units, Restricted TRG Units or Restricted TRG Unit Units, during which a portion of the Shares or TRG Units related to such Award shall become nonforfeitable or vest, on each anniversary of the grant Date or otherwise, as the Committee may deem appropriate. Each Award of Restricted Shares, Restricted Share Units, Restricted TRG Units or Restricted TRG Unit Units may be subject to a different restricted period. The Committee may, in its sole discretion, at the time a grant of Restricted Shares, Restricted Share Units, Restricted TRG Units or Restricted TRG Unit Units is made, prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or individual performance conditions, which may be applicable to all or any portion of the Restricted Shares, Restricted Share Units, Restricted TRG Units or Restricted TRG Unit Units in accordance with Section 14.1 and 14.2. Neither Restricted Shares, Restricted Share Units, Restricted TRG Units nor Restricted TRG Unit Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Restricted Shares, Restricted Share Units, Restricted TRG Units or Restricted TRG Unit Units. Each Participant may designate a beneficiary for the Restricted Shares, Restricted Share Units, Restricted TRG Units or Restricted TRG Unit Units awarded to him or her under the Plan. If a Participant fails to designate a beneficiary, the Participant shall be deemed to have designated his or her estate as his or her beneficiary.

10.3. Restricted Shares Certificates.  The Company shall issue, in the name of each Participant to whom Restricted Shares have been granted, Share certificates representing the total number of Restricted Shares granted to the Participant, as soon as reasonably practicable after the Grant Date. The Committee may provide in an Award Agreement that either (i) the Company shall hold such certificates for the Participant’s benefit until such time as the Restricted Shares are forfeited to the Company or the restrictions lapse, or (ii) such certificates shall be delivered to the Participant, provided, however, that such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under the Plan and the Award Agreement.

10.4. Rights of Holders of Restricted Shares and Restricted TRG Units.  Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Shares shall have the right to vote such Shares and holders of Restricted Shares or Restricted TRG Units shall have the right to receive any dividends or distributions declared or paid with respect to such Shares or TRG Units. All distributions, if any, received by a Participant with respect to Restricted Shares or Restricted TRG Units as a result of any share split, share dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Award.

10.5. Rights of Holders of Restricted Share Units and Restricted TRG Unit Units.

10.5.1. Dividend Rights.  Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Share Units shall have no rights as shareholders of the Company and holders of Restricted TRG Unit Units shall have no rights as a limited partner of TRG. The Committee may provide in an Award Agreement evidencing a grant of Restricted Share Units or Restricted TRG Unit Units that the holder of such Restricted Share Units or Restricted TRG Unit Units shall be entitled to receive, upon the payment of a cash dividend or distribution on outstanding Shares or TRG Units, as the case may be, or at any time thereafter, a cash payment for each Restricted Share Unit or Restricted TRG Unit Units held equal to the per-share dividend or per-TRG Unit distribution, as the case may be, paid on the Shares or TRG Units in accordance with Section 13.

10.5.2. Creditor’s Rights.  A holder of Restricted Share Units or Restricted TRG Unit Units shall have no rights other than those of a general creditor of the Company. Restricted Share Units and Restricted TRG Unit Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.6. Termination of Service.  Unless the Committee otherwise provides in an Award Agreement or in a written agreement with the Participant after the Award Agreement is issued, upon the termination of a Participant’s Service, any Restricted Shares, Restricted Share Units, Restricted TRG Units or Restricted TRG Unit Units held by such Participant that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited, except to the extent that such termination is due to death, Disability, Retirement, lay-off in connection with a reduction in force or Change in Control or as otherwise specified in the Award Agreement. Further, the Award Agreement may specify that the vested portion of the Award shall continue to be subject to the terms of any applicable transfer or other restriction. Upon forfeiture of Restricted Shares, Restricted Share Units, Restricted TRG Units or Restricted Unit Units, the Participant shall have no further rights with respect to such Award, including but not limited to any right to vote Restricted Shares or any right to receive dividends with respect to Restricted Shares, Restricted Share Units, Restricted TRG Units or Restricted TRG Unit Units.

10.7. Delivery of Share.  Except as otherwise specified in an Award Agreement with respect to a particular Award of Restricted Shares or unless TCO shall then have uncertificated Shares, within thirty (30) days of the expiration or termination of the restricted period, a certificate or certificates representing all Shares relating to such Award which have not been forfeited shall be delivered to the Participant or to the Participant’s beneficiary or estate, as the case may be. Except as otherwise specified with respect to a particular Award of Restricted Share Units or unless TCO shall then have uncertificated shares, within thirty (30) days of the satisfaction of the vesting criterion applicable to such Award, a certificate or certificates representing all Shares relating to such Award which have vested shall be issued or transferred to the Participant.

11.	TERMS AND CONDITIONS OF UNRESTRICTED SHARE AWARDS

The Committee may, in its sole discretion, grant (or sell at such purchase price determined by the Committee) an Unrestricted Share Award to any Participant pursuant to which such Participant may receive Shares or TRG Units free of any restrictions (“Unrestricted Shares”) under the Plan. Unrestricted Share Awards may be granted or sold as described in the preceding sentence in respect of past services and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Participant.

12.	FORM OF PAYMENT FOR OPTIONS

12.1. General Rule.  Payment of the Option Price for the Shares or TRG Units purchased pursuant to the exercise of an Option shall be made in cash or in cash equivalents acceptable to the Company.

12.2. Surrender of Shares or TRG Units.  To the extent approved by the Committee in its sole discretion, payment of the Option Price for Shares or TRG Units purchased pursuant to the exercise of an Option may be made all or in part through the tender to the Company of Shares or TRG Units, which Shares, if acquired from the Company, shall have been held for at least six months at the time of tender and which shall be valued, for purposes of determining the extent to which the Option Price has been paid thereby, at their Fair Market Value on the date of exercise or surrender.

12.3. Cashless Exercise.  To the extent permitted by law and to the extent permitted by the Committee in its sole discretion, payment of the Option Price for Shares or TRG Units purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Committee) of an irrevocable direction to a registered securities broker acceptable to the Company to sell Shares and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes described in Section 18.3.

12.4. Other Forms of Payment.  To the extent permitted by the Committee in its sole discretion, payment of the Option Price for Shares or TRG Units purchased pursuant to exercise of an Option may be made in any other form that is consistent with applicable laws, regulations and rules.

13.	TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS

13.1. Dividend Equivalent Rights.  A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash distributions that would have been paid on the Shares or TRG Units specified in the

Dividend Equivalent Right (or other Award to which it relates) if such Shares or TRG Units had been issued to and held by the recipient. A Dividend Equivalent Right may be granted hereunder to any Participant, provided that any Award of Dividend Equivalent Rights that is a 409A Award and shall comply with the Code Section 409A requirements applicable to deferred compensation. Dividend Equivalent Rights may not be granted hereunder relating to Shares or TRG Units that are subject to Options or Share Appreciation Rights. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional Shares or TRG Units, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date that the distribution otherwise would have been paid. Dividend Equivalent Rights may be settled in cash or Shares or TRG Units or a combination thereof, in a single installment or installments, all determined in the sole discretion of the Committee. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, unless such settlement would cause an Award that is otherwise exempt from Code Section 409A to become subject to Code Section 409A (e.g., in the case of a Non-Qualified Option), such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award.

13.2. Termination of Service.  Except as may otherwise be provided by the Committee either in the Award Agreement or in a written agreement with the Participant after the Award Agreement is issued, a Participant’s rights in all Dividend Equivalent Rights shall automatically terminate upon the Participant’s termination of Service for any reason.

14.	TERMS AND CONDITIONS OF PERFORMANCE AWARDS

14.1. Performance Conditions.  The right of a Participant to exercise or receive a grant or settlement of any Performance Award, and the timing thereof, may be subject to such corporate or individual performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce the amounts payable under any Award subject to performance conditions, except as limited under Sections 14.2 hereof in the case of a Performance Award intended to qualify under Code Section 162(m).

14.2. Performance Awards Granted to Designated Covered Employees.  If and to the extent that the Committee determines that a Performance Award to be granted to a Participant who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 14.2.

14.2.1. Performance Goals Generally.  The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 14.2. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

14.2.2. Business Criteria.  One or more of the following business criteria for TCO, on a consolidated basis, and/or specified Subsidiaries or business units of TCO or the Company (except with respect to the total shareholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance Awards: (1) total shareholder return (share price appreciation plus dividends), (2) net income, (3) earnings per share, (4) funds from operations, (5) funds from operations per share, (6) return on equity, (7) return on assets, (8) return on invested capital,

(9) increase in the market price of Shares or other securities, (10) revenues, (11) net operating income, (12) comparable center net operating income, (13) operating margin (operating income divided by revenues), (14) earnings before interest, taxes, depreciation and amortization (EBITDA) or adjusted EBITDA, (15) the performance of the Company in any one or more of the items mentioned in clauses (1) through (14) in comparison to the average performance of the companies used in a self-constructed peer group for measuring performance under an Award, or (16) the performance of the Company in any one or more of the items mentioned in clauses (1) through (14) in comparison to a budget or target for measuring performance under an Award. Business criteria may be measured on an absolute basis or on a relative basis (i.e., performance relative to peer companies) and on a GAAP or non-GAAP basis.

14.2.3. Timing For Establishing Performance Goals.  Performance goals shall be established, in writing, not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required for “performance-based compensation” under Code Section 162(m).

14.2.4. Settlement of Performance Awards; Other Terms.  Settlement of such Performance Awards shall be in Shares, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards. The Committee shall specify in the Award Agreement the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of Service by the Participant prior to the end of a performance period or settlement of Performance Awards.

14.3. Written Determinations.  All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards and as to the achievement of performance goals relating to Performance Awards shall be made in writing in the case of any Award intended to qualify under Code Section 162(m). To the extent required to comply with Code Section 162(m), the Committee may delegate any responsibility relating to such Performance Awards.

14.4. Status of Section 14.2 Awards Under Code Section 162(m).  It is the intent of the Company that Performance Awards under Section 14.2 hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations thereunder shall, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Section 14.2, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan or any agreement relating to such Performance Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

15. PARACHUTE LIMITATIONS.  Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Participant with the Company, TCO, TRG, or a Subsidiary or affiliate of any of them, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Participant (including groups or classes of Participants or beneficiaries of which the Participant is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Participant (a “Benefit Arrangement”), if the Participant is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Option, Restricted Shares, Restricted Share Units, Restricted TRG Units or Restricted TRG Unit Units held by that Participant and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Participant under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Participant under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Participant from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Participant without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Participant under any Other Agreement or any Benefit Arrangement would cause the Participant to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Participant as described in clause (ii) of the preceding sentence, then the Participant shall have the right, in the Participant’s sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Participant under this Plan be deemed to be a Parachute Payment, provided that any such payment or benefit that is excluded from the coverage of Code Section 409A shall be reduced or eliminated prior to the reduction or elimination of any benefit that is related to a 409A Award.

16.	REQUIREMENTS OF LAW

16.1. General.  The Company shall not be required to sell, deliver or cause to be issued any Shares or TRG Units under any Award if the sale or issuance of such Shares or TRG Units would constitute a violation by the Participant, any other individual exercising an Option, or the Company, TCO or TRG of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any Shares or TRG Units subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no Shares or TRG Units may be issued or sold to the Participant or any other individual exercising an Option pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, TCO or TRG, and any delay caused thereby shall in no way affect the date of termination of the Award. Any determination in this connection by the Company, TCO or TRG shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, cause to be registered any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of Shares or TRG Units pursuant to the Plan to comply with any law or regulation of any governmental authority.

16.2. Rule 16b-3.  During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards pursuant to the Plan and the exercise of Options granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Committee does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Committee and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

17.	EFFECT OF CHANGES IN CAPITALIZATION

17.1. Changes in Shares or TRG Units.  If the number of outstanding Shares or TRG Units is increased or decreased or the Shares or TRG Units are changed into or exchanged for a different number or kind of shares or other securities of TCO or TRG on account of any recapitalization, reclassification, share split, reverse split, combination of shares, exchange of shares, share dividend or other distribution payable in capital stock or interests in TRG, or other increase or decrease in such Shares or TRG Units effected without receipt of consideration by TCO or TRG, as the case may be, occurring after the Effective Date, the number and kinds of Shares or TRG Units for which grants of Options and other Awards may be made under the Plan shall be adjusted proportionately and accordingly by the Company. In addition, the number and kind of Shares of TRG Units for which Awards are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Participant immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Exercise

Price payable with respect to Shares or TRG Units that are subject to the unexercised portion of an outstanding Option or SAR, as applicable, but shall include a corresponding proportionate adjustment in the Option Price or SAR Exercise Price per Share or TRG Unit. The conversion of any convertible securities of TCO shall not be treated as an increase in Shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to TCO’s shareholders of securities of any other entity or other assets (including an extraordinary cash dividend but excluding a non-extraordinary dividend payable in cash or in share of TCO) without receipt of consideration by TCO, the Company may, in such manner as the Company deems appropriate, adjust (i) the number and kind of Shares or TRG Units subject to outstanding Awards and/or (ii) the exercise price of outstanding Options and Share Appreciation Rights to reflect such distribution.

17.2. Reorganization in which TCO is the Surviving Entity.  Subject to Section 17.3 hereof, if TCO shall be the surviving entity in any reorganization, merger, or consolidation of TCO with one or more other entities which does not constitute a Corporate Transaction, any Option or SAR theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of Shares or TRG Units subject to such Option or SAR would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option Price or SAR Exercise Price per share so that the aggregate Option Price or SAR Exercise Price thereafter shall be the same as the aggregate Option Price or SAR Exercise Price of the Shares or TRG Units remaining subject to the Option or SAR immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement, any restrictions applicable to such Award shall apply as well to any replacement securities received by the Participant as a result of the reorganization, merger or consolidation. In the event of a transaction described in this Section 17.2, Restricted Share Units shall be adjusted so as to apply to the securities that a holder of the number of Shares subject to the Restricted Share Units would have been entitled to receive immediately following such transaction.

17.3. Corporate Transaction.  Subject to the exceptions set forth in the last sentence of this Section 17.3, the last sentence of Section 17.4 and the requirements of Section 409A of the Code:

(i) upon the occurrence of a Corporate Transaction, all outstanding Options, Restricted Shares and Restricted TRG Units shall be deemed to have vested, and all Restricted Share Units and Restricted TRG Unit Units shall be deemed to have vested and the Shares or TRG Units subject thereto shall be delivered, immediately prior to the occurrence of such Corporate Transaction, and

(ii) either of the following two actions shall be taken:

(A) fifteen days prior to the scheduled consummation of a Corporate Transaction, all Options and SARs outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen days, or

(B) the Committee may elect, in its sole discretion, to cancel any outstanding Awards of Options, Restricted Shares, Restricted Share Units, Restricted TRG Units, Restricted TRG Unit Units, and/or SARs and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Committee acting in good faith), in the case of Restricted Shares, Restricted Share Units, Restricted TRG Units or Restricted TRG Unit Units, equal to the formula or fixed price per Share paid to holders of Shares and, in the case of Options or SARs, equal to the product of the number of Shares or TRG Units subject to the Option or SAR (the “Award Shares”) multiplied by the amount, if any, by which (I) the formula or fixed price per Share paid to holders of Shares pursuant to such transaction exceeds (II) the Option Price or SAR Exercise Price applicable to such Award Shares.

With respect to the Company’s establishment of an exercise window, (i) any exercise of an Option or SAR during such fifteen-day period shall be conditioned upon the consummation of the event and shall be effective only immediately before the consummation of the event, and (ii) upon consummation of any Corporate Transaction, the Plan and all outstanding but unexercised Options and SARs shall terminate. The Committee shall send written notice of an event that will result in such a termination to all individuals who hold Options and SARs not later than the time at which the Company gives notice thereof to its shareholders. This Section 17.3 shall not apply to any Corporate Transaction to the extent that provision is made in writing in connection with such Corporate Transaction for the assumption or continuation of the Options, SARs, Restricted Shares, Restricted Share Units, Restricted TRG Units and Restricted TRG Unit Units theretofore granted, or for the substitution for such Options, SARs, Restricted Shares, Restricted Share Units, Restricted TRG Units and Restricted TRG Unit Units of new options, SARs, restricted shares, restricted shares units, and restricted units relating to the shares of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares or partnership units (disregarding any consideration that is not common shares or partnership units) and option and share appreciation right exercise prices, in which event the Plan, Options, SARs, Restricted Shares, Restricted Share Units, Restricted TRG Units and Restricted TRG Unit Units theretofore granted shall continue in the manner and under the terms so provided. Appropriate adjustments shall be made taking into account Treas. Reg. Section 1.409A-1(b)(5)(v)(D) regarding substitutions and assumptions of stock rights by reason of a corporate transaction.

17.4. Adjustments.  Adjustments under this Section 17 related to Shares or other securities of the Company, TCO and TRG shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. No fractional Shares, TRG Units or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding to the nearest whole Share or TRG Unit. The Committee shall determine the effect of a Corporate Transaction upon Awards other than Options, SARs, Restricted Shares, Restricted Share Units, Restricted TRG Units and Restricted TRG Unit Units, and such effect shall be set forth in the appropriate Award Agreement. The Committee may provide in the Award Agreements at the Grant Date, or any time thereafter with the consent of the Participant, for different provisions to apply to an Award in place of those described in Sections 17.1, 17.2 and 17.3.

17.5. No Limitations on Company.  The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

18.	GENERAL PROVISIONS

18.1. Disclaimer of Rights.  No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Award granted under the Plan shall be affected by any change of duties or position of the Participant, so long as such Participant continues to be a Director, officer, consultant or employee of the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party or otherwise hold any amounts in trust or escrow for payment to any Participant or beneficiary under the terms of the Plan.

18.2. Nonexclusivity of the Plan.  Neither the adoption of the Plan nor the submission of the Plan to TCO’s shareholders for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of options otherwise than under the Plan.

18.3. Withholding Taxes.  The Company, TCO, TRG, or a Subsidiary or Affiliate of any of them, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Participant any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any Shares or TRG Units upon the exercise of an Option or pursuant to an Award. At the time of such vesting, lapse, or exercise, the Participant shall pay to the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them, as the case may be, any amount that the Company, TCO,

TRG, or a Subsidiary or Affiliate of any of them may reasonably determine to be necessary to satisfy such withholding obligation. The Company may elect to, or may cause TCO, TRG, or a Subsidiary or Affiliate of any of them, to withhold Shares or TRG Units otherwise issuable to the Participant in satisfaction of a Participant’s withholding obligations. Subject to the prior approval of the Company, which may be withheld by the Company in its sole discretion, the Participant may elect to satisfy such obligations, in whole or in part, by delivering to the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them Shares or TRG Units already owned by the Participant, which Shares, if acquired from the Company, shall have been held for at least six months at the time of tender. Any Shares or TRG Units so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the Shares or TRG Units used to satisfy such withholding obligation shall be determined by the Company as of the date that the amount of tax to be withheld is to be determined. A Participant who has made an election pursuant to this Section 18.3 to deliver Shares may satisfy his/her withholding obligation only with Shares that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

18.4. Captions.  The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

18.5. Other Provisions.  Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

18.6. Number and Gender.  With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

18.7. Severability.  If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

18.8. Governing Law.  The validity and construction of this Plan and the instruments evidencing the Awards hereunder shall be governed by the laws of the State of Michigan, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

18.9. Section 409A of the Code.  The Board intends to comply with Code Section 409A, or an exclusion from Code Section 409A coverage, with regard to Awards hereunder and all provisions herein shall be interpreted accordingly.

* * *

As adopted and approved by the Board as of March 3, 2010, subject to approval of the Plan by the shareholders of TCO as set forth in this Plan.

TAUBMAN CENTERS, INC. 200 EAST LONG LAKE RD. SUITE 300 BLOOMFIELD HILLS, MI 48304-2324
VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 18, 2010 for shareholders in The Taubman Company’s 401(k) Plan and up until 11:59 P.M. Eastern Time on May 20, 2010 for registered shareholders. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by Taubman Centers, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 18, 2010 for shareholders in The Taubman Company’s 401(k) Plan and up until 11:59 P.M. Eastern Time on May 20, 2010 for registered shareholders. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:			☐	☐	☐

1.	Election of Directors
Nominees

01	Jerome A. Chazen	02 Craig M. Hatkoff	03 Ronald W. Tysoe

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

2	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for 2010.	☐	☐	☐

3	Approval of the amendment to the 2008 Omnibus Long-Term Incentive Plan.	☐	☐	☐

NOTE: Election of Nominees above is for a three-year term.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS - MAY 21, 2010
The undersigned appoints each of Robert S. Taubman and Lisa A. Payne, with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Taubman Centers, Inc. on Friday, May 21, 2010, and at any adjournment or postponement, and to vote at such meeting the shares of Common Stock that the undersigned would be entitled to vote if personally present in accordance with the following instructions and to vote in their judgment upon all other matters that may properly come before the meeting and any adjournment or postponement. The undersigned revokes any proxy previously given to vote at such meeting.
EXCEPT AS SET FORTH BELOW FOR SHARES HELD IN THE TAUBMAN COMPANY AND RELATED ENTITIES EMPLOYEE RETIREMENT SAVINGS PLAN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN FAVOR OF ITEMS (1), (2) AND (3) IF THIS PROXY IS PROPERLY EXECUTED AND NO INSTRUCTION IS PROVIDED FOR SUCH ITEM(S).
This proxy also provides voting instructions for shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Taubman Stock Fund in The Taubman Company and Related Entities Employee Retirement Savings Plan (the 401(k) Plan). This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 P.M. Eastern Time on May 18, 2010, the 401(k) Plan’s Trustee will vote shares held in the plan in the same proportion as votes received from other participants in the 401(k) Plan.
Continued and to be signed on reverse side